As filed with the Securities and Exchange Commission on February 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Rush Street Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7999	84-3626708
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

(312) 915-2815

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory A. Carlin

Rush Street Interactive, Inc.

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

(312) 915-2815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Brian Wolfe

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Tel: (312) 862-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share(4)	18,175,000	$11.50(2)	$209,012,500(2)	$22,803.26
Class A common stock, par value $0.0001 per share(5)	172,425,000	$19.003)	$3,276,075,000(3)	$357,419.78
Warrants to purchase Class A common stock(6)	6,675,000	—(6)	—	—
Total			$3,485,087,500	$380,223.04

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Based upon the exercise price per share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon exercise of the Warrants (as defined below).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A Common Stock on January 29, 2021, as reported on the New York Stock Exchange (the “NYSE”), under the symbol “RSI.”

(4)

Consists of the following shares of Class A Common Stock that may be issued by us: (i) 11,500,000 shares of Class A common stock underlying the Public Warrants (as defined below), (ii) 6,600,000 shares of Class A Common Stock underlying the the Private Placement Warrants (as defined below) and (iii) 75,000 shares of Class A Common Stock underlying the Working Capital Warrants (as defined below).

(5)

Consists of the following shares of Class A Common Stock registered for resale by the Selling Holders (as defined below): (i) 6,600,000 shares of Class A Common Stock underlying the the Private Placement Warrants (as defined below); (ii) 75,000 shares of Class A Common Stock underlying the Working Capital Warrants, (iii) 160,000,000 shares of Class A Common Stock issuable upon upon conversion of the Retained RSI Units (as defined below) and (iv) 5,750,000 of Class A Common Stock issued upon the Class B Common Stock Conversion (as defined below) of the Founder Shares (as defined below).

(6)

Consists of (i) 6,600,000 Private Placement Warrants and (ii) 75,000 Working Capital Warrants. Pursuant to Rule 457(g), no separate registration fee is required for the Private Placement Warrants or Working Capital Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2021

PRELIMINARY PROSPECTUS

Rush Street Interactive, Inc.

Primary Offering of

18,175,000 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

Secondary Offering of

172,425,000 Shares of Class A Common Stock

6,675,000 Warrants to Purchase Class A Common Stock

This prospectus relates to: (1) the issuance by us of up to 18,175,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share, including the Public Warrants, Private Placement Warrants and Working Capital Warrants (each as defined below); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 172,425,000 shares of our Class A Common Stock and (ii) up to 6,675,000 of Private Placement Warrants and Working Capital Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock and Public Warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “RSI” and “RSI WS,” respectively. On January 29, 2021, the closing price of our Class A Common Stock was $18.17 per share and the closing price of our Warrants was $6.70 per share.

We are an “emerging growth company,” and “small reporting company” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 27 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 18,175,000 shares of Class A Common Stock upon exercise of the Public Warrants, Private Placement Warrants and Working Capital Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 172,425,000 shares of Class A Common Stock, up to 6,600,000 Private Placement Warrants and up to 75,000 Working Capital Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On December 29, 2020 (the “Business Combination Closing Date”), Rush Street Interactive, Inc. (formerly known as dMY Technology Group, Inc.) consummated its previously announced business combination pursuant to that certain Business Combination Agreement, dated as of July 27, 2020 (as amended, amended and restated , or otherwise modified from time to time, the “Business Combination Agreement”), among dMY (as defined below), Rush Street Interactive, LP (“RSI”), the Business Combination Sellers (as defined below), dMY Sponsor, LLC (the “Sponsor”), and Rush Street Interactive GP, LLC, in its capacity as the Business Combination Sellers’ Representative (the transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”). As contemplated by the Business Combination Agreement, on the Business

Combination Closing Date, dMY Technology Group, Inc. changed its name to Rush Street Interactive, Inc. and RSI became an indirect subsidiary of Rush Street Interactive, Inc.

Unless the context indicates otherwise, references to “the Company,” “we,” “us” and “our” refer to Rush Street Interactive Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination.

INDUSTRY AND MARKET DATA

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which the Company operates is taken from publicly available sources, including third-party sources, or reflects the Company’s estimates that are principally based on information from publicly available sources.

TRADEMARKS

We own or license numerous domestic and foreign trademarks and other proprietary rights that are important to our businesses, such as “Rush Street,” “BetRivers,” “21+3”, “Lucky Lady” and “Lucky,” which are protected under applicable intellectual property laws and are the property of the Company or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

CERTAIN DEFINED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“Board” means the members of the board of directors of the post-combination company.

“Business Combination” means the acquisitions and transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 27, 2020, by and among dMY, RSI, the Business Combination Sellers, the Sponsor and the Business Combination Sellers’ Representative, as amended and restated by the parties on October 9, 2020 and further amended on December 4, 2020.

“Business Combination Closing” means the closing of the Business Combination.

“Business Combination Closing Date” means December 29, 2020.

“Business Combination Seller” means each of Rush Street Interactive GP, LLC, Greg and Marcy Carlin Family Trust, Gregory Carlin, Rush Street Investors, LLC, Neil Bluhm, NGB 2013 Dynasty Trust, Einar Roosileht, Richard Schwartz and Mattias Stetz.

“Business Combination Sellers’ Representative” means Rush Street Interactive GP, LLC, in its capacity as the Business Combination Sellers’ representative.

“Charter” means the second amended and restated certificate of incorporation of the Company.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.

“Class B Common Stock Conversion” means the automatic conversion at the Business Combination Closing of all then-outstanding shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis.

“Class V Voting Stock” means the Class V Voting Stock of the Company, par value $0.0001 per share.

“Company” refers (i) before the Business Combination, to dMY and (ii) immediately following the Business Combination, to Rush Street Interactive, Inc., as the context requires.

“Controlling Holders” means Neil G. Bluhm and Gregory A. Carlin and their respective trusts.

“DGCL” means the General Corporation Law of the State of Delaware.

“dMY” means, before the Business Combination, dMY Technology Group, Inc.

“Equity Incentive Plan” means the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, which became effective on the Business Combination Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rights” means the right of the Business Combination Sellers to exchange Retained RSI Units for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner

v

of RSI, depending on, among other things, the availability of cash at RSI after first considering the cash necessary at RSI to fund RSI’s outstanding and anticipated operating expenses, debt service costs and declared dividends (in each case, if any), license fees and expenses, tax obligations and capital for existing and continued growth in new jurisdictions, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the RSI A&R LPA.

“Founder Holders” means the independent directors of dMY (consisting of Darla Anderson, Francesca Luthi and Charles E. Wert) together with the Sponsor.

“Founder Shares” means the shares of Class B Common Stock purchased by the Sponsor and the following independent directors of the Company: Darla Anderson, Francesca Luthi and Charles E. Wert.

“GAAP” means generally accepted accounting principles of the United States.

“Initial Stockholders” means the Sponsor, Darla Anderson, Francesca Luthi and Charles E. Wert.

“Investor Rights Agreement” means the agreement, dated as of the Business Combination Closing Date, pursuant to which, among other things, the Sponsor has the right to nominate two directors to the Board and the Business Combination Sellers have the right (i) to nominate the remaining directors of the Board, and (ii) to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions.

“Issued RSI Units” means 32,292,517 RSI Units that were issued to the Special Limited Partner pursuant to the Business Combination Agreement.

“IPO” means the Company’s initial public offering of units consummated on February 25, 2020.

“NYSE” means the New York Stock Exchange.

“PIPE” means the private placement that closed immediately prior to the Business Combination Closing, pursuant to which dMY issued and sold to the subscribers in that private placement an aggregate of 16,043,002 shares of Class A Common Stock at $10.00 per share, for an aggregate purchase price of $160,430,020.

“PIPE Shares” means the 16,043,002 shares of dMY’s Class A Common Stock previously sold by the subscribers in the PIPE.

“PIPE Subscription Agreements” means collectively, (i) a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC (“Fidelity Subscription Agreement”) and (ii) the subscription agreements (the “Other Subscription Agreements”) by and among the Company, the Business Combination Sellers’ Representative and certain other subscribers, pursuant to which such investors purchased, together with the subscribers to the Fidelity Subscription Agreement, in connection with the Business Combination Closing, an aggregate of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020.

“Plan” means the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan.

“Private Placement” means the private placement by dMY of 6,600,000 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO.

“Private Placement Warrants” means dMY’s 6,600,000 warrants sold to the Sponsor simultaneously with the closing of the IPO in a Private Placement at a price of $1.00 per warrant. Each Private Placement Warrant is exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share.

“public shares” means the shares of Class A Common Stock included in the units sold by dMY in its IPO.

“Public Warrant Holder” means a holder of Public Warrants.

“Public Warrants” means the warrants sold by dMY in the IPO (whether they were purchased in the IPO or thereafter in the open market). Each Public Warrant is exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share.

“Purchased RSI Units” means the 12,500,000 RSI Units sold by the Business Combination Sellers to the Special Limited Partner in connection with the Business Combination.

“Purchased RSI Units Cash Consideration” means an amount equal to $125,000,000.

“Retained RSI Units” means the 160,000,000 RSI Units that were retained by the Business Combination Sellers pursuant to the Business Combination Agreement.

“RSI” refers to Rush Street Interactive, L.P., a Delaware limited partnership.

“RSI A&R LPA” means the Amended and Restated Agreement of Limited Partnership of RSI.

“RSI GP” means RSI GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

“RSI Units” means the equity interests of RSI, following the transactions contemplated by the Business Combination.

“RSG” means Rush Street Gaming, LLC, a current affiliate of RSI.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Limited Partner” is a wholly-owned subsidiary of the Company that was formed in connection with the Business Combination.

“Sponsor” means the Company’s sponsor, dMY Sponsor, LLC.

“Working Capital Warrants” means the warrants issued by the Company to the Sponsor upon the Business Combination Closing in connection with the conversion of certain outstanding loans.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this prospectus in relation to our business has been provided by us and our management team, and forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the benefits of the Business Combination;

•	the future financial performance of the Company; and

•	expansion plans and opportunities.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to maintain the listing of our Class A Common Stock and Warrants on the NYSE;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

•	our public securities’ potential liquidity and trading;

•	the lack of a market for our securities;

•

competition in the retail and online sports wagering and online gaming industry is intense and, as a result, we may fail to attract and retain users, which may negatively impact our operations and growth prospects;

•

economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending and sports leagues shortening, delaying or cancelling their seasons due to COVID-19, could adversely affect our business, financial condition, results of operations and prospects;

•	our projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties;

•	our growth prospects may suffer if we are unable to develop successful offerings, if we fail to pursue additional offerings or if we loses any of our key executives or other key employees;

•	we may be subject to litigation in the operation of our business and our insurance may not provide adequate levels of coverage against any claims;

•

the requirements of being a public company, including compliance with the Securities and Exchange Commission’s (the “SEC”) requirements regarding internal controls over financial reporting, may strain our resources and divert management’s attention, and increases in legal, accounting and compliance expenses that result from our recent Business Combination may be greater than we anticipate;

•

we are dependent on RSG and certain of its affiliates to provide us with certain services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that our services agreement with RSG terminates;

•

our business is subject to a variety of United States and foreign laws (including Colombia, where we have business operations), many of which are unsettled and still developing, and our growth prospects depend on the legal status of real-money gaming in various jurisdictions;

•

failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms and distributors to stop providing services to us;

•

we rely on information technology and other systems and platforms (including reliance on third-party providers to validate the identity and identify the location of our users and to process deposits and withdrawals made by our users), and any breach or disruption of such information technology could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen;

•

we license certain trademarks and domain names to RSG and its affiliates, and RSG’s and its affiliates’ use of such trademarks and domain names, or failure to protect or enforce our intellectual property rights, could harm our business, financial condition, results of operations and prospects;

•	we rely on licenses and service agreements to use the intellectual property rights of third parties which are incorporated into or used in our products and services;

•

we may invest in or acquire other businesses, or may invest or spend the proceeds of our recent Business Combination in ways with which our investors may not agree or which may not yield a return, and our business may suffer if it we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions; and

•	other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI,” and the financial statements included elsewhere in this prospectus.

Overview

We are a leading online gaming company focused primarily on online casino and online sports betting in the U.S. and Latin American markets. We provide customers an array of offerings such as real-money online casino wagering, online and retail sports wagering, and social gaming. We launched our first social gaming website in 2015 and began accepting real-money wagers in the United States in 2016. We currently operate real-money online casino and online sports wagering in Michigan, New Jersey and Pennsylvania; currently operate online sports wagering in Colorado, Illinois, Iowa, Indiana and Virginia; and currently provide retail sports wagering services in Illinois, Indiana, Michigan, New York and Pennsylvania. In addition, in 2018, we became the first United States online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino wagering and sports wagering nationally. We have a market access agreement in Virginia, which has legalized online sports wagering and where we plan to launch online gaming when Virginia authorizes it. We also have a market access agreement in New York to launch online sports and online casino wagering when New York authorizes those activities.

We were founded by experienced gaming operators Neil Bluhm, Greg Carlin and Richard Schwartz, whose mission was to offer real-money online gaming products in legal and regulated markets with a particular focus on the emerging United States opportunity. In 2014, we acquired the source code that served as the starting point for our proprietary technology and has continued to develop it since then with a talented in-house product development team. Our management’s focus has always been on developing the most player-friendly online casino wagering experience in the industry. Our proprietary online gaming platform is the foundation of our digital business and reflects a suite of technologies that together provide a leading management, administrative, reporting, and regulatory compliance end-to-end solution that powers our operations. The platform incorporates multiple sophisticated technologies and provides a central back office function to manage player accounts, payments, risk, bonusing and loyalty programs, while ensuring that we can deliver a seamless experience for both players and gaming operators, as well as a wide range of proprietary player bonusing and loyalty features. This technology platform is flexible and supports both real-money online wagering and social gaming on a single code base. We began offering online casino wagering utilizing this technology in the United States in September 2016. Following, the lifting of the federal restrictions on sports wagering in May 2018 as a result of the United States Supreme Court’s repeal of the Profession and Amateur Sports Protection Act of 1992 (“PASPA”), we began offering online sports wagering utilizing the same proprietary online gaming platform with the same emphasis on player-friendly features.

Prior to the Business Combination, our founders had invested approximately $50 million into the company. This capital was primarily used to fund the development of the proprietary online gaming platform and products, recruit and grow an experienced team, and expand into new geographic and product markets. Our management has focused on being financially disciplined.

Powering our product offerings is our proprietary online gaming platform that allows us to prioritize speed to market for new gaming offerings while providing an engaging and unique user experience for its players. Since 2016, we have leveraged our platform to expand our real-money operations and launch in the markets listed below. Additionally, we were the first company to launch online or retail sports wagering in several of these markets, which we believe has allowed us to acquire customers at a lower cost than we could have if launching in a more mature market.

Our real-money wagering products are offered under the BetRivers & PlaySugarhouse (United States) and RushBet.co (Colombia) brands. Our social gaming products are marketed in association with each brick-and-mortar casino partner brand for business-to-business (“B2B2C”), and under the RushGames (and soon BetRivers) brands for business-to-consumer (“B2C”). The choice of branding is market-specific and partner-specific and based on brand awareness, market research, and marketing efficiency.

Our Operating Model

We leverage our proprietary online gaming platform to enter new markets. Our operating model focuses on being nimble, innovative, and “first to market” in markets where online wagering has been newly legalized. Often in advance of markets legalizing online gaming, we build relationships with brick-and-mortar casino operators and other potential partners who are looking for online gaming and sports wagering partners.

We leverage our relationships with brick-and-mortar casino operators to find stable, reliable and quality partners for online gaming collaboration. Upon securing an access partner in a local market (if required or desirable) and before we launch operations in that market, we customize our proprietary online gaming platform to the regulations of the jurisdiction. Upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage the database of casino partners when applicable. In addition, we also refine our product offering and marketing strategies over time based on data gleaned from each market.

We offer a loyalty program that rewards consumers in exciting, fair and transparent ways. We are dedicated to reciprocating player loyalty by ensuring there are exciting benefits at each of the ten player loyalty levels we currently offer. Based on player research, we addressed player concerns about lack of transparency when it comes to awarding, redeeming, and tracking bonuses. We enable players to easily track their loyalty and bonus progressions and give players 100% control over when and how to redeem rewards. Players have the option to ‘bank’ awarded bonuses in our proprietary ‘bonus bank’, which they can draw from whenever they wish under our industry-leading 1x wager requirement. Every player accumulates bonus store points on every real-money wager made, regardless of loyalty level. These points unlock bonuses and are used to play our fun proprietary bonus games (free scratch cards, wheel spins, and bingo games) with prizes that guarantee bonus money.

Although we have been a first-mover in many markets, we have demonstrated success even when not being first to enter a market. We entered the New Jersey online casino wagering market approximately three years after the market launched. Less than three years after beginning operations in New Jersey, we grew to operating the #4 brand in online casino wagering revenue in New Jersey, out of 19 total in the market, according to Eilers & Krejcik Gaming’s (“EKG”)’s United States Online Casino Tracker for April 2019.

Our success in New Jersey is also noteworthy because we compete with many other companies who have land-based casinos in the state. Neither we nor Rush Street Gaming, an affiliated land-based casino operator, operate a land-based casino in New Jersey. We believe our performance in New Jersey shows that we can be successful entering competitive markets without the benefit of a land-based casino presence.

Our operating model has also enabled us to become the #1 online casino wagering operator in terms of revenue in Pennsylvania as of December 31, 2020, the largest state by population in the United States where online casino wagering is currently authorized. According to the Pennsylvania Gaming Control Board, we generated 71.8% more taxable online slot machine and table games wagering revenue than the #2 operator during 2020.

We have been the #1 operator of online slot machines and table games in terms of taxable revenue in every quarter since we launched in Pennsylvania. We believe that our performance in Pennsylvania is particularly notable as we have yet to launch online gaming via an Apple iOS App in Pennsylvania. According to the Pennsylvania Gaming Control Board, in Q4 2020, our Pennsylvania taxable slot machine and table games revenue market share was 28.6%, compared to 29.9% in Q1 2020, 34.1% in Q2 2020, and 30.6% in Q3 2020. This Q4 2020 market share includes competition from both FanDuel and DraftKings, which launched online slot machine and table games wagering in Pennsylvania in January 2020 and May 2020, respectively.

Our market share in the sub-category of online slot machines in Pennsylvania is even more pronounced. According to the Pennsylvania Gaming Control Board, in Q4 2020, despite added competition, our online slot machine taxable revenue market share was 34.8%, compared to 35.4% in Q1 2020, 38.4% in Q2 2020 and 36.6% in Q3 2020. In Q4 2020, we generated 170.3% more online slot machine taxable revenue than the #2 operator in Pennsylvania as measured by the Pennsylvania Gaming Control Board.

To further illustrate our strong performance in online slot machine revenue in Pennsylvania, we were able to achieve our #1 share of online slot machine taxable revenue during Q4 2020 while at the same time issuing fewer promotional credits than the competition. According to data from the Pennsylvania Gaming Control Board, our promotional credits as a percentage of slot machine revenue (before deducting promotional credits) was 21.3% in Q4 2020. The rest of the Pennsylvania online casinos’ promotional credits as a percentage of slot machine revenue (before deducting promotional credits) was 38.6% in Q4 2020. We believe this data point is a testament to the quality of our proprietary online gaming platform, player-friendly features, and customer service, that we can have #1 market share while offering significantly less promotional credits as a percentage of revenue than the competition.

Unlike sports wagering, which predominately appeals to males, casino wagering appeals roughly equally to both males and females. In Q3 2020, approximately 90% of our monthly unique online sports wagering-only players were male. For Q3 2020, approximately 55% of our monthly unique online casino wagering-only players were female.

It has been our experience that among casino customers, female customers are more likely to play slot machines, while male customers are more likely to play table games. We believe that we are able to achieve a strong market share in casino revenue, in general, and an even stronger market share in slot machine revenue, in particular, given that our brands, products and marketing strategies appeal to both male and female casino customers. Further, we believe that we are well positioned to continue to appeal to female slot machine customers over the long run.

In Q4 2020, Pennsylvania marketwide slot machine taxable revenue accounted for the majority of combined online slot machine and table games taxable revenue in Pennsylvania.

Q4 2020 Pennsylvania Marketwide Taxable Revenue Split (Online Slot Machines vs. Table Games)

Source: Company management estimates; Pennsylvania Gaming Control Board

We believe that we are well positioned to be a slot machine market leader when additional markets launch. We have derived a higher percentage of our net revenues from slot machines than the market as a whole and expect this trend to continue as new states launch online.

RSI Q4 2020 Pennsylvania Taxable Revenue Split (Online Slot Machines vs. Table Games)

Source: Company management estimates; Pennsylvania Gaming Control Board

In the long run, we believe that slot machines will be a larger contributor to online casino wagering revenue than table games, just as slot machines have been a larger contributor than table games to land-based casino revenue. As an example, in Q4 2020, Pennsylvania land-based casino slot machines generated $326 million of revenue, about 2.5 times more than the $133 million of land-based casino revenue generated by table games according to data from the Pennsylvania Gaming Control Board.

We believe our online casino wagering customers are also older on average than those of our competitors. We believe that on average, customers who are 40 – 70 years of age generally have more disposable income, which they can spend on entertainment such as online gaming, than younger customers. Through Q4 2020, our online casino wagering-only customers in New Jersey and Pennsylvania averaged 43.3 years of age.

In addition to online casino wagering, we have generated more than our fair share of online sports wagering taxable revenues since launching in Pennsylvania in 2019. We have ranked in the top 3 in online sports wagering taxable revenue in all but three months. In Q4 2020, we have generated a 7.9% share of the online sports wagering taxable revenue in Pennsylvania according to data from the Pennsylvania Gaming Control Board.

We have experienced significant success with retail sports wagering as casinos using our retail sports wagering services generated the most sports wagering revenue of any casino in each of New York and Pennsylvania in the twelve months ending September 2020 (per the New York State Gaming Commission and Pennsylvania Gaming Control Board, respectively).

Outside of the United States, we have experienced strong growth in our Colombia business. We entered the Colombia market in 2018 and gained valuable operational experience with respect to online sports wagering. When PASPA was struck down in the United States, we were able to leverage the operational experience gained in Colombia and quickly apply that knowledge to the United States market. Our business in Colombia has grown strongly since we entered the market. While 2020, especially the second quarter, was impacted by the lack of live sporting events, online casino revenue has risen almost enough to make up for the loss in online sports wagering revenue.

Lastly, with minimal marketing spend to acquire users, our social gaming business has grown significantly in the last two years.

While we have experienced strong market share and revenue growth as discussed above, we have also incurred significant increases in its cost of revenue and other operating costs and expenses to support this growth. Our comprehensive loss for the first nine months of 2019 as compared to the first nine months of 2020 increased from $7.17 million to $94.76 million.

Our People

We have built a team of industry professionals focused on technology and operations, with a highly experienced senior management team with significant experience in the online and retail gaming industries. Our culture focuses on valuing employees and enabling them to grow and take on roles that suit their strengths. We believe our culture combined with our growth and success has created very high rates of employee retention. As of February 1, 2021, we had approximately 249 employees and consultants.

Our Products and Economic Model

Our Revenue-Generating Product Offerings

B2C Operations. We currently have four main B2C product offerings — online casino wagering, online sports wagering, retail sports wagering and social gaming. In its B2C offerings, we offer products to users. In most markets, we pay a fee to third-party license holders to offer online casino wagering and online sports wagering. In the case of retail sports wagering, we make payments to the hosting property to have the right to conduct B2C operations. In the case of social games, we are able to conduct operations in jurisdictions without third-party licenses unless prohibited by law. B2C will be our primary business model on a go-forward basis in new jurisdictions.

B2B2C Operations. We currently have three main business-to-business-to-consumer (“B2B2C”) product offerings: online casino wagering, online sports wagering and social gaming. In our B2B2C offerings, we offer products to users on behalf of third-party land-based casinos in Pennsylvania and Illinois. This business model works the same way as B2C operations where we supply the platform and provide all of the necessary services for the operation (“managed services”). The only exception is that any operator license fees, hardware costs and expenses from the operations including marketing expenses are absorbed by partners after we receive a platform and managed services fee calculated as a percentage of the revenue less certain deductions.

In Pennsylvania and Illinois, the partner properties have paid upfront license fees required to operate sports wagering and online gaming in those states. In Pennsylvania, the partner casinos paid a total of $30 million in upfront license fees—$20 million for sports wagering and $10 million for online casino wagering. In the case of Pennsylvania, the gaming tax rates for online slot machines (54%) and online sports wagering (36%) are high. In Illinois, the partner casino paid a $10 million upfront license fee for sports wagering.

Outside of Pennsylvania and Illinois, we do not have any other agreements for B2B2C operations of real-money online gaming.

We also operate social gaming on behalf of third-party partner casinos whereby we split the revenue with the partner casino.

B2B Services. We offer business-to-business (“B2B”) services to third parties to enable them to operate retail sports wagering under their own brand. In the case of B2B operations, we provide services and is typically paid by partners based on a percentage of revenue. Current B2B customers for retail sports wagering include land-based casinos in Pennsylvania, New York, Illinois and Michigan.

Online Casino Wagering

Online casino wagering offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. There is volatility with online casino wagering, as with land-based casino wagering, but as the volume of wagers placed increases, the revenue retained from wagers placed becomes easier to predict. Our experience has been that online casino wagering is less volatile than online sports wagering.

Our online casino offering consists of a combination of licensed content from leading suppliers in the industry and a small number of games that we have developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on our platform (dependent on our overall gross gaming revenue for online casino wagering). In exchange, we receive a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as our multi-bet blackjack (with licensed side bets: 21+3, Lucky Lady, Lucky Lucky), and our single deck blackjack results in us making decreased revenue share payments as a percent of revenue.

Sports Wagering

Sports wagering, whether the wager is placed online or in a retail (i.e., land-based) environment, involves a user placing a wager on an event at some fixed odds (a “Proposition”) determined by us. In the event the user wins, we pay out the bet. We take some risk on the wager. Our revenue is generated by setting odds such that there is a built-in theoretical margin in each Proposition offered to our users. While different outcomes of the events may cause volatility in our revenue, we believe we can deliver a fairly stable wagering win margin over the long term.

Integrated into our online sports wagering platform is a third-party risk and trading platform currently provided by Kambi. In addition to traditional fixed-odds wagering, we offer other sports wagering products including in-game wagering and multi-sport parlay wagering. We have also incorporated live streaming of sporting events into our sports wagering offering.

Our online sports wagering business experiences seasonality based on the relative popularity of certain sports. Although exciting sporting events occur throughout the year, our online sports wagering users are most active during the American football season as well as during the basketball seasons (NBA and NCAA).

Social Gaming

Our social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation, increasing engagement and visitation to our brick-and-mortar casino partner properties, and generating revenues. The social gaming product is a marketing tool that keeps the brands present in mind and engaging with customers through another channel while providing the entertainment value the patrons seek. While the vast majority of our social gaming players enjoy engaging with the site without paying, there are a number of players that top-up their virtual coins through our social gaming cashier with a variety of packages for sale. The virtual currency can only be used within our social games sites and has no monetary value outside of the game. We pay a percentage of the social gaming revenue derived from the purchase of the virtual coins with content suppliers. In B2B2C partnerships, the net social revenue is split between the partner and us.

We also utilize our social gaming products to cross-sell to real-money wagering products in jurisdictions where real-money wagering is authorized.

Cost of Revenue

In addition to the casino content costs and costs that we pay to our sports wagering trading and risk provider, we have four main elements of cost of revenue: payment processing fees and chargebacks, product taxes, platform and content costs and revenue share/market access arrangements. We incur payment processing costs on user deposits and occasionally chargebacks. Our primary product taxes are state taxes, which are determined on a jurisdiction-by-jurisdiction basis and range from 6.75% to 54% of gross revenue minus applicable deductions. Excluding Pennsylvania, the tax rate for sports wagering ranges from 6.75% to 17% and the tax rate for online casino wagering ranges from 15% to 28% in the markets where we are currently operating. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses. In addition to state taxes in the United States, we pay a federal excise tax of 0.25% of United States sports wagering handle. Our platform and content fees are primarily driven by costs for use of casino content, costs for sports betting trading services and hosting, third-party vendors that provide certain elements of our platform technology (such as geolocation and know-your-customer). Finally, our revenue share fees are primarily driven by arrangements with land-based casinos in states where land-based casinos have the rights (including many times the exclusive rights) to online casino and sports wagering.

Advertising & Marketing

Our ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, we leverage marketing to acquire, convert and retain customers. We use a variety of paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers as well as earned media. Furthermore, we optimize our marketing spend using data collected since the beginning of our operations. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings.

Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where we operate or intend to operate. We believe that there is significant benefit to having a flexible approach to advertising spending as we can move our advertising spending around based on dynamic testing of what advertising methods and channels are working and what channels and methods are not working.

Distribution

We distribute our product offerings through various channels, including websites (traditional and mobile), direct application downloads and global direct-to-consumer digital platforms such as the Apple App Store.

B2C Market Access. We have developed proprietary technology, product offerings and partnerships to create a sustainable advantage in the sports wagering and online gaming industry. Strategic multi-year arrangements with casinos enable us to offer our products to users. We have entered into the following arrangements where legislation or regulations require it us enter the market through a relationship with a land-based casino:

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In September 2015, we entered into an agreement with Golden Nugget Casino in Atlantic City, which enabled us to operate online casino wagering and subsequently the agreement was amended to include online sports wagering in New Jersey. We subsequently terminated the portion of the agreement related to online sports wagering.

•	In October 2018, we entered into an agreement with Monmouth Racetrack in New Jersey, which enabled us to operate online sports wagering in New Jersey.

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In June 2019, we entered into an agreement with French Lick Casino & Resort in Indiana, which enabled us to operate online and retail sports wagering in Indiana and online casino wagering if authorized in Indiana.

•	In August 2019, we entered into an agreement with Wild Rose casino group in Iowa, which enabled us to operate online sports wagering in Iowa and online casino wagering if authorized in Iowa.

•	In January 2020, we entered into an agreement with J.P. McGill’s Hotel & Casino in Colorado, which enabled us to operate online sports wagering in Colorado.

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In March 2020, we entered into an agreement with The Little River Band of Ottawa Indians of Michigan, which enabled us to operate online and retail sports wagering and online casino wagering in Michigan.

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In October 2020, we entered into an agreement with Rivers Casino & Resort Schenectady (“Rivers Schenectady”) to enable us to offer online sports wagering and online casino wagering if either or both of those activities are authorized in New York.

•	In October 2020, we entered into an agreement with Rivers Casino Portsmouth to conduct online sports wagering in Virginia and online casino wagering if authorized in Virginia.

•	In December 2020, we entered into an agreement with Mountaineer Casino, Racetrack & Resort to conduct online casino wagering in West Virginia.

B2B2C and B2B Distribution. We have relationships with the following casino partners:

•	In November 2018, we entered into an agreement with SugarHouse Casino (since renamed Rivers Casino Philadelphia) to provide retail sports wagering services at SugarHouse Casino in Philadelphia.

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In November 2018, we entered into an agreement with Rivers Casino Pittsburgh to provide retail sports wagering services at Rivers Casino Pittsburgh. In May 2019, we entered into an agreement to conduct online sports wagering through SugarHouse Casino throughout Pennsylvania. In June 2019, we also entered into an agreement to conduct online sports wagering through Rivers Philadelphia throughout Pennsylvania.

•	In July 2019, we entered into an agreement with Rivers Casino & Resort Schenectady to provide retail sports wagering services at Rivers Casino & Resort Schenectady in New York.

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In March 2020, we entered into an agreement with Rivers Casino Des Plaines to provide retail sports wagering services at Rivers Casino Des Plaines in Illinois. We expect to enter into an agreement with Rivers Casino Des Plaines to provide Rivers Casino Des Plaines with software and services for its online sports wagering and online gaming sites in Illinois. We have begun providing the services for online sports wagering to Rivers Casino Des Plaines in anticipation of the agreement.

•	In March 2020, we entered into an agreement with The Little River Band of Ottawa Indians of Michigan to provide retail sports wagering services at their Little River casino.

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In May 2020, we entered into an agreement with Coushatta Casino Resort, a gaming enterprise owned and operated by the Coushatta Tribe of Louisiana to offer customer-branded free-to-play social casino services.

•	We entered into an agreement in October 2020 with Rivers Casino Portsmouth to provide retail sports wagering services at the yet-to-be-developed Rivers Portsmouth Casino in Virginia.

Company Development Team

Our development team is led by our Chief Information Officer, Einar Roosileht, and consists of team members with expertise in system architecture, client & server-side product engineering, database architecture, product engineering management, site/app design and development, project management, security, and technical support. The team constantly aims to innovate and differentiate our product offering.

Proprietary Online Gaming Platform Overview

Our proprietary online gaming platform has been developed and is operated by a seasoned online gaming executive team with global experience operating all product categories, with particular expertise in the two largest online/mobile product categories: casino and sports wagering. Our proprietary online gaming platform and technology stack give us the ability and flexibility to develop and provide a personalized and data driven player journey. We are able to develop and implement new features in real-time, which enhance the customer experience and increase customer retention. A key feature of the proprietary platform is the ability to customize the playing experience for each player. We achieve player customization by analyzing player history and transactions and offering customized promotions and real-time betting driven bonusing.

By owning its own proprietary online gaming platform, we have been able to improve the user experience and incorporate key aspects of its operational services into our product offering:

•	Payments & Risk Management

•	Regulatory Online Reporting & Accounting / iGaming Compliance

•	Website Management / Games Management / Live Tech Ops / Security

•	Online Affiliate Management & Tracking

•	Retention / CRM / Business Intelligence & Analytics

•	Customer Service

Our Industry and Opportunity

We currently operate within the online gaming industry. The global gaming industry includes a wide array of products from lotteries to bingo, slot machines, casino games and sports wagering, across land-based and online platforms. The industry has various operators and stakeholders across the private and public sectors, including traditional brick-and-mortar casinos, state-run lottery operators, Native American tribes, legacy online gaming operators, racetracks/racinos/video lottery terminals and gaming technology companies.

Recently, online gaming has seen outsized growth and increased penetration. Per EKG, regulated online gaming grew in Europe, the most mature online gaming market in the world, at an annual rate of 11% from 2018 to 2019.

The following trends are potential drivers of growth in this industry:

•	New jurisdictions in the United States and internationally authorizing and/or privatizing their online casino wagering and online sports wagering industries.

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Increased consumer adoption of digital activities including casino and sports wagering. While many other large United States industries (i.e. banks, retail stores, movies, etc.) digitalized over a decade ago, the United States gaming industry is just starting to do so now.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens have disposable income to spend on entertainment and gaming. For example, United Kingdom, Denmark, France, Spain, Italy, Ireland, Denmark, Poland, Sweden, and Switzerland have legalized and regulated online casino and online sports wagering. All of the aforementioned countries are classified in the “high income” income group according to the World Bank. We expect this trend to continue moving forward, most notably in the United States.

United States Gaming Industry

We see tremendous opportunity in the United States market. As United States jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, the UK Gambling Commission (“UKGC”) reported that approximately 39% of the U.K.’s gross gaming revenue comes from online wagering. To put that U.K. figure into context, Pennsylvania, which launched online casino and sports wagering in H1 2019, generated a combined $1.71 billion in taxable revenue from land-based casino and online casino and online sports wagering revenue in H2 2019 according to data from the Pennsylvania Gaming Control Board. Of this amount, only approximately 4.5% came from online casino and online sports wagering. Although the United States has a much more significant land-based casino industry than the U.K., the statistic shows the future opportunity for online gaming in the United States.

United States Online Casino Wagering

Currently, online casino wagering has been authorized in fewer states than sports wagering. Online casino wagering is authorized in only six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino wagering outside of physical casinos in Nevada). We believe there is great potential for revenue growth as new markets open in the United States online casino wagering industry. As an example, the mature land-based casino industry in the United States is substantial. The American Gaming Association estimated that United States land-based commercial and tribal casinos combined for $75.4 billion in revenue in 2018.

Online casino wagering was first launched in New Jersey in the latter half of 2013. The market got off to a slow start; however, revenue has risen steadily over the last several years. Online casino wagering also was not negatively impacted when online sports wagering was introduced in New Jersey in 2018. Online casino wagering revenue from slot machines and table games in New Jersey grew from $277.3 million in 2018 to $461.8 million in 2019 to $931.5 million in 2020 according to the New Jersey Division of Gaming Enforcement. Furthermore, land-based casino revenue in New Jersey grew from $2.51 billion in 2018 to $2.69 billion in 2019 according to the New Jersey Division of Gaming Enforcement, showing that land-based casino revenue can grow at the same time that online casino wagering revenue grows. However, it should be noted that the land-based casino revenue in New Jersey decreased to $1.51 billion in 2020, likely in large part due to stay-at-home orders and similar effects of the COVID-19 pandemic and related economic uncertainty. This fact may serve as a catalyst for lawmakers in other states with land-based casinos to consider authorizing online casino wagering.

We believe that more states have and will consider authorizing online casino wagering for the following reasons.

•	We believe that COVID-19 has reduced tax revenue in many states, increasing the need for new sources of tax revenue.

•	In states that have land-based casinos, COVID-19 caused temporary casino closures, which reduced tax revenue.

•	We believe that COVID-19 has caused increased general consumer adoption of digital activity including online gaming.

•	Online casino wagering generated more tax revenue compared to online sports wagering in New Jersey in 2019, meaning authorizing online sports wagering alone may not optimize tax revenue.

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Land-based casino revenue grew as online casino wagering grew in New Jersey from 2018 to 2019, demonstrating that land-based casino revenue can grow with online casino wagering revenue (although it did not grow in 2020 likely in large part due to the COVID-19 pandemic and related economic uncertainty).

•	We believe that the land-based casino industry, an important stakeholder in many states, generally has shown a wider acceptance of online casino wagering.

Both Pennsylvania and New Jersey were each experiencing online casino wagering taxable revenue growth prior to COVID-19; however, that growth accelerated in March 2020 into Q4 2020. The charts below highlight the growth of online slot and table games taxable revenue in New Jersey and Pennsylvania since Q4 2019:

Pennsylvania Online Slot and Table Taxable Revenue ($ in millions)

Source: Pennsylvania Gaming Control Board

New Jersey Online Slot and Table Gross Revenue ($ in millions)

Source: New Jersey Division of Gaming Enforcement

United States Sports Wagering

On May 14, 2018, the United States Supreme Court ruled that PASPA — a nationwide ban of sports wagering — was unconstitutional, thereby allowing states (beyond the few states that were grandfathered into the PASPA law by virtue of authorizing sports wagering prior to PASPA) to enact their own sports wagering laws. In the two years since the United States Supreme Court’s decision, 22 states and the District of Columbia have legalized sports wagering. Of those 23 jurisdictions, 15 states have authorized statewide online sports wagering while eight remain retail-only at casinos or retail locations.

According to data compiled by EKG, the United States generated approximately $492 million in online sports wagering revenue in 2019. While the overall industry is still nascent, growth has been strong. For example, December 2019 online sports wagering revenue in New Jersey, the first state to regulate sports wagering after PASPA was struck down, grew 41% year-over-year including 74% growth in online sports wagering revenue according to data compiled from the New Jersey Division of Gaming Enforcement.

According to data compiled by EKG, the United States generated $268.6 million in legal wagers on Super Bowl LIV held in February 2020. Of that amount, only 47% came from outside of Nevada, showing the opportunity for future growth for online sports wagering in the United States.

United States Sports Wagering Market Landscape

Source: EKG United States Sports Betting Policy Monitor – Released January 21, 2021

We believe the United States sports wagering market still has significant opportunity for growth. Only approximately 35% of the United States currently has access to online sports wagering, per EKG. This fact is significant when one considers that according to the New Jersey Division of Gaming Enforcement, more than 80% of New Jersey sports wagering revenue in February 2020, the last month not impacted by COVID-19, came via online wagering. We note that states such as California, Florida, New York and Texas still have not legalized online sports wagering. We believe the sports wagering industry will grow significantly over the next five years as more states authorize sports wagering and as current operating markets mature.

Share of Total Monthly Sports Wagering Handle (September 2020)

Source: EKG United States Sports Betting Market Monitor – Released November 2020

New Jersey and Pennsylvania, two states that offer online sports wagering, accounted for approximately 42% of all sports wagering handle across the United States in November 2020 according to EKG. Online sports wagering handle outperforms retail handle; however, some states have only legalized retail sports wagering (e.g., New York and Arkansas) and other states have legalized restricted forms of online sports wagering (e.g., in-person registration required in Nevada and for a period of time in Iowa, Illinois and Rhode Island). As more states legalize and loosen restrictions around online sports wagering, New Jersey and Pennsylvania will hold less dominant positions across the United States

United States Online Gaming: Estimating the Total Addressable Industry Size

If every state in the United States were to legalize online casino wagering, based on state level projections from EKG, it is projected that the United States market would generate approximately $20 billion in revenue.

If every state in the United States were to legalize online sports wagering, based on state level projections from EKG, it is projected that the United States market would generate approximately $15 billion in revenue.

Latin America Gaming Industry

Latin America is another area of focus for us. Since 2018, we have been operating online gaming in Colombia, a country with a population of approximately 49 million. We believe this experience will enable us to expand further in Latin America as more markets become regulated. We plan to expand further across Latin America and begin operating in other countries. Online gaming is also authorized in Mexico and Brazil, which have populations of approximately 129 million and 212 million, respectively. Both Mexico and Brazil still have relatively low internet penetration, with 60% of both populations having internet access compared to 76% in the US and 95% in the UK, so the expansion of internet penetration in these countries will allow us to grow our revenues from online wagering.

The highest populated country in Latin America, Brazil, legalized sports wagering in December 2018. While the government has been in the process of creating a regulatory framework since then, Brazil recently moved to “privatize” its impending sports wagering market in response to the COVID-19 pandemic. By including sports wagering in its Council of Investment Partnerships Program (IPP), Brazil will allow potential operators to bid on a limited number of sports wagering licenses instead of the previous plan that called for an “unlimited” number of operators and tax revenue dispensed to the government. We believe given our experience and success in neighboring Colombia, we will be well-qualified to obtain a sports wagering license in Brazil.

Competitive Strengths

As we expand and launch in new states and territories, we are well-positioned to maintain and build upon our accomplishments by virtue of our competitive strengths:

Proprietary Online Gaming Platform. We acquired our proprietary platform in 2014 and have refined it since then. Owning a proprietary online gaming platform has allowed us to innovate quickly and introduce numerous player-friendly features. We believe that these features have led to increased conversion rates from registrations to first-time depositors, increased levels of customer engagement and retention and increased player spending. Further, we are capable of making changes to our proprietary online gaming platform at a rate that management believes is among the fastest in the industry. As the United States industry develops, our proprietary online gaming platform should help us better cater to the evolving needs of the consumer. In the long run, we believe that our proprietary online gaming platform will lead to reduced costs and improved revenue per customer relative to peers, many of which license their technology from third parties.

Unique and Diversified Product Offering. We have prioritized the customization of its products and platform. For example, we create our own online casino games, which are higher margin to us than those licensed from third parties. We have also developed and incorporated numerous proprietary bonusing features that appeal to casino and sports wagering customers alike.

Market Access and Speed to Market. We operate online casino wagering and/or online sports wagering where remote statewide registrations are allowed in states with an aggregate population of approximately 69 million people (New Jersey, Pennsylvania, Indiana, Colorado, Illinois, Michigan, Virginia, Iowa). In addition, we have secured access to states with an incremental population of approximately 19 million subject to passing authorizing legislation for online gaming (New York). We currently operate online sports wagering in Illinois and Pennsylvania, and we may be permitted to operate in New York as well once authorizing legislation is passed. These three states have a combined population of approximately 45 million. We have proven our ability to swiftly enter markets as they are regulated. In the last 18 months, we have been “first to market” (or among the first to market when multiple operators were permitted to launch in a state on the first day possible) in Pennsylvania, Indiana, Colorado, Michigan (online casino wagering and online sports wagering) and Illinois for online sports wagering and in New York and Illinois for retail sports wagering.

Flexible Business Model. We will be capable of serving newly regulated states and territories regardless of the form of such regulation. We have the ability to function as a B2C or B2B2C operator. This flexibility should allow us to have a core advantage in securing market access and help us address the largest potential total addressable market (“TAM”).

Large TAM with International Opportunity. We believe our TAM is larger than United States-only operators because of our international operations in real-money online gaming in Colombia as well as our flexible business model as referenced directly above. We believe this experience will help us enter other legal and regulated Latin American markets and beyond.

Broad Demographic Appeal of our Brands & Products. We also believe that our brands, product offerings and marketing strategies have demonstrated an appeal to both female and male customers, as evidenced by an approximately 55-45 female/male split in our active United States online casino wagering-only players in Q3 2020. We believe that while many sports-centric brands appeal more to male customers, our brands and products (especially our slot machine game play experience) appeal strongly to female customers – an important demographic for high value slot machine demand.

Compelling Unit Economics. We believe that we will be able to achieve industry-leading lifetime value to customer acquisition cost ratios, as evidenced by our performance in New Jersey, the most highly competitive market in the United States in terms of the number of online gaming operators. Despite entering the online casino wagering market nearly three years after it launched, we generated revenue in excess of six times the advertising costs to acquire those same players in those players’ first three years after becoming active on our platform. As shown in the table below, we were able to recoup our acquisition costs on a gross revenue basis within 5 months of launch in New Jersey. We believe this rapid return on advertising spending is a result of our expertise in targeting, acquiring, engaging and retaining the right customers.

Lifetime Value / Customer Acquisition Cost in New Jersey

Source: Company management estimates. Data represents cumulative gross gaming revenue before a deduction of promotional credits divided by customer acquisition costs. Data represents all player cohorts that signed up since January 2017.

Seasoned Executive Team. We are led by an executive team with significant global gaming experience, including with online market leaders such as WMS Industries (now Scientific Games), Playtech, and the Kindred Group. Our President and co-Founder Richard Schwartz, CIO Einar Roosileht and COO Mattias Stetz all had online gaming experience prior to joining us, which we believe has been instrumental in helping capture market share in the United States. Neil Bluhm (Chairman and co-Founder) and Greg Carlin (CEO and co-Founder) have a prominent track record of developing world-class land-based casinos while Mr. Bluhm has developed a significant amount of real estate.

Social Gaming Platform. In addition to real-money wagering, we offer social gaming on the same proprietary online gaming platform, which allows us to build customer databases in territories where real-money wagering is not yet regulated. Having both of these products on the same platform allows us to invest in markets before real-money wagering has launched.

Growth Strategies

As we continue to invest in our core competitive advantages and improve the user experience for our players, we believe we will remain positioned to build a leadership position in the online casino and online sports wagering industries. We have established several major areas of strategic focus that will guide the way we think about our future growth:

Access new geographies. With our experience in regulated gaming jurisdictions in the United States and Latin America, we are prepared to enter new jurisdictions as online casino wagering and online sports wagering are authorized in these jurisdictions. Whether the appropriate route for a geography is to operate as an online operator marketing to users (B2C), as an online operator marketing to users on behalf of a land-based casino partner (B2B2C), as a platform provider to a third-party (B2B), or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for legal online casino wagering and sports wagering where we believe conditions enable us to earn a strong return on our invested capital.

Leverage existing customer-level economics to increase marketing spending. Since January 2017, we have generated 6.3 times the lifetime revenue per the acquisition cost to acquire those same players in New Jersey. We may see opportunities to leverage those attractive economics to increase marketing spending in New Jersey and other jurisdictions on a targeted basis and where we project acquiring incremental players will generate revenue that exceed our internal targets.

Continue to invest in products and platform. We have established a set of competencies that position us at the forefront of the evolving online sports and online casino wagering industry. We will continue iterating on our core user experiences while reinforcing the data-driven, marketing and technological infrastructure that allows us to continue to scale its offerings. We plan to continue to invest in our users and product offerings as we remain driven to keep users engaged while expanding the capabilities of the platform that will enable us to rapidly reach new geographies and attract new customers.

Continue to invest in personnel. In support of accessing new geographies, we plan to grow operational and technology personnel teams to broaden product development capabilities, innovation, and efficiency, reduce reliance on third parties and scale digital user capabilities.

Acquisitions. On a targeted basis, we will seek out acquisition targets that enable us to accelerate its online technology plans, obtain exclusive content, expand our customer reach and/or add efficiencies that potentially bring third-party costs in-house.

Business Combination

On July 27, 2020, dMY entered into the Business Combination Agreement with RSI, the Business Combination Sellers, the Sponsor, and the Business Combination Sellers’ representative. The parties amended and restated the Business Combination Agreement on October 9, 2020 and further amended the business combination agreement on December 4, 2020. On December 29, 2020, the Company became organized in an umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the Company are held by RSI, and the Company’s only assets is its equity interests in RSI (which is held indirectly through the Special Limited Partner and RSI GP, which is a wholly-owned subsidiaries of the Company). For more information on the Business Combination, see the section entitled “Business Combination.”

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. We have elected not to opt out of this extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (the “IPO”), (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

We are a Delaware corporation and were incorporated as “dMY Technology Group, Inc.” On December 29, 2020, dMY consummated the Business Combination pursuant to which we have a new umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the Company are held by RSI, and the Company’s only assets are its equity interests in RSI (which are held indirectly through the Special

Limited Partner and RSI GP, which are wholly-owned subsidiaries of the Company). At the Business Combination Closing, dMY changed its name to “Rush Street Interactive, Inc.”

The mailing address of our principal executive office is 900 N. Michigan Avenue, Suite 950, Chicago, Illinois 60611. Our telephone number is (312) 915-2815. Our website is www.rushstreetinteractive.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of up to 18,175,000 shares of our Class A Common Stock that may be issued upon exercise of the Warrants to purchase Class A Common Stock, including the Public Warrants, the Private Placement Warrants and the Working Capital Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 172,425,000 shares of Class A Common Stock, (ii) up to 6,600,000 Private Placement Warrants and (iii) up to 75,000 Working Capital Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 27 of this prospectus.

Issuance of Class A Common Stock

The following information is as of January 29, 2021, and does not give effect to issuances of our Class A Common Stock or Warrants after such date, or the exercise of Warrants after such date.

Shares of our Class A Common Stock to be issued upon exercise of all Public Warrants, Private Placement Warrants and Working Capital Warrants	18,175,000

Shares of our Class A Common Stock outstanding prior to (i) the exercise of all Public Warrants, Private Placement Warrants and Working Capital Warrants and (ii) the conversion of the Retained RSI Units into 160,000,000 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock	44,793,002

Use of proceeds

We will receive up to an aggregate of approximately $209,012,500 from the exercise of all Public Warrants, Private Placement Warrants and Working Capital Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments.

Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Holders (including 160,000,000 shares of Class A Common Stock issuable upon conversion of the Retained RSI Units (and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock), 5,750,000 outstanding shares of Class A Common Stock issued upon the Class B Common Stock Conversion of the Founder Shares, 6,600,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants and 75,000 shares of Class A Common Stock that may be issued upon exercise of the Working Capital Warrants)

172,425,000

Private Placement Warrants offered by the Selling Holders	6,600,000 Warrants

Working Capital Warrants offered by the Selling Holders	75,000 Warrants

Exercise Price of Warrants	$11.50

Use of proceeds

We will not receive any proceeds from the sale of the Class A Common Stock and Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

NYSE Ticker Symbols	Class A Common Stock: “RSI”

Warrants: “RSI WS”

SELECTED HISTORICAL FINANCIAL INFORMATION OF DMY

The following tables summarize dMY’s selected historical consolidated financial statements for the periods and as of the dates indicated. dMY’s balance sheet data as of September 30, 2020 and December 31, 2019 and selected statement of operations data for dMY’s nine months ended September 30, 2020 and the period from September 27, 2019 (inception) through December 31, 2019 have been derived from dMY’s financial statements included elsewhere in the prospectus.

The information is only a summary and should be read in conjunction with dMY’s consolidated financial statements and related notes contained elsewhere in this prospectus. dMY’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. In connection with the Business Combination, RSI was determined to be the accounting acquirer.

in thousands, except per share data	As of and for the Nine Months Ended September 30, 2020	As of and for the period from September 27, 2019 (inception) through December 31, 2019

Statement of Operations Data:
General and administrative expense	$2,917	$1
Franchise tax expense	151	—

Loss from operations	(3,068)	(1)
Gain on marketable securities (net) held in Trust Account	759	—
Income tax expense	(128)	—

Net loss	$(2,437)	$(1)

Basic and diluted net loss per share - Class A	$0.02	$—
Basic and diluted weighted average shares outstanding - Class A	23,000,000	—
Basic and diluted net loss per share - Class B	$(0.51)	$(0.00)
Basic and diluted weighted average shares outstanding - Class B	5,750,000	5,000,000

Balance Sheet:
Total assets	$231,630	$73
Total liabilities	10,733	49
Common stock subject to possible redemptions	215,897	—
Total stockholders’ equity	$5,000	$24

SELECTED HISTORICAL FINANCIAL INFORMATION OF RSI

The following selected financial data is only a summary for RSI’s combined financial statements and should be read in conjunction with RSI’s combined financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI” contained elsewhere in this prospectus. RSI’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected statement of operations data and statement of cash flows data for RSI’s nine months ended September 30, 2020 and September 30, 2019, fiscal year 2019 and fiscal year 2018, and balance sheet data for RSI as of September 30, 2020, December 31, 2019 and 2018 have been derived from RSI’s consolidated financial statements included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
in thousands	2020(1)	2019	2019	2018
Statement of Operations Data:
Revenues	$178,452	$35,848	$63,667	$18,226
Net loss	$(90,027)	$(7,360)	$(22,450)	$(10,735)
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$2,559	$(7,414)	$(2,459)	$(5,138)
Net cash used in investing activities	$(4,696)	$(5,645)	$(5,770)	$(644)
Net cash provided by financing activities	$7,150	$14,500	$15,545	$8,000
Balance Sheet:
Total assets	$68,574		$25,543	$8,165
Total liabilities	$154,221		$28,911	$10,704
Preferred units	$34,437		$28,073	$—
Total members’ deficit	$(120,084)		$(31,441)	$(2,539)

(1)

During the three months ended and as of September 30, 2020, RSI under accrued related party royalty expense in costs of revenue, and overstated the related amount due from affiliated land-based casinos, by approximately $9.0 million. See Note 1 to RSI’s consolidated financial statements included in this prospectus. However, on December 10, 2020, RSI retrospectively amended its existing agreements with an affiliated land-based casino to reduce the royalty expense owed by RSI by $9.0 million. Therefore, no adjustment has been made to the unaudited September 30, 2020 consolidated financial statements. This amendment is, by its terms, one time in nature, and similar amendments will not occur in the future. Absent such amendment, RSI’s costs of revenue would have been increased by $9.0 million and the amount due from affiliated land-based casinos would have been lower by $9.0 million for the three months ended and as of September 30, 2020.

Non-GAAP Information

This prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that RSI uses to supplement its results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). RSI believes Adjusted EBITDA is useful in evaluating its operating performance, as it is similar to measures reported by RSI’s public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

RSI defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, adjustments for certain one-time or non-recurring items and other adjustments. RSI includes this non-GAAP financial measure because it is used by management to evaluate RSI’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because non-cash (for example, in the case of depreciation and amortization, share-based compensation) or are not related to RSI’s underlying business performance (for example, in the case of interest income, net).

The table below presents RSI’s Adjusted EBITDA reconciled from its comprehensive loss, the closest U.S. GAAP measure, for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
($ in thousands)	2020	2019	2019	2018
	(Unaudited)
Comprehensive loss	$(94,759)	$(7,174)	$(30,984)	$(10,867)

Depreciation and amortization	1,368	799	1,139	898
Interest, net	101	92	123	42
Deemed dividend on preferred units	4,288	—	8,544	—
Share-based compensation expense	103,282	—	13,407	—

Adjusted EBITDA	$14,280	$(6,283)	$(7,771)	$(9,927)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is being accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, dMY is treated as the acquired company and RSI is treated as the acquirer for financial statement reporting purposes. Accordingly, for accounting purposes, the Business Combination is being treated as the equivalent of RSI issuing stock for the net assets of dMY, accompanied by a recapitalization. The net assets of dMY are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of RSI. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives effect to the Business Combination as if it had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020 and year ended December 31, 2019 gives effect to the Business Combination as if it had occurred on January 1, 2019.

The Summary Pro Forma Data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this prospectus and the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of dMY and RSI for the applicable periods included in this prospectus. The Summary Pro Forma Data has been presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Data does not purport to project the future financial position or operating results of the Company.

(in thousands, except share and per share amounts)	RSI (Historical)	dMY (Historical)	Pro forma Combined
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Nine Months Ended September 30, 2020
Revenues	$178,452	$—	$178,452
Net income (loss) per share – basic and diluted	N/A	$0.02	$(0.49)
Weighted-average shares outstanding – basic and diluted	N/A	23,000,000	43,579,704
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2019
Revenues	$63,667	$—	$63,667
Net loss per share – basic and diluted	N/A	N/A	$(0.16)
Weighted-average shares outstanding – basic and diluted	N/A	N/A	43,579,704
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2020
Total assets	$68,574	$231,630	$304,608
Total liabilities	$154,221	$10,730	$42,771
Total temporary equity	$34,437	$215,897	$—
Total stockholders’ equity	$(120,084)	$5,000	$261,837

RISK FACTORS

An investment in the Company’s securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The Company’s business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to it or that the Company considers immaterial as of the date of this prospectus. The trading price of the Company’s securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Rush Street Interactive, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of RSI prior to the consummation of the Business Combination.

Risks Related to Our Business

Competition in the retail and online sports wagering and online gaming industry is intense and, as a result, we may fail to attract and retain users, which may negatively impact our operations and growth prospects.

The industries in which we operate are characterized by intense competition. We compete against other providers of retail or online sports gaming and retail or online casino gaming, as well as against providers of online and mobile entertainment and leisure products more generally. Other companies producing retail or online sports wagering or online gaming and/or interactive entertainment products and services are often established and well-financed, and other well-capitalized companies may introduce competitive services. Our competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, in the future, new competitors, whether licensed or not, may enter the retail or online sports wagering or gaming industries. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business, financial condition, results of operations and prospects could be adversely affected.

Competitive pressures may also adversely affect our margins. For example, as competition increases, we may need to lower our margins in order to attract customers. Further, as we expand to become a more national brand, we may need to increase our marketing expenses in order to compete.

We operate in the global entertainment and gaming industries within the broader entertainment industry with our business-to-consumer (“B2C”), business-to-business-to-consumer (“B2B2C”), business-to-business (“B2B”) offerings such as online casino wagering, online sports wagering, retail sports wagering and social gaming, and our B2B offerings through our proprietary online gaming platform and other services. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well-established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our online casino wagering, online sports wagering and social gaming platforms and our retail sports wagering services in comparison to other forms of entertainment, including new forms of entertainment, our business, financial condition, results of operations and prospects could be adversely affected.

In addition, our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings and retain existing users of our offerings, as well as continued user adoption of online casino and retail and online sports wagering more generally. Growth in the online casino and gaming industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, that the industry will achieve more widespread acceptance or that we will be able to retain our customers if we are unable to keep pace with technological innovation and customer experiences.

Sports leagues shortening, delaying or cancelling their seasons due to COVID-19 could adversely affect our business, financial condition, results of operations and prospects.

The outbreak of the novel coronavirus (“COVID-19”) has resulted in, among other things, suspension, shortening, delay, or cancellation of sports events and leagues. If the suspension, shortening, delay or cancellation of sporting events and sports leagues continues, we may not be able to accept wagers on such sporting events or sustain sufficient interest in our retail and online sports wagering platforms. Further, shortened seasons for sports leagues may result in a smaller amount of money wagered on sporting events throughout the course of each sport’s season. As a result, our business, financial condition, results of operations and prospects could be adversely affected.

Clear errors in the posting of sports wagering odds or event times have occurred occasionally, resulting in large liabilities. Though, to date, it has been general practice to void wagers associated with such clear errors or to correct the odds, it cannot be assured that in each and every case of such clear error regulators will continue the practice of approving the voiding of such clear errors.

Our sports wagering products provide for the opportunity to wager across thousands of sporting events. The odds for such events are set through a combination of algorithmic and manual odds-making, with bet acceptance also being a combination of automatic and manual acceptance. At times, the odds offered or the start times for the event posted on our website or app are incorrect. For example, such errors have consisted of inverted lines between teams, start times of games that, due to time zone differences, have already commenced or odds that are significantly different from the true odds of the outcome in a way that reasonable persons would agree is an error. Such errors have, in certain instances, resulted in large liabilities. When such errors occur, it is currently commonly accepted in nearly all jurisdictions for operators to void wagers associated with such clear errors. Further, in mature jurisdictions, wagers based upon clear error can be voided without need of prior regulatory approval. However, there can be no guarantee that this voiding of wagers practice will continue. If regulators were to not allow voiding of wagers associated with clear errors in odds making, we could be subject to covering significant liabilities associated with such errors.

Our projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and may therefore differ materially from our expectations.

We operate in rapidly changing and competitive industries, and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states and countries, which are uncertain. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, as described below under “— Economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.

Our operating results may vary, which may make future results difficult to predict with certainty.

In the past, our financial results have varied on a quarter-by-quarter basis and may continue to do so in the future. This variance is due to a variety of factors certain of which are beyond our control. Our financial results in any given quarter may be influenced by, among other things, consumer engagement and wagering results, and other factors which are outside of our control or we cannot predict.

Our financial results are dependent, in part, on continued consumer engagement. Our consumer engagement in our sports wagering and online casino wagering services may vary or decrease, potentially resulting in a negative impact on our business, operations, financial condition or prospects, on account of, among other factors, the user’s level of satisfaction with our platforms, our ability to improve, innovate and adapt our platform, the number and timing of sports events and the length of sporting seasons, outages and disruptions of online services, the offerings of our competitors, our marketing and advertising efforts, or declines in consumer activity generally as a result of, among other things, public sentiment or economic downturns.

Additionally, our quarterly financial results may also be impacted on the number and amount of operator losses and jackpot payouts we may experience. Though operator losses are limited per stake to a maximum payout in our online casino wagering product offering, when looking at wagers across a period of time, these losses can potentially be significant. Our quarterly financial results are also subject to any jackpot payouts made in a particular quarter. As part of our online casino wagering offering, we offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the user is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is paid out and is reset with a predetermined base amount. As winning of the jackpot is determined by a random mechanism, we cannot foresee when a jackpot will be won and we do not insure against jackpot payouts. Payment of the progressive jackpot decreases our cash position and depending upon the size of the jackpot may have a significant negative affect on our cash flow and financial condition.

The success, including win or hold rates, of existing or future online wagering products depends on a variety of factors and is not completely controlled by us.

The online casino wagering and retail and online sports wagering industries are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of online casino wager or retail or online sports wager, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net winnings to total amount wagered) with respect to the online casino and retail and online sports wagering we offer to our users. We use the hold percentage as an indicator of an online casino game or retail or online sports wager’s performance against its expected outcome. Although each online casino wager or retail or online sports wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term. In the short term, for online casino wagering and retail and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for retail and online sports wagering, may also be affected in the short term by factors that are largely beyond our control, such as unanticipated event outcomes, a user’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of users, the volume of wagers placed and the amount of time spent gambling. For online casino games, it is possible a random number generator outcome or game will malfunction and award errant prizes. For retail and online sports wagering, it is possible that our platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our wagering products are subject to a capped payout, significant volatility can occur. As a result of the variability in these factors, the actual win rates on our online casino games and retail and online sports wagers may differ from the theoretical win rates we have estimated and could result in the winnings of our online casino games or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also has the potential to adversely affect our business, financial condition, results of operations, prospects and cash flows.

Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products are subject to changing consumer preferences that cannot be predicted with certainty. We need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our users’ needs and improve and enhance our existing platforms to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer, which could harm our brand and reputation and negatively impact our business, financial condition, results of operations and prospects and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud or other forms of cheating by our gaming customers may involve various tactics, including collusion with our employees and the exploitation of loopholes in our promotional bonus schemes. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Additionally, we may inadvertently send overly generous promotional schemes that users or regulators force us to honor. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects.

We rely on strategic relationships with land-based partners such as casinos in order to be able to offer our products in certain jurisdictions. If we cannot establish and manage relationships with these partners, our business, financial condition, results of operations and prospects could be adversely affected.

Under some states’ wagering and gaming laws, online casino wagering, online sports wagering and retail sports wagering is limited to a finite number of retail (i.e., land-based) operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer sports wagering, online casino wagering or online gaming. The “skin” provides a market access opportunity for retail and online sports operators and online gaming operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins’, and the numbers of “skins” available, are typically determined by a state’s wagering and gaming law. In most of the jurisdictions in which we offer online casino wagering and sports wagering, we currently rely on a casino, tribe or track in order to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where sports wagering and online casino wagering operators are required to have a relationship with a land-based (“bricks-and-mortar”) gaming business. If we cannot establish, renew or manage our relationships with our bricks-and-mortar gaming partners, our relationships could terminate, and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition, results of operations and prospects could be adversely affected. Further, in certain of the states in which we operate where we are required to have a relationship with a bricks-and-mortar gaming business, customers who want to participate in online sports wagering or online gaming must sign-up for an online account at our retail location within the casino facility of our bricks-and-mortar gaming business partners. Certain of these casino facilities were closed by government order for a time in response to the COVID-19 pandemic. Though certain of these facilities have re-opened, if they were to be closed again due to the ongoing COVID-19 response, our ability to register new online customers from these states could be negatively impacted. On the other hand, the re-opening of these facilities could slow the growth of our online offerings as consumers will have the ability to spend time and money at land-based facilities instead of with our online offerings.

Our current and projected performance relies upon continued compatibility between the RSI app and the major mobile operating systems, third party platforms continuing to allow distribution of our product offerings, high-bandwidth data capabilities and the interoperability of our platforms with widely used mobile operating systems. Disruptions in the availability of these may negatively impact our business, financial conditions, results of operations and prospects.

Our users primarily access our online sports wagering and online casino wagering product offerings through our app on their mobile devices, and we believe that this will continue to be the case going forward. To provide our users our product offerings through our app on their mobile devices, our app must be compatible with major mobile operating systems such as iOS and Android. Our app relies upon third party platforms to distribute our product offerings, interoperability of our platforms with popular mobile operating systems, technologies, networks and standards and continued high-bandwidth data capabilities. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices. Further, we rely upon third-party platforms for distribution of our product offerings. Our online sports wagering and online casino wagering product offerings are primarily distributed through a traditional website and the Apple App Store and may in the future be offered through The Google Play store. In light of this, the promotion, distribution, and operation of our app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation and may not be uniformly enforced across all applications and with all publishers.

Moreover, we are, and will continue to be, dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks, and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs, technical, or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that negatively affect our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, provide preferential treatment to competitive products, limit our ability to deliver our offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

In addition, our products require high-bandwidth data capabilities for placement of time-sensitive wagers. If high-bandwidth capabilities do not continue to grow or grow more slowly than generally anticipated, particularly for mobile devices, our user growth, retention, and engagement may be negatively impacted. To deliver high-quality content over mobile cellular networks, our product offerings also must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems (which likely will occur) may impact the accessibility, speed, functionality, and other performance aspects of our platforms. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against content providers like us over their data networks, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Furthermore, if it becomes more difficult for our users to access and use our platform on their mobile devices, if our users choose not to access or use our platform on their mobile devices, or if our users choose to use mobile products that do not offer access to our platform, our user growth, retention, and engagement could be materially harmed. Additionally, if any of the third-party platforms used for distribution of our product offerings were to limit or disallow advertising on their platforms for whatever reason or technologies are developed that block the display of our ads, our ability to generate revenue could be negatively impacted. These changes could materially impact our business activities and practices, and if we or our advertising partners are unable to timely and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations and prospects.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.

We were founded in 2012 and have primarily focused our efforts since then on growing our current product offerings. We have rapidly expanded, and we anticipate expanding further as new product offerings mature and as we pursue our growth strategies. The industries in which we operate are characterized by rapid technological change, evolving industry standards, frequent new product offering introductions and changes in customer demands, expectations and regulations. To keep pace with the technological developments, achieve product acceptance and remain relevant to users, we will need to continue developing new and upgraded functionality of our products and services and adapt to new business environments and competing technologies and products developed by our competitors. The process of developing new technology is complex, costly and uncertain. To the extent we are not able to adapt to new technologies and/or standards, experience delays in implementing adaptive measures or fail to accurately predict emerging technological trends and the changing needs or preferences of users, we may lose customers.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that result from the Business Combination may be greater than we had anticipated.

As a public company (and particularly after we are no longer an “emerging growth company”), we will incur significant legal, accounting and other expenses that RSI did not incur as a private company. We are subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be complex and burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our historical legal and financial compliance costs and make some activities more time-consuming and costly. For example, the Business Combination and becoming a public company has made it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of the board of directors of the Company (the “Board”) as compared to RSI as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We have hired, and may need to continue to hire, additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge, and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We continue to evaluate these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, RSI was not subject to the SEC’s requirements regarding its internal controls over financial reporting. Our failure to maintain adequate financial, information technology and management processes and controls has resulted in and could result in material weaknesses that could lead to errors in our financial reporting, which in turn could adversely affect our business.

As a private company, RSI was not required to document and test its internal controls over financial reporting, its management was not required to certify the effectiveness of its internal controls and its auditors were not required to opine on the effectiveness of its internal control over financial reporting. As an “emerging growth company,” dMY was, and following the Business Combination, the Company continues to be, exempt from certain of the SEC’s internal control reporting requirements. However, we will lose our emerging growth company status and become subject to certain additional internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

In connection with the audit of RSI’s consolidated financial statements as of December 31, 2019 and 2018, RSI and its independent registered public accounting firm identified one “material weakness” in the company’s internal control over financial reporting and other control deficiencies. As defined in standards established by the U.S. Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. The material weakness identified related to the company’s difficulty preparing its consolidated financial statements on an accurate and timely basis, and how the company’s lack of accounting department personnel mitigates the ability to have proper review controls over estimates and contractual transactions and detailed monthly reviews. Following the identification of the material weakness and other control deficiencies, the company has implemented measures to remedy these deficiencies. However, the implementation of these measures may not fully address the material weakness and deficiencies in our internal control over financial reporting.

In addition, our current controls and any new controls that we develop may become inadequate because of design-related issues and changes in our business, including increased complexity resulting from any revenue sharing arrangements and international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports. If we are unable to certify the effectiveness of our internal controls or remedy the identified material weakness, or if our internal controls have any additional material weaknesses, we may not detect errors timely, our consolidated financial statements could be misstated, and we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our securities.

Recruitment and retention of our employees, including certain key employees, is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including RSG’s co-founders and our Chief Executive Officer. The leadership of our current executive officers has been a critical element of our success and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire necessary skilled employees could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business. Additionally, our Chief Executive Officer continues to be employed by RSG, and his time and attention may be diverted from our business, which may have an impact on our business. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition, results of operations and prospects could be adversely affected.

Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our business, financial condition, results of operations and prospects.

Our tax obligations are varied and include United States federal, state and international taxes due to the nature of our business. The tax laws that are applicable to our business are subject to interpretation, and significant judgment is required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we operate. Gaming companies and B2B providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits, many of which have been made worse due to COVID-19, could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as ours. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions we have taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition, results of operations and prospects. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

We have business operations located in Colombia, outside of the United States, which subjects us to additional costs and risks that could adversely affect our operating results.

A portion of our operations are located in Colombia, and we may in the future pursue opportunities in other non-United States jurisdictions. Compliance with international, Colombian and United States laws and regulations that apply to our international operations increases our cost of doing business. As a result of our international operations, we are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

•	challenges caused by distance as well as language and cultural differences;

•	general economic conditions in Colombia (and any other jurisdictions where we may pursue non-United States opportunities);

•	regulatory changes;

•	political unrest, terrorism and the potential for other hostilities;

•	public health risks, particularly in areas in which we have significant operations;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	overlapping or changes in tax regimes;

•	difficulties in transferring funds from certain countries and managing foreign exchange rate fluctuations and risks;

•	laws such as the United States Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials;

•	local laws which prohibit money-laundering and financing of terrorist and other unlawful financial activities; and

•	reduced protection for intellectual property rights in some countries.

If we are unable to expand or adequately staff and manage our existing development operations located outside of the United States, we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower development expenses), which in turn could materially adversely affect our business, financial condition, results of operations and prospects.

We are dependent on RSG and certain of its affiliates to provide us with certain services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that our services agreement with RSG terminates.

Historically, RSG has provided, and continues to provide under a services agreement between us and RSG, certain corporate and shared services related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. RSI reimburses RSG for all third party costs it incurs in providing services to RSI at cost (with no mark-up) and reimburses RSG for an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG employees who perform or otherwise assist with the provision of services to RSI. While these services are being provided to us by RSG, we will be dependent on RSG for services that are critical to our operation as a publicly traded company, and our operational flexibility to modify or implement changes with respect to such services and the amounts we pay for them will be limited. Should the services agreement with RSG terminate, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that we receive from RSG under the services agreement. Although we may in the future choose to replace portions of the services that are currently provided by RSG, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect.

Negative publicity of us or an adverse shift in public opinion regarding sports wagering or online casino wagering may adversely impact our business and user retention.

A negative change in the public’s opinion of sports wagering or online sports wagering, or how politicians and other governmental authorities view sports wagering or online casino wagering could result in future legislation or new regulations restricting or prohibiting certain (or all) sports wagering or online casino wagering activities in certain jurisdiction, the result of which may negatively impact our business, financial condition, results of operations and prospects. Further, negative publicity of us or our product offerings, platform or user experience or the sports wagering and online casino wagering industry generally could lead to new restrictions and limitations on us or sports wagering and online casino wagering generally, which may have a negative impact on our business, financial condition, results of operations and prospects.

Risks Related to Government Regulation

Our business is subject to a variety of United States and foreign laws, many of which are unsettled and still developing. Any change in regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to laws and regulations relating to real-money online casino wagering and retail and online sports wagering in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our product offerings. We are also subject to the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

We offer our products in nine states that have adopted legislation and regulations permitting online casino wagering, online sports wagering or retail sports wagering. In those states that currently require a license or registration, we have either obtained the appropriate license or registration or has obtained a provisional license. We also have one foreign license and operates under that license.

In May 2018, the United States Supreme Court struck down as unconstitutional the PASPA. This decision has the effect of lifting federal restrictions on sports wagering and thus allows states to determine by themselves the legality of sports wagering. Since the repeal of PASPA, numerous states (plus Washington D.C.) have legalized online sports wagering. To the extent new real money online casino wagering or retail or sports wagering jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or user base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, financial condition, results of operations and prospects. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Business —Government Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. Further, there is risk that governmental authorities or courts could determine that our free-play, social casino offerings constitute unauthorized gambling or that legislation is enacted in jurisdictions in which we operate free-play, social casino offerings that makes our free-play, social casino offerings unauthorized gambling, which could negatively impact our operations and business results. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, financial institutions, advertisers and others involved in the online casino and gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the online casino and retail and online gaming industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition, results of operations and prospects, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

In the United States, the Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) prohibits among other things, the acceptance by a business of a wager by means of the Internet where such wager is prohibited by any federal or state law where initiated, received or otherwise made. Under UIGEA severe criminal and civil sanctions may be imposed on the owners and operators of such systems and on financial institutions that process wagering transactions. The law contains a safe harbor for wagers placed within a single state (disregarding intermediate routing of the transmission) where the method of placing the wager and receiving the wager is authorized by that state’s law, provided the underlying regulations establish appropriate age and location verification.

The Illegal Gambling Business Act (“IGBA”), makes it a crime to conduct, finance, manage, supervise, direct or own all or part of an “illegal gambling business” and the Travel Act makes it a crime to use the mail or any facility in interstate commerce with the intent to “distribute the proceeds of any unlawful activity,” or

“otherwise promote, manage, establish, carry on, or facilitate the promotion, management, establishment, or carrying on, of any unlawful activity.” For there to be a violation of either the IGBA or the Travel Act there must be a violation of underlying state law.

Until 2011, there was uncertainty as to whether the Federal Wire Act of 1961 (the “Wire Act”) prohibited states from conducting intrastate lottery transactions via the Internet if such transactions crossed state lines. In late 2011, the Office of Legal Counsel (the “OLC”) of the Department of Justice (“DOJ”) issued an opinion which concluded that the prohibitions of the Wire Act were limited to sports gambling and thus did not apply to state lotteries at all (the “2011 DOJ opinion”). Following the issuance of the 2011 DOJ opinion, within the past few years, state-authorized Internet casino gaming has been launched in Delaware, New Jersey and Pennsylvania and has been approved in Michigan and state authorized online poker has been launched in Nevada. In 2018, at the request of the Criminal Division, the OLC reconsidered the 2011 DOJ opinion’s conclusion that the Wire Act was limited to sports gambling. On January 14, 2019, the OLC published a legal opinion dated November 2, 2018 (the “2018 DOJ opinion”), which concluded that the 2011 DOJ opinion had incorrectly interpreted the Wire Act. In the 2018 DOJ opinion, the OLC concluded that the restrictions on the transmission in interstate or foreign commerce of bets and wagers in the Wire Act were not limited to sports gambling but instead applied to all bets and wagers. The OLC also found that the enactment of the UIGEA described above did not modify the scope of the Wire Act. The OLC acknowledged that its conclusion in the 2018 DOJ opinion, which was contrary to the 2011 DOJ opinion, will make it more likely that the executive branch’s view of the law will be tested in the courts. At this time, we are unable to determine whether the 2018 DOJ opinion will be upheld by the courts, or what impact it will have on us or our customers.

Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, and legalization may not occur in as many states as we expect or may occur at a slower pace than we anticipate or may be accompanied by legislative or regulatory restrictions or taxes that make it impracticable or less attractive to operate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of states have legalized, or are currently considering legalizing, real-money gaming, and our growth, business, financial condition, results of operations and prospects are significantly dependent upon the legalization of real-money gaming expanding to new jurisdictions. Our business plan is partially based upon real-money gaming becoming legal for a specific percent of the population on a yearly basis; however, this legalization may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real-money gaming legislation and we are unable to obtain or are otherwise delayed in obtaining the necessary licenses to operate online sports wagering or online gaming websites in United States jurisdictions where such games are legalized, our future growth in online sports wagering and online gaming could be materially impaired.

As we enter into new jurisdictions, states or the federal government may legalize real-money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a bricks-and-mortar, licensed casino for online sportsbook or online gaming access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports wagering and online gaming revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate online sports wagering and online gaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms and distributors to stop providing services to us.

Compliance with the various regulations applicable to real-money wagering is costly and time-consuming. Regulatory authorities at the non-United States, United States federal, state and local levels have broad powers with respect to the regulation and licensing of real-money gaming operations and may revoke, suspend, condition or limit our real-money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business, financial condition, results of operations and prospects.

Any real-money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our online casino and retail and online sports wagering operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on our past or present activities or our current or former directors, officers, employees, stockholders or third parties with whom we have relationships, which could adversely affect our business, financial condition, results of operations and prospects. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the company’s operations. To date, we believe we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and stockholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on our business, financial condition, results of operations and prospects.

We follow the industry practice of restricting and managing wagering limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however, there is no guarantee that states will allow operators such as us to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for retail and online sports wagering operators to manage customer wagering limits at the individual level to manage enterprise risk levels. We believe this practice is beneficial overall, because if it were not possible, the wagering options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.

In some jurisdictions, our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business.

As part of obtaining real-money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant stockholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant stockholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our Charter includes provisions that may require stockholders to sell their securities if the stockholder is deemed to be “unsuitable” for purposes of certain gaming regulations.

Our second amended and restated certificate of incorporation (the “Charter”) provides that any equity interests of the company owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either us or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

Our gaming activities are regulated by gaming authorities in each jurisdiction in which we operate. To operate in any given gaming jurisdiction, we and our directors, officers, certain other key employees and, in certain cases, our significant stockholders, must be found suitable by the relevant gaming authority. Gaming authorities typically have broad discretion in determining whether an applicant is suitable to conduct or be associated with gaming activities within a given jurisdiction. Though criteria for suitability varies by jurisdiction, such criteria generally include (among other things) an evaluation of the applicant’s reputation for good character, criminal and financial history and character of those with whom the applicant associates. Our association with individuals or entities that are or are likely to be deemed unsuitable in any particular jurisdiction would present risk to our ability to obtain or maintain the gaming license we need to operate in such jurisdiction.

Suspension or revocation of any existing license or rejection of any application for a new license made by us is likely to have a material negative affect on our business, operations and prospects. As such, to avoid potential material adverse effect on our business, operations and prospects, if a director, officer, key employee or stockholder is found or deemed unsuitable (including if such individual refuses to file required applications) or if our association with such individual would risk our license status (as determined by the Board following consultation with reputable outside and independent gaming regulatory counsel), we would need to sever our relationship with such individual, including by requiring a sale of the equity interests such individual holds in us to us or other third party.

Risks Related to Intellectual Property and Data Security

We license certain trademarks and domain names to RSG and its affiliates, and RSG’s and its affiliates’ use of such trademarks and domain names may harm our business.

We entered into a license agreement (the “License Agreement”) with RSG, pursuant to which we granted to RSG and its affiliates a perpetual, royalty-free, license to use, in certain fields of use, certain trademarks and domain names that RSG and certain of its affiliates assigned to us in connection with the Business Combination. This license may be either exclusive or non-exclusive based on the field of use and the particular trademark or domain name. This license precludes our use of certain trademarks and domain names in the exclusive fields of use. Certain trademarks and domain names that we licensed to RSG may include the words “Rush Street,” and RSG’s use of such trademarks and domain names may disrupt our reputation in the marketplace, damage any goodwill we may have generated, and otherwise harm our business, financial condition, results of operations and prospects.

We rely on information technology and other systems and platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our product offerings and other software applications and systems, and certain third-party platforms that we use could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and product offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that absolute security will be provided by the measures we take to: prevent or hinder cyber-attacks and protect our systems, data and user information; to prevent outages, data or information loss, and fraud; and to prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, such disruptions, individually and in the aggregate, have not had a material impact us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our product offerings may contain errors, bugs, flaws or corrupted data, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise the security of our systems. If a particular product offering is unavailable when users attempt to access it or navigation through our platforms is slower than they expect, users may be unable to use our product offerings as desired and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our platforms, divert our resources or delay market acceptance of our product offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.

If our user base and engagement continue to grow, and the amount and types of product offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our product offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, a lack of resources (e.g., hardware, software, personnel and service providers) could result in an inability to scale our services to meet business needs, system interruptions, degradation of service or operational mistakes. Our business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.

We believe that if our users have a negative experience with our product offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our product offerings or to recommend our platform to other potential users. As such, a failure or significant interruption in our service could harm our reputation, our business, financial condition, results of operations and prospects.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure, other loss or theft of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, each of which could adversely affect our business, financial condition, results of operations and prospects.

The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or the systems of third-party service providers and business partners, may be compromised by a malicious third-party penetration of our network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or the actions or inactions of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without such users’ consent. We have experienced attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including phishing attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future, including by overloading our systems and network and preventing our product offering from being accessed by legitimate users.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in: unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In the past, the online gaming industry has experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date have been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected users and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition, results of operations and prospects.

We rely on trademark, copyright, patent, trade secret and domain-name-protection laws to protect our rights in intellectual property. In the United States and in certain foreign jurisdictions, we have filed applications to protect aspects of our intellectual property, we currently hold several patent applications in multiple jurisdictions, and in the future we may acquire additional patents, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our rights in intellectual property, third parties may challenge intellectual property rights held by us, and pending and future trademark and patent applications may not be approved. In any of these cases, we may be required to expend significant time and expense to prevent infringement of or to enforce our rights. Notwithstanding our intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which we operate or intend to operate our business. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any significant impairment of our intellectual property rights could harm our business or our ability to compete. If we are unable to protect our proprietary offerings and features, competitors may reverse engineer and/or copy them. Additionally, protecting our intellectual property rights is costly and time-consuming. Any unauthorized use of our intellectual property or disclosure of our confidential information or trade secrets could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished, and competitors may be able to more effectively mimic our product offerings and services. Any of these events could seriously harm our business, financial condition, results of operations and prospects.

We will rely on licenses and service agreements to use the intellectual property rights of third parties which are incorporated into or used in our products and services. Failure to renew or expand existing licenses or service agreements may require us to modify, limit or discontinue certain product offerings, which could materially affect our business, financial condition, results of operations and prospects.

We rely on products, technologies and intellectual property that we license or that are made available to us through service agreements from third parties, for use in our B2B, B2B2C and B2C offerings. Substantially all of our product offerings and services use intellectual property licensed or made available to us through service agreements from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses or service agreements for certain technologies. We cannot assure that these third-party licenses and services agreements, or support for the technologies licensed or provided to us thereunder, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses or services agreements, we may be required to discontinue or limit our use of the product offerings that include or incorporate the licensed or provided technology.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a negative effect on our business, financial condition, results of operations, prospects and cash flows. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

Risks Related to our Third Party Vendor Relationships

We rely on third party cloud infrastructure and hosting service providers and service rooms hosted by certain of our land-based casino partners. Disruption or interference with this infrastructure or services rooms could adversely affect our business, financial condition, results of operations and prospects.

We host our sports wagering and online casino wagering platforms and offerings using third party public and on-premise private cloud infrastructure and hosting services and on-premise service rooms hosted by certain of our land-based casino partners. We do not have full control over the operations of the infrastructure of the third-party service providers that we use or anticipate using (i.e., Amazon Web Services and Google Cloud) or the facilities (including the service rooms) of our casino partners. Such infrastructure and facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. We have experienced and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these providers on account of, among other things, infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints. Any such interruptions, delays or outages result in sustained or repeated system failures with respect to our platform could reduce the attractiveness of our offerings. Any capacity constraints may also impact our ability to maintain performance of our offerings. Should our agreements with any third party cloud service provider terminate or we add new cloud infrastructure service providers, we may experience additional costs and platform performance downtime in adding or transitioning to new or additional service providers. These impacts (and any associated negative publicity regarding them) may harm our brand or reduce users using our platform, which may negatively impact our business, financial condition, results of operations and prospects.

We rely on third-party providers to validate the identity and location of our users, and if such providers fail to perform adequately or provide accurate information or we do not maintain business relationships with them, our business, financial condition, results of operations and prospects could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on perform adequately or will be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our product offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our product offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations and prospects could be adversely affected.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our product offerings.

Our platform contains software components licensed to us by third-party authors under “open source” licenses (“Open Source Software”). Use and distribution of Open Source Software may entail greater risks than use of third-party commercial software, as licensors of Open Source Software generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the licensed code. In addition, the public availability of Open Source Software may make it easier for others to compromise our platform or product offerings.

Some licenses for Open Source Software contain requirements that we make available source code for modifications or derivative works we create, or grant other licenses to our intellectual property, if we use such Open Source Software in certain ways. If we combine our proprietary software with Open Source Software in a certain manner, we could, under certain licenses for Open Source Software, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our proprietary software.

Although we review our use of Open Source Software to avoid subjecting our platform and product offerings to conditions we do not intend, the terms of many licenses for Open Source Software have not been interpreted by United States or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform or product offerings. From time to time, there have been claims challenging the ownership of Open Source Software against companies that incorporate Open Source Software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be Open Source Software. Moreover, we cannot assure you that our processes for controlling our use of Open Source Software in our platform and product offerings will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an Open Source Software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our product offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our product offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary software, any of which could adversely affect our business, financial condition, results of operations and prospects.

We rely on third-party payment processors to process deposits and withdrawals made by our users on our platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, results of operations and prospects could be adversely affected.

We rely on a third-party payment processor to process payments made by our users on our platform. If our third-party payment processor terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processor may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our product offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition, results of operations and prospects could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. Certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain product offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

We rely on other third-party service and content providers (including third-party sports wagering risk management and trading providers, sports data providers and online slot providers) and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, results of operations and prospects could be adversely affected.

Our success depends in part on our relationships with third-party service providers. For example, we receive sports wagering odds data, sports wagering risk management services and sports wagering trading services from a third-party, and in some jurisdictions, we are required to obtain official league data. We also rely on third parties for content delivery (such as online slots), load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our users may experience issues or interruptions with their experiences, and we may be held responsible by gaming regulators for the errors of third-party content providers. Furthermore, if any of our third-party service or data providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and as consolidation in the industries in which we operate continues to occur, if any of our third-party service providers is acquired by a competitor, we may need to find an alternate provider, and in each case we may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations and prospects. Further, any negative publicity related to any of our third-party service providers, including any publicity related to regulatory concerns or allegations of bad or unethical actions undertaken by any of our third-party service providers, could adversely affect our reputation and brand, result in us severing our relationship with such third-party service provider and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third-party vendors into our platform. We cannot be certain that these vendors are not infringing the intellectual property rights of others or that they have sufficient rights to such technology in all jurisdictions in which we may operate. Some of our material license and services agreements with third party vendors allow the vendor to terminate for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our vendors or against us, if our third party vendors terminate any license or services agreements, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform or product offerings containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time, effort and skillsets that we currently do not have, and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive product offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our product offerings, which could adversely affect our business, financial condition, results of operations and prospects.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition, results of operations and prospects could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. We use technology-based service providers such as CloudFlare to mitigate any distributed denial-of-service attacks. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency like COVID-19), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our users to access our platform or product offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and product offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in our product offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We rely, and we expect to continue to rely, on relationships with casinos, tribes and other third parties in order to attract users to our platform. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to our online platform. While we believe there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.

Risks Related to Our Affiliate Arrangements

We are a “controlled” company within the meaning of the rules of the NYSE and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

Neil G. Bluhm and Gregory A. Carlin and their respective trusts (the “Controlling Holders”) control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board consist of independent directors;

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the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We currently do, and intend to continue to, utilize these exemptions. As a result, we may not have a majority of independent directors on our Board, our compensation and our nominating and corporate governance committees may not consist entirely of independent directors and our compensation and our nominating and corporate governance committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Furthermore, the Controlling Holders have entered into a voting agreement whereby they agree to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect, which may have the effect of extending the period in which we are a “controlled company” and our utilizing the exemptions discussed above.

The Controlling Holders control us, and their interests may conflict with ours or yours in the future.

The Controlling Holders own more than 50% of our common stock and have entered into a voting agreement where they agree to vote together on certain matters presented to the stockholders. This means that, based on their combined percentage voting power, the Controlling Holders together will control the vote of all matters submitted to a vote of our stockholders, which will enable them to control the election of the members of the Board and all other corporate decisions. Even when the Controlling Holders cease to own shares of our stock representing a majority of the total voting power, for so long as the Controlling Holders continue to own a significant percentage of our stock, the Controlling Holders will still be able to significantly influence the composition of our Board and the approval of actions requiring stockholder approval. Accordingly, for such period of time, the Controlling Holders will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as the Controlling Holders continue to own a significant percentage of our stock, the Controlling Holders will be able to cause or prevent a change of control of us or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your securities as part of a sale of us and ultimately might affect the market price of our securities.

In addition, the Company entered into the Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, for so long as the Company is a “controlled company” under the applicable rules of the NYSE, the Business Combination Sellers’ Representative (as representative of the Controlling Holders and the other original equityholders in Rush Street Interactive, LP) and the Sponsor will have the right to nominate nine (or the maximum number that may be nominated by the Business Combination Sellers’ Representative without violating NYSE’s controlled company requirements) and two directors, respectively, to the Board, subject to certain independence and holdings requirements. In the event that the Company is no longer a “controlled company” under the applicable rules of NYSE, the Sponsor will have the right to nominate two directors and the Business Combination Sellers’ Representative will have the right to nominate a number of directors equal to the greater of the number of directors permitted by NYSE or a number equal to the total number of directors multiplied by the percentage of issued and outstanding voting securities of the Company held by the Business Combination Sellers and their permitted transferees at such time, in each case, subject to certain independence and holdings requirements.

The Controlling Holders and their affiliates engage in a broad spectrum of activities, including investments in the gaming and casino industries generally. In the ordinary course of their business activities, the Controlling Holders and their affiliates may engage in activities such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our Charter provides that none of the Controlling Holders, any of their affiliates or affiliated entities or any director who is not employed by us or its affiliates or affiliated entities will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Controlling Holders also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the Controlling Holders may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

We have arrangements with our affiliates that impact our operations.

We have engaged, and may in the future engage, in transactions with affiliates and other related parties, including, for example, the entry into agreements with the “Rivers” branded casinos located in each of Pennsylvania, Illinois, New York and the anticipated “Rivers” branded casino in Portsmouth, Virginia to operate retail and online sports wagering and online gaming on behalf of such casinos as and when retail and online sports wagering and online gaming are legalized in each respective jurisdiction. While an effort has been made and will continue to be made to obtain services from affiliated persons and other related parties at rates and on terms as favorable as would be charged by others, if that were not to be achieved in the future that could have a negative impact on our operations. Both Mr. Bluhm, our chairman, director and a significant stockholder, and Mr. Carlin, our chief executive officer, director and a significant stockholder, has an indirect ownership interest in certain of our related parties, including RSG and the “Rivers” branded casinos, with which we have entered into, or in the future may enter into, agreements or arrangements. Mr. Carlin is also chief executive officer of RSG. See “Certain Relationships and Related Party Transactions”. Our Controlling Holders may economically benefit from our arrangements with related parties. If we engage in related party transactions on unfavorable terms, our operating results will be negatively impacted.

Risks Related to our Liquidity and Capital Resources

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new product offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, such as preferred stock as authorized by our Charter, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business, financial condition, results of operations and prospects may be harmed.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

As part of our business strategy, we may make acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

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the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

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increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

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entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

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diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

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the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A Common Stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our Class A Common Stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business, financial condition, results of operations and prospects may be seriously harmed.

Risks Related to the Business Combination

Upon exercise of any of the warrants the number of shares eligible for resale in the public market would increase.

The Company has 11,500,000 outstanding Public Warrants to purchase 11,500,000 shares of Class A Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days following the Business Combination Closing for one share of Class A Common Stock. In addition, there are 6,600,000 Private Placement Warrants outstanding exercisable for 6,600,000 shares of Class A Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days following the Business Combination Closing for one share of Class A Common Stock. In addition, there are 75,000 Working Capital Warrants outstanding exercisable for 75,000 shares of Class A Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days following the Business Combination Closing for one share of Class A Common Stock.

To the extent that any shares of Class A Common Stock are issued upon exercise of any of the warrants to purchase shares of Class A Common Stock, there will be an increase in the number of shares of Class A Common Stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of Class A Common Stock.

If the Company raises capital in the future by issuing shares of common or preferred stock or other equity or equity-linked securities, convertible debt or other hybrid equity securities, then-existing stockholders may experience dilution, such new securities may have rights senior to those of the Company’s common stock, and the market price of the Company’s common stock may be adversely affected.

If the Company raises capital in the future then existing stockholders may experience dilution. The Charter provides that preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The issuance of any such securities may have the impact of adversely affecting the market price of the Company’s common stock.

The only principal asset of the Company is its interests in RSI (held through the Company’s wholly-owned subsidiaries), and accordingly it depends on distributions from RSI to pay taxes and expenses.

The Company is a holding company and has no material assets other than its indirect ownership interest in RSI. The Company is not expected to have independent means of generating revenue or cash flow, and its ability to pay its taxes, operating expenses, and pay any dividends in the future, if any, will be dependent upon the financial results and cash flows of RSI. There can be no assurance that RSI will generate sufficient cash flow to distribute funds to the Company or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If RSI does not distribute sufficient funds to the Company to pay its taxes or other liabilities, the Company may default on contractual obligations or have to borrow additional funds. In the event that the Company is required to borrow additional funds, it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

RSI continues to be treated as a partnership for United States federal income tax purposes and, as such, generally will not be subject to any entity-level United States federal income tax. Instead, taxable income will be allocated, for United States federal income tax purposes, to the holders of RSI Units, including the Special

Limited Partner, which is a member of Company’s consolidated group for United States federal income tax purposes. Accordingly, the Company will be required to pay United States federal income taxes on the Special Limited Partner’s allocable share of the net taxable income of RSI. Under the terms of the RSI A&R LPA, RSI is obligated to make tax distributions to holders of RSI Units (including the Special Limited Partner) calculated at certain assumed rates. In addition to tax expenses, the Company and the Special Limited Partner will also incur expenses related to its operations, including payment obligations of the Special Limited Partner under the Tax Receivable Agreement, which could be significant and some of which will be reimbursed by RSI (excluding payment obligations under the Tax Receivable Agreement). The Special Limited Partner intends to cause RSI to make ordinary distributions and tax distributions to the holders of RSI Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by the Company. However, as discussed below, RSI’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of RSI and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in RSI’s debt agreements, or any applicable law, or that would have the effect of rendering RSI insolvent. To the extent the Special Limited Partner is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although RSI generally will not be subject to any entity-level United States federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event RSI’s calculations of taxable income are incorrect, RSI and/or its members, including the Special Limited Partner, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

The Company anticipates that the distributions the Special Limited Partner will receive from RSI may, in certain periods, exceed the Company’s and the Special Limited Partner’s actual liabilities and the Special Limited Partner’s obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Company’s Class A Common Stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. The Company may, if necessary, undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding RSI Units, to maintain one-for-one parity between RSI Units held by the Special Limited Partner and shares of Class A Common Stock of the Company.

Dividends on the Company’s Class A common stock, if any, will be paid at the discretion of the Board, which will consider, among other things, the Company’s available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy the obligations of the Company that will not be reimbursed by RSI, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, RSI is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of RSI (with certain exceptions) exceed the fair value of its assets. RSI’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to RSI. If RSI does not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Pursuant to the Tax Receivable Agreement, the Special Limited Partner will be required to pay to the Business Combination Sellers and/or the exchanging holders of RSI Units, as applicable, 85% of the net income tax savings that the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes as a result of increases in tax basis in RSI’s assets related to the transactions contemplated under the Business Combination Agreement and the future exchange of the Retained RSI Units for shares of Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

On December 29, 2020, the Business Combination Sellers, in the aggregate, sold 12,500,000 RSI Units for $125,000,000 and may in the future exchange their RSI Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for shares of Class A Common Stock of the Company (or cash) pursuant to the RSI A&R LPA, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. These sales and exchanges are expected to result in increases in the Special Limited Partner’s allocable share of the tax basis of the tangible and intangible assets of RSI. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that the Company and the Special Limited Partner would otherwise be required to pay in the future had such sales and exchanges never occurred.

In connection with the Business Combination, the Special Limited Partner entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain net tax benefits, if any, that the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Special Limited Partner and not of RSI. The actual increase in the Special Limited Partner’s allocable share of RSI’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange and the amount and timing of the recognition of the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) income. While many of the factors that will determine the amount of payments that the Special Limited Partner will make under the Tax Receivable Agreement are outside of its control, the Company expects that the payments the Special Limited Partner will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition.

Any payments made by the Special Limited Partner under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Special Limited Partner is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, the Special Limited Partner’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company and its consolidated subsidiaries (including the Special Limited Partner) determines, and the Internal

Revenue Service (“IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company and its consolidated subsidiaries (including the Special Limited Partner) takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Company or its consolidated subsidiaries (including the Special Limited Partner) are disallowed, the Sellers and the exchanging holders will not be required to reimburse the Special Limited Partner for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be applied against and reduce any future cash payments otherwise required to be made by the Special Limited Partner, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by the Company and its consolidated subsidiaries (including the Special Limited Partner) may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that the Company and its consolidated subsidiaries (including the Special Limited Partner) might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances the Special Limited Partner could make payments under the Tax Receivable Agreement in excess of the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) actual income or franchise tax savings, which could materially impair the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Special Limited Partner exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of the Company, the Special Limited Partner or RSI occur (as described in the RSI A&R LPA), (iii) the Special Limited Partner in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for 30 days following such final payment date or (iv) the Company or the Special Limited Partner materially breaches any of its material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii), which breach continues without cure for 30 days following receipt by the Company and/or the Special Limited Partner of written notice thereof and written notice of acceleration is received by the Company and/or the Special Limited Partner thereafter (except that in the case that the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws, no written notice of acceleration is required), in the case of clauses (iii) and (iv), unless certain liquidity exceptions apply, the Special Limited Partner’s obligations under the Tax Receivable Agreement will accelerate and the Special Limited Partner will be required to make a lump-sum cash payment to the Sellers and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’) future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company and its consolidated subsidiaries (including the Special Limited Partner) would have certain assumed tax benefits available to it and that the Company and its consolidated subsidiaries (including the Special Limited Partner) would be able to use the assumed and potential tax benefits in future years.

There may be a material negative effect on the Company’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that the Company and its consolidated subsidiaries (including the Special Limited Partner) realize. Furthermore, the Special Limited Partner’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Increases in the Company’s income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect the Company’s business, financial condition or results of operations.

Increases in the Company’s income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which the Company operates could reduce its after-tax income from such jurisdiction and adversely affect its business, financial condition or results of operations. Existing tax laws in the United States have been and could in the future be subject to significant change. For example, in December 2017, the TCJA was signed into law in the United States which provided for significant changes to then-existing tax laws and additional guidance issued by the IRS pursuant to the TCJA may continue to impact the Company in future periods. Additional changes in the United States tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect the Company’s business, financial condition or results of operations.

The Company will also be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which the Company operates, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from the Company’s historical provisions and accruals, resulting in an adverse impact on the Company’s business, financial condition or results of operations.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was not a public market for the securities of RSI and trading in shares of the Company’s Class A Common Stock and warrants was not very active. Accordingly, the valuation ascribed to the Company in our recent Business Combination may not be indicative of the price that will ultimately prevail in the trading market and, even if an active market for the Company’s securities develops and continues, the trading price of its securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which we operate in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of shares of the our Class A Common Stock available for public sale;

•	any major change in the our Board or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of our operating performance. The stock market in general, and the NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress the Company’s stock price regardless of its business, prospects, financial conditions, or results of operations. A decline in the market price of the Company’s securities also could adversely affect our ability to issue additional securities and its ability to obtain additional financing in the future.

A significant portion of our total outstanding securities are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of the Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A Common Stock. The Controlling Holders could own approximately 68.3% of the outstanding shares of our common stock (primarily comprised of Class V Voting Stock, but they have the ability to convert their RSI Units for shares of Class A Common Stock on a one-for-one basis, with the corresponding number of shares of Class V Stock being surrendered and cancelled) and the Sponsor beneficially owns approximately 5.7% of the outstanding shares of our common stock (after giving effect to the exercise of any Warrants held by Sponsor that could become exercisable within 60 days of the date hereof). While the Controlling Holders and Sponsor have agreed to be subject to certain restrictions regarding the transfer of the Class A Common Stock, these shares may be sold after the expiration of the applicable lock-up restrictions. We may file one or more registration statements, including the registration statement of which this prospectus is part, to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that the Company will be able to comply with the continued listing standards of the NYSE.

The Company’s continued eligibility for listing on the NYSE depends on a number of factors. If the NYSE delists the Class A Common Stock and/or warrants from trading on its exchange for failure to meet the listing standards, the Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Exclusive Forum Provision in the Charter may have the effect of discouraging lawsuits against our directors and officers.

The Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or Company stockholder to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers, other employees or Company stockholders arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Charter or our bylaws, or (iv) any action asserting a claim against us, our directors, officers, other employees or Company stockholders governed by the internal affairs doctrine under Delaware law shall be brought, to the fullest extent permitted by law, solely and exclusively in the Court of Chancery in the State of Delaware; provided, however, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such actions, the Charter provides that the sole and exclusive forum shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant.

In addition, the Charter requires, unless we consent in writing to the selection of an alternative forum, that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This provision in the Charter does not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in the Charter may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for our securities and could entrench management.

The Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered Board, the controlling provisions of the Investor Rights Agreement, a supermajority vote required to amend certain provisions of the Charter and the ability of the Board to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

General Risk Factors

Economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects.

Our financial performance is subject to global and United States economic conditions and their impact on levels of spending by users. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business, financial condition, results of operations and prospects. We are currently experiencing a global recession as a result of the COVID-19 pandemic, and if recovery is slow or stalls, or we experience a further downturn as a result of another wave of the COVID-19 pandemic, we may experience a material adverse effect on our business, financial condition, results of operations or prospects. The ultimate severity of the coronavirus outbreak is uncertain at this time and therefore we cannot predict the full impact it may have on our end markets and our operations; however, the effect on our business, financial condition, results of operations and prospects could be material and adverse.

Consumer discretionary spending or consumer preferences are driven by socioeconomic factors beyond our control, and our business is sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as online casino wagering and retail or online sports wagering. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases such as COVID-19, could lead to a further reduction in discretionary spending on leisure activities, such as online casino wagering and retail or online sports wagering.

We may be subject to litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

As a growing company with expanding operations, we may in the future increasingly face the risk of claims, lawsuits and other proceedings involving competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, regulatory and compliance, commercial disputes, services and other matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in its business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

We could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could adversely affect our business, financial condition, results of operations and prospects. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business, financial condition, results of operations and prospects.

Our insurance may not provide adequate levels of coverage against claims.

We intend to maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits or not exceed our applicable deductible, and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business, financial condition, results of operations and prospects.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our online casino and retail and online sports wagering operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may have difficulty accessing the service of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming businesses. Consequently, those businesses involved in our industry, including ourselves, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain our bank accounts or our users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $209,012,500 from the exercise of all Public Warrants, Private Placement Warrants and Working Capital Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of dMY and RSI, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical balance sheet of dMY and the historical balance sheet of RSI on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020, combine the historical statements of operations of dMY and historical statements of operations of RSI for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

•	the Business Combination; and

•

the issuance and sale of 16,043,002 shares of dMY Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $160.4 million in the PIPE pursuant to the PIPE Subscription Agreements.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical audited financial statements of dMY as of December 31, 2019 and for the period from September 27, 2019 (inception) through December 31, 2019 and the related notes, found elsewhere in this prospectus;

•	the historical audited consolidated financial statements of RSI as of and for the year ended December 31, 2019 and the related notes, found elsewhere in this prospectus;

•	the historical unaudited financial statements of dMY as of and for the nine months ended September 30, 2020 and the related notes, found elsewhere in this prospectus;

•	the historical unaudited consolidated financial statements of RSI as of and for the nine months ended September 30, 2020 and the related notes, found elsewhere in this prospectus; and

•

other information relating to dMY and RSI contained in the prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

Pursuant to dMY’s amended and restated certificate of incorporation in effect immediately prior to the Business Combination Closing, dMY’s public stockholders were offered the opportunity to redeem, upon the Business Combination Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Business Combination Closing) in the Trust Account (as defined in the prospectus). The unaudited condensed combined pro forma financial statements reflect actual redemptions of 485 shares of Class A Common Stock at $10.03 per share.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, dMY is treated as the acquired company and RSI is treated as the acquirer for financial statement reporting purposes. RSI has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	RSI’s existing stockholders, through their ownership of the Class V Voting Stock, have the greatest voting interest in the combined entity with over 75% of the voting interest;

•	RSI’s directors represent the majority of the Board;

•	RSI’s senior management is the senior management of the combined company; and

•	RSI is the larger entity based on historical operating activity and has the larger employee base.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands)

	RSI (Historical)	dMY (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$ 10,866	$ 482	$ 230,759	(a)	$ 249,270
			(8,050)	(b)
			(20,212)	(c)
			160,430	(d)
			(5)	(k)
			(125,000)	(l)
Restricted cash	4,249	-	-		4,249
Players receivable	659	-	-		659
Due from affiliates	35,185	-	-		35,185
Prepaid expenses and other current assets	6,025	390	(2,760)	(c)	3,655

Total current assets	$ 56,984	$ 872	$ 235,162		$ 293,018

Investments held in Trust Account	-	230,759	(230,759)	(a)	-
License fee, net	8,555	-	-		8,555
Property and equipment, net	1,308	-	-		1,308
Operating lease right-of-use assets, net	816	-	-		816
Other assets	911	-	-		911

Total assets	$ 68,574	$ 231,631	$ 4,403		$ 304,608

Liabilities
Accounts payable	$ 7,141	$ 39	$ -		$ 7,180
Accrued expenses	27,913	2,441	(5,201)	(c)	25,153
Share-based liability	108,932	-	1,984	(g)	-
			(110,916)	(h)
Deferred royalty, short-term	159	-	-		159
Operating lease liabilities, short term	206	-	-		206
Due to partners	650	-	-		650
Due to affiliates	4,331	-	-		4,331
Other current liabilities	398	203	-		601

Total current liabilities	$ 149,730	$ 2,683	$ (114,133)		$ 38,280
Deferred royalty, long term	3,870	-	-		3,870
Operating lease liabilities, long term	621	-	-		621
Deferred underwriting commissions associated with initial public offering	-	8,050	(8,050)	(b)	-

Total liabilities	$ 154,221	$ 10,733	$ (122,183)		$ 42,771

Commitments and contingencies

Common stock subject to possible redemptions	-	215,897	(215,897)	(e)	-
Preferred units	34,437	-	(34,437)	(h)	-

Stockholders’ equity/ Members’ deficit
Preferred stock	-	-	-		-
Common stock
Class A	-	-	2	(d)	5
			2	(e)
			1	(f)
			-	(k)
Class B	-	1	(1)	(f)	-
Class V			15	(j)	15
Members’ units	35,186	-	145,353	(h)	-
			(180,539)	(l)
Additional paid in capital	-	7,437	(17,771)	(c)	216,217
			160,428	(d)
			215,895	(e)
			(2,437)	(i)
			(15)	(j)
			(5)	(k)
			(125,000)	(l)
			(22,315)	(l)
Accumulated other comprehensive loss	(566)	-			(566)
Accumulated deficit	(154,704)	(2,437)	2,437	(i)	(155,162)
			(1,984)	(g)
			1,526	(l)

Total stockholders’ equity attributable to common shareholders / members’ deficit	$ (120,084)	$ 5,001	$ 175,592		$ 60,509

Noncontrolling interests	$ -	$ -	$ 201,328	(l)	$ 201,328

Total stockholders’ equity/ members’ deficit	$ (120,084)	$ 5,001	$ 376,920		$ 261,837

Total liabilities and stockholders’ equity/ members’ deficit	$ 68,574	$ 231,631	$ 4,403		$ 304,608

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

	RSI (Historical)	dMY (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$63,667	$-	$-		$63,667

Operating costs and expenses
Cost of revenue	32,893	-	-		32,893
Advertising and promotions	28,313	-	-		28,313
General, administrative and other	23,649	1	2,441	(dd)	31,248
			1,984	(ee)
			3,173	(ff)
Depreciation and amortization	1,139	-	-		1,139

Total operating costs and expenses	85,994	1	7,598		93,593

Loss from operations	(22,327)	(1)	(7,598)		(29,926)

Other expense
Interest expense, net	(123)	-	-		(123)

Total other expense	(123)	-	-		(123)

Net loss	(22,450)	(1)	(7,598)		(30,049)

Net loss attributable to noncontrolling interests	-	-	(23,105)	(cc)	(23,105)

Net loss attributable to common shareholders	$(22,450)	$(1)	$15,507		$(6,944)

Basic and diluted weighted average shares outstanding - Class A					43,579,704
Basic and diluted net loss per share - Class A					$(0.16)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except share and per share data)

	RSI (Historical)	dMY (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$178,452	$-	$-		$178,452

Operating costs and expenses
Cost of revenue	118,774	-	-		118,774
Advertising and promotions	33,421	-	-		33,421
General, administrative and other	114,815	3,068	(2,441)	(dd)	117,062
			1,620	(ff)
Depreciation and amortization	1,368	-	-		1,368

Total operating costs and expenses	268,378	3,068	(821)		270,625

Loss from operations	(89,926)	(3,068)	821		(92,173)

Other income (expense)
Interest expense, net	(101)	-	-		(101)
Gain on marketable securities, net, dividends and interest, held in Trust Account	-	759	(759)	(aa)	-

Total other income (expense)	(101)	759	(759)		(101)

Loss before income tax expense	(90,027)	(2,309)	62		(92,274)

Income tax expense	-	128	(128)	(bb)	-

Net loss	(90,027)	(2,437)	190		(92,274)

Net loss attributable to noncontrolling interests	-	-	(70,950)	(cc)	(70,950)

Net loss attributable to common shareholders	$(90,027)	$(2,437)	$71,140		$(21,324)

Basic and diluted weighted average shares outstanding - Class A					43,579,704
Basic and diluted net loss per share - Class A					$(0.49)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, dMY is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of RSI issuing stock for the net assets of dMY, accompanied by a recapitalization. The net assets of dMY are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020, give pro forma effect to the Business Combination as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	dMY’s unaudited balance sheet as of September 30, 2020 and the related notes, found elsewhere in this prospectus; and

•	RSI’s unaudited consolidated balance sheet as of September 30, 2020 and the related notes, found elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	dMY’s audited statement of operations for the period from September 27, 2019 (inception) through December 31, 2019 and the related notes, found elsewhere in this prospectus; and

•	RSI’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes, found elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	dMY’s unaudited statement of operations for the nine months ended September 30, 2020 and the related notes, found elsewhere in this prospectus; and

•	RSI’s unaudited consolidated statement of operations for the nine months ended September 30, 2020 and the related notes, found elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of dMY and RSI.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

dMY and RSI have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Based primarily on historical losses of RSI, management has determined it is more-likely-than-not that the Company will be unable to utilize its deferred tax assets subject to the Tax Receivable Agreement; therefore, management has not recorded the deferred tax assets or a corresponding liability under the Tax Receivable Agreement related to the tax savings the Company may realize from the utilization of tax deductions related to basis adjustments created by the transactions contemplated in the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement. However, if utilization of the deferred tax assets were more-likely-than-not the Company would recognize a deferred tax asset of approximately $97 million and a liability of approximately $42 million, assuming (i) a price of $10 per share; (ii) a constant corporate tax rate of 29.94%; and (iii) no material changes in tax law.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

a	Reflects the reclassification of investments held in Trust Account that became available following the Business Combination.

b	Reflects the settlement of $8.1 million in deferred underwriting commissions.

c

Represents estimated transaction costs incurred by dMY and RSI of approximately $20.2 million for legal, financial advisory and other professional fees incurred in consummating the Business Combination. Of the amount:

•	$2.8 million was both deferred in prepaid expenses and other current assets and accrued in Accrued expenses by RSI as of September 30, 2020.

•	$2.4 million was accrued by dMY in Accrued expenses as of September 30, 2020 and recognize in expense during the nine-months ended September 30, 2020.

•	$17.8 million was reflected as a decrease in additional paid-in capital, which represents the estimated transaction costs of $20.2 million less the $2.4 million previously recognized in expense by dMY. The $2.4 million previously recognized in expense by dMY was reclassified to additional paid-in capital in Note 2(i) of this unaudited pro forma condensed combined financial information.

d

Reflects the proceeds of $160.4 million from the issuance and sale of 16,043,002 shares of Class A Common Stock at $10.00 per share in the PIPE pursuant to the terms of the PIPE Subscription Agreements.

e	Reflects the reclassification of $215.9 million of Class A Common Stock subject to possible redemption to permanent equity.

f	Reflects the conversion of Class B Common Stock held by the Initial Stockholders into Class A Common Stock.
g

Represents approximately $2.0 million of share-based expense associated with incentive profits interests that vested upon the Business Combination Closing. The cost expensed through retained earnings is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 as discussed in Note (ee) below.

h

Reflects the recapitalization of the equity interests of RSI effective as of immediately prior to the Business Combination Closing into a single class of common units pursuant to the Recapitalization Agreement.

i	Reflects the elimination of dMY’s historical accumulated deficit.

j

Reflects the issuance of 145,000,000 shares of Class V Voting Stock of the Company upon the Business Combination Closing. The Class V Voting Stock, par value $0.0001, entitles its holder to one vote per share but not any right to dividends or distributions.

k

Represents share redemptions of 485 shares of Class A Common Stock for $4,867 allocated to Class A Common Stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.03 per share.

l

Represents the pro forma adjustment to: 1) reflect the payment of the $125.0 million for 12,500,000 Purchased RSI Units, and 2) to present the Retained RSI Units as noncontrolling interest upon the reorganization of the post-combination company into an Up-C structure. The noncontrolling interest adjustment reflects the allocation of the post-combination company’s total equity to the Retained RSI Unit holders approximate 76.9% economic interest in the post-combination company, as follows:

	Total Stockholders’ Equity (100%)	Noncontrolling Interest (76.9%)	Common Stockholders’ Equity (23.1%)
Historical RSI members’ deficit	$(120,084)	$(92,333)	$(27,751)
Historical dMY total stockholders’ equity	5,001	3,845	1,156
Class A common stock issued in the PIPE	160,430	123,356	37,074
Reclass of redeemable public shares to permanent equity	215,897	166,004	49,893
Redemption of public shares	(5)	(4)	(1)
Recognition of accelerated share-based compensation	(1,984)	(1,526)	(458)
Recapitalization of RSI preferred units	145,353	111,763	33,590
Payment of transaction costs	(17,771)	(13,664)	(4,107)
Payment of Purchased RSI Units Cash Consideration	(125,000)	(96,113)	(28,887)

	$261,837	$201,328	$60,509

The following table represents the share of economic interest of the combined entity between the holders of the Retained RSI Units (noncontrolling interests) and the holders of Class A Common Stock of the Company (stockholders’ equity) as a result of the Business Combination:

	Economic Interests	% of Economic Interests
Retained RSI Units	145,000,000	76.9%
Class A common stock	43,579,704	23.1%

	188,579,704	100.0%

The adjustment to noncontrolling interest was recorded with an offset: 1) to eliminate Members’ units balance of RSI of $180.5 million; 2) to accumulated deficit for $1.5 million, representing the portion of the share-based expense in Note (g) allocated to noncontrolling interests; and 3) to additional paid-in capital for the residual amount of $22.3 million.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 are as follows:

aa	Represents pro forma adjustment to eliminate gain on marketable securities related to the Trust Account

bb	Reflects the elimination of dMY’s income tax expense, which primarily relates to the gain on marketable securities held in the Trust Account.

cc	Represents the pro forma adjustment to allocate net income (loss) to the noncontrolling interests as follows:

	Year Ended December 31, 2019	Nine Months Ended September 30, 2020

Net loss	$(30,049)	$(92,274)

Economic interest held by noncontrolling interest holders	76.9%	76.9%

Net loss attributable to noncontrolling interests	$(23,105)	$(70,950)

dd

Reflects the elimination of transaction costs incurred by dMY in connection with the Business Combination for the nine months ended September 30, 2020 and to reflect these transaction costs as if incurred on January 1, 2019, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

ee

Represents approximately $2.0 million of share-based expense associated with RSI incentive profits interests that vested upon the Business Combination Closing. These costs are reflected as incurred on January 1, 2019, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

ff

Reflects additional compensation expense related to employment agreements entered into with Mr. Carlin and Mr. Sauers. For the year ended December 31, 2019, the pro forma adjustment includes approximately $1.0 million of non-recurring items associated with the employment agreement with

Mr. Sauers related to a one-time signing bonus ($250,000) and a portion of a restricted share award that vested immediately following Mr. Sauers’ Start Date ($762,500). These non-recurring costs for the year ended December 31, 2019 are reflected as incurred on January 1, 2019, the date the Business Combination occurred, for the purpose of the unaudited pro forma condensed combined statements of operations.

3.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the PIPE, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the PIPE have been outstanding for the entire periods presented.

	Year Ended December 31, 2019	Nine Months Ended September 30, 2020

Pro forma net loss attributable to common shareholders (in thousands)	$(6,944)	$(21,324)
Weighted average shares outstanding, basic and diluted - Class A	43,579,704	43,579,704
Net loss per share, basic and diluted - Class A (1)	$(0.16)	$(0.49)

Weighted average shares calculation, basis and diluted - Class A
dMY public stockholders - Class A	22,999,515	22,999,515
Holders of dMY sponsor shares - Class A (2)	4,537,187	4,537,187
PIPE Investors - Class A	16,043,002	16,043,002

	43,579,704	43,579,704

(1)

For the purpose of calculating diluted loss per share, it was assumed that all outstanding dMY Warrants sold in the IPO are exchanged for dMY Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)

The pro forma basic and diluted shares of the Holders of dMY sponsor shares exclude 1,212,813 shares of Class A Common Stock to be placed into escrow subject to the achievement of certain earnout targets pursuant to the Business Combination Agreement, as these shares are not deemed to be participating securities and would reduce the diluted net loss per share.

4.	Earnout Interests

In connection with the Business Combination Closing: (i) 1,212,813 shares of Class A Common Stock held by the Founder Holders that formerly constituted shares of Class B Common Stock held by the Founder Holders, (ii) 1,212,813 Issued RSI Units issued to dMY in connection with the Business Combination, (iii) 15,000,000 Retained RSI Units held by the Business Combination Sellers, and (iv) 15,000,000 shares of Class V Voting Stock issued to the Business Combination Sellers by dMY in connection with the Business Combination (collectively, the “Earnout Interests”), became subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. The unaudited pro forma condensed combined financial information does not include the impact of the Earnout Interests as the earnout targets had not been achieved and the Earnout Interests were subject to potential forfeiture as of the Business Combination Closing.

As of the date of this prospectus, such earnout targets have been achieved, resulting in 100% of the Earnout Interests being earned. The following table represents the share of economic interest of the combined entity between the holders of the Retained RSI Units (noncontrolling interests) and the holders of Class A Common Stock of the Company (stockholders’ equity) following the earnout targets being achieved and the Earnout Interest being earned:

	Economic Interests	Economic Interests
Retained RSI Units	160,000,000	78.1%
Class A common stock	44,792,517	21.9%

	204,792,517	100.0%

BUSINESS COMBINATION

This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Summary of Business Combination

On the Business Combination Closing Date, dMY consummated the transactions contemplated by that certain business combination agreement dated as of July 27, 2020, as amended and amended and restated, by and among RSI, the Business Combination Sellers, the Sponsor, and the Business Combination Sellers’ Representative. Following the Business Combination Closing, the Company is organized in an umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the Company are held by RSI, and the Company’s only assets are its equity interests in RSI (which are held indirectly through wholly-owned subsidiaries of the Company). dMY changed its name at Business Combination Closing to “Rush Street Interactive, Inc.”

As part of the Business Combination, (i) the Business Combination Sellers retained certain of their RSI Units and received an equal number of non-economic voting shares in the Company, (ii) RSI is controlled by a newly formed, wholly-owned subsidiary of the Company and RSI GP and (iii) Special Limited Partner acquired the Issued RSI Units from RSI and certain outstanding RSI Units from some or all of the Business Combination Sellers.

Specifically, pursuant to the Business Combination Agreement, at the time of the Business Combination Closing:

(i)

dMY, through the Special Limited Partner, contributed approximately $266.2 million of cash to RSI (the “Contribution Amount”), representing (a) the aggregate amount held in the trust account of dMY following the redemption (the “Redemption”) of 485 shares of Class A Common Stock originally sold in dMY’s initial public offering for the aggregate amount of $4,866.97, together with interest thereon, less (b) $125 million, representing the aggregate amount of consideration paid to the Business Combination Sellers in connection with their sale to the Special Limited Partner of 12,500,000 Purchased RSI Units (such consideration, the “Purchased RSI Units Cash Consideration”), plus (c) $160,430,020 in proceeds from the sale of 16,043,002 shares of Class A Common Stock in the PIPE for a purchase price of $10.00 per share, plus (d) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Business Combination Closing, in exchange for (x) 32,292,517 Units (such RSI Units issued to dMY, the “Issued RSI Units”) and (y) certain rights under the Tax Receivable Agreement (as discussed below);

(ii)

the Business Combination Sellers transferred to the Special Limited Partner the Purchased RSI Units for an aggregate amount equal to the Purchased RSI Units Cash Consideration (and forfeited to dMY a corresponding number of shares of the Class V Voting Stock issued to the Business Combination Sellers as described in clause (iv) below),

(iii)

the Business Combination Sellers retained an aggregate of 160,000,000 RSI Units (the “Retained RSI Units”), representing the number of RSI Units retained by the Business Combination Sellers (including 15,000,000 Earnout Interests) net of the number of Purchased RSI Units, and

(iv)

dMY issued to RSI 160,000,000 shares of newly issued Class V common stock, par value $0.0001 per share, of dMY (the “Class V Voting Stock”), representing the same number of Retained RSI Units (including 15,000,000 Earnout Interests and net of the number of Purchased RSI Units), which shares were immediately distributed by RSI to the Business Combination Sellers.

In connection with the Business Combination Closing, pursuant to the terms and conditions of the amended and restated certificate of incorporation of dMY, dated as of February 20, 2020, which was effective immediately prior to closing, and that certain amendment (the “Amended Insider Letter”) to a letter agreement entered into on February 20, 2020 in connection with dMY’s initial public offering (the “Letter Agreement”), by and between certain then current officers and directors of dMY (including the Founder Holders), the Sponsor, dMY, RSI and the Business Combination Sellers’ Representative, all then-outstanding shares of the Class B Common Stock were converted into shares of Class A Common Stock (after giving effect to the Amended Sponsor Letter (as defined below)) on a one-for-one basis and into an aggregate number of 5,750,000 shares of Class A Common Stock (the “Class B Common Stock Conversion”).

In connection with the Business Combination Closing, the Earnout Interests became subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. As of the date of this prospectus, such earnout targets have been achieved, resulting in 100% of the Earnout Interests being earned.

At the Business Combination Closing, the Special Limited Partner delivered the Contribution Amount to RSI, (i) approximately $28.3 million of which was applied to pay transaction expenses of the parties as contemplated by the Business Combination Agreement and (ii) $125 million of which was paid to the Business Combination Sellers as the Purchased RSI Units Cash Consideration to acquire the Purchased RSI Units.

Beginning on the six month anniversary of the Business Combination Closing, the Business Combination Sellers will have the right to exchange Retained RSI Units for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner of RSI, depending on, among other things, the availability of cash at RSI after first considering the cash necessary at RSI to fund RSI’s outstanding and anticipated operating expenses, debt service costs and declared dividends (in each case, if any), license fees and expenses, tax obligations and capital for existing and continued growth in new jurisdictions, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the RSI A&R LPA (such exchange rights, as further described in the RSI A&R LPA, the “Exchange Rights”) pursuant to the terms and conditions of the RSI A&R LPA. For each Retained RSI Unit so exchanged, one share of the Class V Voting Stock will be canceled by the Company.

From and after the Business Combination Closing, the Controlling Holders own a majority of the Company’s outstanding common stock and, therefore, control a majority of the voting power of the Company’s outstanding common stock. Furthermore, the Controlling Holders entered into a voting agreement prior to the consummation of the Business Combination whereby they agree to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect. As a result, the Company is a “controlled company” within the meaning of the corporate governance standards of the NYSE, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

Related Agreements

The PIPE Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into the PIPE Subscription Agreements, pursuant to which the PIPE investors purchased in connection with the Business Combination Closing an aggregate of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020.

Tax Receivable Agreement

Simultaneously with the Business Combination Closing, the Company, the Special Limited Partner, RSI, the Business Combination Sellers and the Business Combination Sellers’ Representative entered into the Tax

Receivable Agreement, which provides for, among other things, payment by the Special Limited Partner to the Business Combination Sellers of 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increases in tax basis and certain other tax benefits related to the transactions consummated under the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Tax Receivable Agreement will remain in effect until all such tax benefits have been utilized or expired unless the Special Limited Partner exercises its rights to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company may recognize a liability under the Tax Receivable Agreement of up to $495 million if all member interests are exchanged and assuming (i) the generation of sufficient future taxable income, (ii) a constant corporate tax rate of 29.94% and (iii) no material changes in tax law. The amount payable under the Tax Receivable Agreement would vary from year to year, but the Company estimates that payments would be made over the next fifteen years assuming the generation of sufficient future taxable income. We expect the cash tax savings we would realize from the utilization of deferred tax assets to fund the required payments.

Charter and Amended and Restated Bylaws of the Company

Upon the Business Combination Closing Date, the Company adopted the Charter and the A&R Bylaws to establish a structure containing Class A Common Stock, which carry such economic and voting rights as set forth in the Charter and A&R Bylaws, and Class V Voting Stock, which carry only such voting rights as set forth in the Charter and A&R Bylaws (as more fully described herein).

The Charter requires that any equity interests owned or controlled by an Unsuitable Person (as defined in the Charter) or an affiliate thereof be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

RSI A&R LPA

At the Business Combination Closing, the Company, the Special Limited Partner, RSI GP, RSI and the Business Combination Sellers entered into the RSI A&R LPA which, among other things, permitted the issuance and ownership of RSI Units as were required to be issued and owned upon the Business Combination Closing, admitted RSI GP as the general partner of RSI, provided for the Exchange Rights, otherwise amended and restated the rights and preferences of the RSI Units and set forth the rights and preferences of the RSI Units, and established the ownership of the RSI Units by the persons or entities indicated in the RSI A&R LPA.

Tax Distributions

The RSI A&R LPA provides quarterly tax distributions payable in accordance with the RSI A&R LPA to the holders of RSI Units on a pro rata basis based upon an agreed-upon formula related to the taxable income of RSI allocable to holders of RSI Units. Generally, these tax distributions will be computed based on RSI’s estimate of the taxable income of RSI allocable to each holder of RSI Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporation resident in New York, California or Illinois (whichever results in the application of the highest state and local tax rate), subject to various adjustments. Distributions, including tax distributions, will be made to holders of RSI Units on a pro rata basis.

Exchange of RSI Units for Class A Common Stock

The Business Combination Sellers may, from and after the six-month anniversary of the Business Combination Closing up to four times per calendar year, exchange all or any portion of their RSI Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for a number of shares of Class A Common Stock equal to the number of exchanged RSI Units by delivering a written notice to RSI, with a copy to the Special Limited Partner; provided that no holder of RSI Units may exchange less than 1,000 RSI Units in any single exchange unless exchanging all of the RSI Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the RSI A&R LPA regarding such exchanges. Notwithstanding the foregoing, the Special Limited Partner may, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any RSI Units surrendered for exchange, pay an amount in cash per RSI Unit equal to the 5-day VWAP of the Class A Common Stock on the date of the receipt of the written notice of the exchange.

Exchange Ratio

For each RSI Unit exchanged, one share of Class V Voting Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging RSI Unit holder will be entitled to receive such security, securities or other property.

Restrictions on Exchange

In certain circumstances, the RSI GP may limit the rights of holders of RSI Units to exchange their RSI Units under the RSI A&R LPA if the RSI GP determines in good faith that such restrictions are necessary to avoid a material risk that RSI will be classified as a “publicly traded partnership” under applicable tax laws and regulations or result in RSI having more than 100 partners under applicable tax laws.

Limited Liability Company Agreement of RSI GP

At the Business Combination Closing, the Company and RSI GP entered into the GP LLCA, pursuant to which, among other things, the parties established a board of managers of RSI GP, which is currently comprised of Neil Bluhm, Gregory Carlin and Richard Schwartz, to direct and exercise control over all activities of RSI GP, including RSI GP’s right to manage and control RSI. Pursuant to the GP LLCA, each of Neil Bluhm (or one of his adult children) and Gregory Carlin are entitled to serve as a manager of the board of RSI GP until they (or their permitted transferees, successors or assigns), taken together, hold fewer equity interests of the Company and RSI (taken together) than any other stockholder or affiliated group of stockholders. In addition, RSI has sole discretion to appoint managers (including to fill vacancies) and remove managers, subject to receipt of requisite gaming licenses and/or approvals from gaming authorities.

Amended and Restated Certificate of Incorporation and Bylaws of the Special Limited Partner

At the Business Combination Closing, the Company and the Special Limited Partner amended the Special Limited Partner’s Certificate of Incorporation and Bylaws to, among other things, provide that (i) the board of directors of the Special Limited Partner are appointed by the Board and (ii) the Special Limited Partner will comply with applicable gaming laws.

Founder Holders Forfeiture Agreement

At the Business Combination Closing, the Founder Holders, the Company and the Business Combination Sellers’ Representative entered into the Founder Holders Forfeiture Agreement, pursuant to which, among other things, the Founder Holders agreed to forfeit (pro rata) for no consideration up to 1,205,937 shares of Class A Common Stock in the aggregate following the Business Combination Closing and the Company agreed to forfeit a corresponding number of RSI Units held by the Company to the extent that the Total Measureable Cash Amount (as defined in the Founder Holders Forfeiture Agreement) did not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement). At the Business Combination Closing, the Total Measurable Cash Amount equaled at least $245,000,000, so no forfeitures occurred pursuant to the Fonder Holders Forfeiture Agreement.

Amended Insider Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company (including the Founder Holders), the Sponsor, the Company, RSI and the Business Combination Sellers’ Representative entered into the Amended Insider Letter, pursuant to which, among other things, (x) the Founder Holders agreed to waive any and all anti-dilution rights described in its then-current certificate of incorporation or otherwise with respect to the shares of Class A Common Stock (that formerly constituted shares of Class B Common Stock held by the Founder Holders) held by the Founder Holders that may be implicated by the Business Combination such that the Class B Common Stock Conversion would occur as discussed herein and (y) the Founder Holders appointed the Sponsor as their representative for purposes of the earnout provisions of the Business Combination Agreement and the transactions contemplated thereby (in each case as more fully described in the Amended Insider Letter). Upon execution of the Investor Rights Agreement, the Amended Insider Letter was deemed amended to remove the 12-month lock-up period contained therein applicable to the Founding Holders, Niccolo de Masi and Harry You and imposes the lock-up period applicable to the Founder Holders as described in the Investor Rights Agreement description below.

Investor Rights Agreement

At the Business Combination Closing, the Company, Business Combination Sellers, the Founder Holders, and the Business Combination Sellers’ Representative entered into the Investor Rights Agreement, pursuant to which, among other things, (i) the Company and the Founder Holders terminated the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Sponsor has the right to nominate two directors to the Board and the Business Combination Business Combination Sellers’ Representative has the right to nominate the remaining directors of the Board (initially seven directors), and the Business Combination Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company provided the Business Combination Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Business Combination Sellers and the Sponsor, (iv) the Founder Holders and the Business Combination Sellers agreed not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSI Units held by such person for up to 12 months following the Business Combination Closing (with respect to the Founder Holders) and 180 days following the Business Combination Closing (with respect to the Business Combination Sellers), in each case, subject to certain exceptions (including an exception for certain shares held by the Founder Holders and the Business Combination Sellers, which may be sold after 180 days following the Business Combination Closing to the extent such shares become earned in accordance with an earn-out calculation, pursuant to and in accordance with the Business Combination Agreement), and (v) the Amended Insider Letter was deemed amended to remove the 12-month lock-up period contained therein applicable to the Founder Holders, Niccolo de Masi and Harry You.

Services Agreement

At the Business Combination Closing, RSI and RSG entered into the Services Agreement, pursuant to which, among other things, RSG will provide certain specified services to RSI for a period of two years following the Business Combination Closing Date, subject to extension and early termination, including, without limitation, services relating to legal and compliance, human resources and information technology (in each case as more fully described in the Services Agreement). As compensation for RSG’s provision of these services, during the term of the Services Agreement, RSI reimburses RSG for (i) all third party costs, including fees and costs incurred in connection with any required consents, incurred in connection with the provision of services, (ii) its reasonable and documented out-of-pocket travel and related expenses as approved by RSI, and (iii) an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG’s or its affiliates’ employees who perform or otherwise assist in providing the services.

Recapitalization Agreement

In connection with the execution of the Business Combination Agreement, the Business Combination Sellers, the Business Combination Sellers’ Representative and RSI entered into the Recapitalization Agreement, pursuant to which the parties recapitalized the equity interests of RSI effective as of immediately prior to the Business Combination Closing into a single class of common units in order to permit the issuance and ownership of the RSI Units as contemplated to be issued and owned upon the consummation of the Business Combination.

BUSINESS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Rush Street Interactive, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of RSI prior to the consummation of the Business Combination.

Overview

We are a leading online gaming company focused primarily on online casino and online sports betting in the U.S. and Latin American markets. We provide customers an array of offerings such as real-money online casino wagering, online and retail sports wagering, and social gaming. We launched our first social gaming website in 2015 and began accepting real-money wagers in the United States in 2016. We currently operate real-money online casino and online sports wagering in Michigan, New Jersey and Pennsylvania; currently operate online sports wagering in Colorado, Illinois, Iowa, Indiana and Virginia; and currently provide retail sports wagering services in Illinois, Indiana, Michigan, New York and Pennsylvania. In addition, in 2018, we became the first United States online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino wagering and sports wagering nationally. We have a market access agreement in Virginia, which has legalized online sports wagering and where we plan to launch online gaming when Virginia authorizes it. We also have a market access agreement in New York to launch online sports and online casino wagering when New York authorizes those activities.

We were founded by experienced gaming operators Neil Bluhm, Greg Carlin and Richard Schwartz, whose mission was to offer real-money online gaming products in legal and regulated markets with a particular focus on the emerging United States opportunity. In 2014, we acquired the source code that served as the starting point for our proprietary technology and has continued to develop it since then with a talented in-house product development team. Our management’s focus has always been on developing the most player-friendly online casino wagering experience in the industry. Our proprietary online gaming platform is the foundation of our digital business and reflects a suite of technologies that together provide a leading management, administrative, reporting, and regulatory compliance end-to-end solution that powers our operations. The platform incorporates multiple sophisticated technologies and provides a central back office function to manage player accounts, payments, risk, bonusing and loyalty programs, while ensuring that we can deliver a seamless experience for both players and gaming operators, as well as a wide range of proprietary player bonusing and loyalty features. This technology platform is flexible and supports both real-money online wagering and social gaming on a single code base. We began offering online casino wagering utilizing this technology in the United States in September 2016. Following, the lifting of the federal restrictions on sports wagering in May 2018 as a result of the United States Supreme Court’s repeal of the PASPA, we began offering online sports wagering utilizing the same proprietary online gaming platform with the same emphasis on player-friendly features.

Prior to the Business Combination, our founders had invested approximately $50 million into the company. This capital was primarily used to fund the development of the proprietary online gaming platform and products, recruit and grow an experienced team, and expand into new geographic and product markets. Our management has focused on being financially disciplined.

Powering our product offerings is our proprietary online gaming platform that allows us to prioritize speed to market for new gaming offerings while providing an engaging and unique user experience for its players. Since 2016, we have leveraged our platform to expand our real-money operations and launch in the markets listed below. Additionally, we were the first company to launch online or retail sports wagering in several of these markets, which we believe has allowed us to acquire customers at a lower cost than we could have if launching in a more mature market.

Our real-money wagering products are offered under the BetRivers & PlaySugarhouse (United States) and RushBet.co (Colombia) brands. Our social gaming products are marketed in association with each brick-and-mortar casino partner brand for B2B2C, and under the RushGames (and soon BetRivers) brands for B2C. The choice of branding is market-specific and partner-specific and based on brand awareness, market research, and marketing efficiency.

Our Operating Model

We leverage our proprietary online gaming platform to enter new markets. Our operating model focuses on being nimble, innovative, and “first to market” in markets where online wagering has been newly legalized. Often in advance of markets legalizing online gaming, we build relationships with brick-and-mortar casino operators and other potential partners who are looking for online gaming and sports wagering partners.

We leverage our relationships with brick-and-mortar casino operators to find stable, reliable and quality partners for online gaming collaboration. Upon securing an access partner in a local market (if required or desirable) and before we launch operations in that market, we customize our proprietary online gaming platform to the regulations of the jurisdiction. Upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage the database of casino partners when applicable. In addition, we also refine our product offering and marketing strategies over time based on data gleaned from each market.

We offer a loyalty program that rewards consumers in exciting, fair and transparent ways. We are dedicated to reciprocating player loyalty by ensuring there are exciting benefits at each of the ten player loyalty levels we currently offer. Based on player research, we addressed player concerns about lack of transparency when it comes to awarding, redeeming, and tracking bonuses. We enable players to easily track their loyalty and bonus progressions and give players 100% control over when and how to redeem rewards. Players have the option to ‘bank’ awarded bonuses in our proprietary ‘bonus bank’, which they can draw from whenever they wish under our industry-leading 1x wager requirement. Every player accumulates bonus store points on every real-money wager made, regardless of loyalty level. These points unlock bonuses and are used to play our fun proprietary bonus games (free scratch cards, wheel spins, and bingo games) with prizes that guarantee bonus money.

Although we have been a first-mover in many markets, we have demonstrated success even when not being first to enter a market. We entered the New Jersey online casino wagering market approximately three years after the market launched. Less than three years after beginning operations in New Jersey, we grew to operating the #4 brand in online casino wagering revenue in New Jersey, out of 19 total in the market, according to EKG’s United States Online Casino Tracker for April 2019.

Our success in New Jersey is also noteworthy because we compete with many other companies who have land-based casinos in the state. Neither we nor Rush Street Gaming, an affiliated land-based casino operator, operate a land-based casino in New Jersey. We believe our performance in New Jersey shows that we can be successful entering competitive markets without the benefit of a land-based casino presence.

Our operating model has also enabled us to become the #1 online casino wagering operator in terms of revenue in Pennsylvania as of December 31, 2020, the largest state by population in the United States where online casino wagering is currently authorized. According to the Pennsylvania Gaming Control Board, we generated 71.8% more taxable online slot machine and table games wagering revenue than the #2 operator during 2020.

We have been the #1 operator of online slot machines and table games in terms of taxable revenue in every quarter since we launched in Pennsylvania. We believe that our performance in Pennsylvania is particularly notable as we have yet to launch online gaming via an Apple iOS App in Pennsylvania. According to the Pennsylvania Gaming Control Board, in Q4 2020, our Pennsylvania taxable slot machine and table games revenue market share was 28.6%, compared to 29.9% in Q1 2020, 34.1% in Q2 2020, and 30.6% in Q3 2020. This Q4 2020 market share includes competition from both FanDuel and DraftKings, which launched online slot machine and table games wagering in Pennsylvania in January 2020 and May 2020, respectively.

Our market share in the sub-category of online slot machines in Pennsylvania is even more pronounced. According to the Pennsylvania Gaming Control Board, in Q4 2020, despite added competition, our online slot machine taxable revenue market share was 34.8%, compared to 35.4% in Q1 2020, 38.4% in Q2 2020 and 36.6% in Q3 2020. In Q4 2020, we generated 170.3% more online slot machine taxable revenue than the #2 operator in Pennsylvania as measured by the Pennsylvania Gaming Control Board.

To further illustrate our strong performance in online slot machine revenue in Pennsylvania, we were able to achieve our #1 share of online slot machine taxable revenue during Q4 2020 while at the same time issuing fewer promotional credits than the competition. According to data from the Pennsylvania Gaming Control Board, our promotional credits as a percentage of slot machine revenue (before deducting promotional credits) was 21.3% in Q4 2020. The rest of the Pennsylvania online casinos’ promotional credits as a percentage of slot machine revenue (before deducting promotional credits) was 38.6% in Q4 2020. We believe this data point is a testament to the quality of our proprietary online gaming platform, player-friendly features, and customer service, that we can have #1 market share while offering significantly less promotional credits as a percentage of revenue than the competition.

Unlike sports wagering, which predominately appeals to males, casino wagering appeals roughly equally to both males and females. In Q3 2020, approximately 90% of our monthly unique online sports wagering-only players were male. For Q3 2020, approximately 55% of our monthly unique online casino wagering-only players were female.

It has been our experience that among casino customers, female customers are more likely to play slot machines, while male customers are more likely to play table games. We believe that we are able to achieve a strong market share in casino revenue, in general, and an even stronger market share in slot machine revenue, in particular, given that our brands, products and marketing strategies appeal to both male and female casino customers. Further, we believe that we are well positioned to continue to appeal to female slot machine customers over the long run.

In Q4 2020, Pennsylvania marketwide slot machine taxable revenue accounted for the majority of combined online slot machine and table games taxable revenue in Pennsylvania.

Q4 2020 Pennsylvania Marketwide Taxable Revenue Split (Online Slot Machines vs. Table Games)

Source: Company management estimates; Pennsylvania Gaming Control Board

We believe that we are well positioned to be a slot machine market leader when additional markets launch. We have derived a higher percentage of our net revenues from slot machines than the market as a whole and expect this trend to continue as new states launch online.

RSI Q4 2020 Pennsylvania Taxable Revenue Split (Online Slot Machines vs. Table Games)

Source: Company management estimates; Pennsylvania Gaming Control Board

In the long run, we believe that slot machines will be a larger contributor to online casino wagering revenue than table games, just as slot machines have been a larger contributor than table games to land-based casino revenue. As an example, in Q4 2020, Pennsylvania land-based casino slot machines generated $326 million of revenue, about 2.5 times more than the $133 million of land-based casino revenue generated by table games according to data from the Pennsylvania Gaming Control Board.

We believe our online casino wagering customers are also older on average than those of our competitors. We believe that on average, customers who are 40 – 70 years of age generally have more disposable income, which they can spend on entertainment such as online gaming, than younger customers. Through Q4 2020, our online casino wagering-only customers in New Jersey and Pennsylvania averaged 43.3 years of age.

In addition to online casino wagering, we have generated more than our fair share of online sports wagering taxable revenues since launching in Pennsylvania in 2019. We have ranked in the top 3 in online sports wagering taxable revenue in all but three months. In Q4 2020, we have generated a 7.9% share of the online sports wagering taxable revenue in Pennsylvania according to data from the Pennsylvania Gaming Control Board.

We have experienced significant success with retail sports wagering as casinos using our retail sports wagering services generated the most sports wagering revenue of any casino in each of New York and Pennsylvania in the twelve months ending September 2020 (per the New York State Gaming Commission and Pennsylvania Gaming Control Board, respectively).

Outside of the United States, we have experienced strong growth in our Colombia business. We entered the Colombia market in 2018 and gained valuable operational experience with respect to online sports wagering. When PASPA was struck down in the United States, we were able to leverage the operational experience gained in Colombia and quickly apply that knowledge to the United States market. Our business in Colombia has grown strongly since we entered the market. While 2020, especially the second quarter, was impacted by the lack of live sporting events, online casino revenue has risen almost enough to make up for the loss in online sports wagering revenue.

Lastly, with minimal marketing spend to acquire users, our social gaming business has grown significantly in the last two years.

While we have experienced strong market share and revenue growth as discussed above, we have also incurred significant increases in its cost of revenue and other operating costs and expenses to support this growth. Our comprehensive loss for the first nine months of 2019 as compared to the first nine months of 2020 increased from $7.17 million to $94.76 million.

Our People

We have built a team of industry professionals focused on technology and operations, with a highly experienced senior management team with significant experience in the online and retail gaming industries. Our culture focuses on valuing employees and enabling them to grow and take on roles that suit their strengths. We believe our culture combined with our growth and success has created very high rates of employee retention. As of February 1, 2021, we had approximately 249 employees and consultants.

Our Products and Economic Model

Our Revenue-Generating Product Offerings

B2C Operations. We currently have four main B2C product offerings — online casino wagering, online sports wagering, retail sports wagering and social gaming. In its B2C offerings, we offer products to users. In most markets, we pay a fee to third-party license holders to offer online casino wagering and online sports wagering. In the case of retail sports wagering, we make payments to the hosting property to have the right to conduct B2C operations. In the case of social games, we are able to conduct operations in jurisdictions without third-party licenses unless prohibited by law. B2C will be our primary business model on a go-forward basis in new jurisdictions.

B2B2C Operations. We currently have three main B2B2C product offerings: online casino wagering, online sports wagering and social gaming. In our B2B2C offerings, we offer products to users on behalf of third-party land-based casinos in Pennsylvania and Illinois. This business model works the same way as B2C operations where we supply the platform and provide all of the necessary services for the operation (“managed services”). The only exception is that any operator license fees, hardware costs and expenses from the operations including marketing expenses are absorbed by partners after we receive a platform and managed services fee calculated as a percentage of the revenue less certain deductions.

In Pennsylvania and Illinois, the partner properties have paid upfront license fees required to operate sports wagering and online gaming in those states. In Pennsylvania, the partner casinos paid a total of $30 million in upfront license fees—$20 million for sports wagering and $10 million for online casino wagering. In the case of Pennsylvania, the gaming tax rates for online slot machines (54%) and online sports wagering (36%) are high. In Illinois, the partner casino paid a $10 million upfront license fee for sports wagering.

Outside of Pennsylvania and Illinois, we do not have any other agreements for B2B2C operations of real-money online gaming.

We also operate social gaming on behalf of third-party partner casinos whereby we split the revenue with the partner casino.

B2B Services. We offer B2B services to third parties to enable them to operate retail sports wagering under their own brand. In the case of B2B operations, we provide services and is typically paid by partners based on a percentage of revenue. Current B2B customers for retail sports wagering include land-based casinos in Pennsylvania, New York, Illinois and Michigan.

Online Casino Wagering

Online casino wagering offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. There is volatility with online casino wagering, as with land-based casino wagering, but as the volume of wagers placed increases, the revenue retained from wagers placed becomes easier to predict. Our experience has been that online casino wagering is less volatile than online sports wagering.

Our online casino offering consists of a combination of licensed content from leading suppliers in the industry and a small number of games that we have developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on our platform (dependent on our overall gross gaming revenue for online casino wagering). In exchange, we receive a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as our multi-bet blackjack (with licensed side bets: 21+3, Lucky Lady, Lucky Lucky), and our single deck blackjack results in us making decreased revenue share payments as a percent of revenue.

Sports Wagering

Sports wagering, whether the wager is placed online or in a retail (i.e., land-based) environment, involves a user placing a wager on an event at some fixed odds (a “Proposition”) determined by us. In the event the user wins, we pay out the bet. We take some risk on the wager. Our revenue is generated by setting odds such that there is a built-in theoretical margin in each Proposition offered to our users. While different outcomes of the events may cause volatility in our revenue, we believe we can deliver a fairly stable wagering win margin over the long term.

Integrated into our online sports wagering platform is a third-party risk and trading platform currently provided by Kambi. In addition to traditional fixed-odds wagering, we offer other sports wagering products including in-game wagering and multi-sport parlay wagering. We have also incorporated live streaming of sporting events into our sports wagering offering.

Our online sports wagering business experiences seasonality based on the relative popularity of certain sports. Although exciting sporting events occur throughout the year, our online sports wagering users are most active during the American football season as well as during the basketball seasons (NBA and NCAA).

Social Gaming

Our social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation, increasing engagement and visitation to our brick-and-mortar casino partner properties, and generating revenues. The social gaming product is a marketing tool that keeps the brands present in mind and engaging with customers through another channel while providing the entertainment value the patrons seek. While the vast majority of our social gaming players enjoy engaging with the site without paying, there are a number of players that top-up their virtual coins through our social gaming cashier with a variety of packages for sale. The virtual currency can only be used within our social games sites and has no monetary value outside of the game. We pay a percentage of the social gaming revenue derived from the purchase of the virtual coins with content suppliers. In B2B2C partnerships, the net social revenue is split between the partner and us.

We also utilize our social gaming products to cross-sell to real-money wagering products in jurisdictions where real-money wagering is authorized.

Cost of Revenue

In addition to the casino content costs and costs that we pay to our sports wagering trading and risk provider, we have four main elements of cost of revenue: payment processing fees and chargebacks, product taxes, platform and content costs and revenue share/market access arrangements. We incur payment processing costs on user deposits and occasionally chargebacks. Our primary product taxes are state taxes, which are determined on a jurisdiction-by-jurisdiction basis and range from 6.75% to 54% of gross revenue minus applicable deductions. Excluding Pennsylvania, the tax rate for sports wagering ranges from 6.75% to 17% and the tax rate for online casino wagering ranges from 15% to 28% in the markets where we are currently operating. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses. In addition to state taxes in the United States, we pay a federal excise tax of 0.25% of United States sports wagering handle. Our platform and content fees are primarily driven by costs for use of casino content, costs for sports betting trading services and hosting, third-party vendors that provide certain elements of our platform technology (such as geolocation and know-your-customer). Finally, our revenue share fees are primarily driven by arrangements with land-based casinos in states where land-based casinos have the rights (including many times the exclusive rights) to online casino and sports wagering.

Advertising & Marketing

Our ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, we leverage marketing to acquire, convert and retain customers. We use a variety of paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers as well as earned media. Furthermore, we optimize our marketing spend using data collected since the beginning of our operations. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings.

Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where we operate or intend to operate. We believe that there is significant benefit to having a flexible approach to advertising spending as we can move our advertising spending around based on dynamic testing of what advertising methods and channels are working and what channels and methods are not working.

Distribution

We distribute our product offerings through various channels, including websites (traditional and mobile), direct application downloads and global direct-to-consumer digital platforms such as the Apple App Store.

B2C Market Access. We have developed proprietary technology, product offerings and partnerships to create a sustainable advantage in the sports wagering and online gaming industry. Strategic multi-year arrangements with casinos enable us to offer our products to users. We have entered into the following arrangements where legislation or regulations require it us enter the market through a relationship with a land-based casino:

•

In September 2015, we entered into an agreement with Golden Nugget Casino in Atlantic City, which enabled us to operate online casino wagering and subsequently the agreement was amended to include online sports wagering in New Jersey. We subsequently terminated the portion of the agreement related to online sports wagering.

•	In October 2018, we entered into an agreement with Monmouth Racetrack in New Jersey, which enabled us to operate online sports wagering in New Jersey.

•

In June 2019, we entered into an agreement with French Lick Casino & Resort in Indiana, which enabled us to operate online and retail sports wagering in Indiana and online casino wagering if authorized in Indiana.

•	In August 2019, we entered into an agreement with Wild Rose casino group in Iowa, which enabled us to operate online sports wagering in Iowa and online casino wagering if authorized in Iowa.

•	In January 2020, we entered into an agreement with J.P. McGill’s Hotel & Casino in Colorado, which enabled us to operate online sports wagering in Colorado.

•

In March 2020, we entered into an agreement with The Little River Band of Ottawa Indians of Michigan, which enabled us to operate online and retail sports wagering and online casino wagering in Michigan.

•

In October 2020, we entered into an agreement with Rivers Casino & Resort Schenectady (“Rivers Schenectady”) to enable us to offer online sports wagering and online casino wagering if either or both of those activities are authorized in New York.

•	In October 2020, we entered into an agreement with Rivers Casino Portsmouth to conduct online sports wagering in Virginia and online casino wagering if authorized in Virginia.

•	In December 2020, we entered into an agreement with Mountaineer Casino, Racetrack & Resort to conduct online casino wagering in West Virginia.

B2B2C and B2B Distribution. We have relationships with the following casino partners:

•	In November 2018, we entered into an agreement with SugarHouse Casino (since renamed Rivers Casino Philadelphia) to provide retail sports wagering services at SugarHouse Casino in Philadelphia.

•

In November 2018, we entered into an agreement with Rivers Casino Pittsburgh to provide retail sports wagering services at Rivers Casino Pittsburgh. In May 2019, we entered into an agreement to conduct online sports wagering through SugarHouse Casino throughout Pennsylvania. In June 2019, we also entered into an agreement to conduct online sports wagering through Rivers Philadelphia throughout Pennsylvania.

•	In July 2019, we entered into an agreement with Rivers Casino & Resort Schenectady to provide retail sports wagering services at Rivers Casino & Resort Schenectady in New York.

•

In March 2020, we entered into an agreement with Rivers Casino Des Plaines to provide retail sports wagering services at Rivers Casino Des Plaines in Illinois. We expect to enter into an agreement with Rivers Casino Des Plaines to provide Rivers Casino Des Plaines with software and services for its online sports wagering and online gaming sites in Illinois. We have begun providing the services for online sports wagering to Rivers Casino Des Plaines in anticipation of the agreement.

•	In March 2020, we entered into an agreement with The Little River Band of Ottawa Indians of Michigan to provide retail sports wagering services at their Little River casino.

•

In May 2020, we entered into an agreement with Coushatta Casino Resort, a gaming enterprise owned and operated by the Coushatta Tribe of Louisiana to offer customer-branded free-to-play social casino services.

•	We entered into an agreement in October 2020 with Rivers Casino Portsmouth to provide retail sports wagering services at the yet-to-be-developed Rivers Portsmouth Casino in Virginia.

Company Development Team

Our development team is led by our Chief Information Officer, Einar Roosileht, and consists of team members with expertise in system architecture, client & server-side product engineering, database architecture, product engineering management, site/app design and development, project management, security, and technical support. The team constantly aims to innovate and differentiate our product offering.

Proprietary Online Gaming Platform Overview

Our proprietary online gaming platform has been developed and is operated by a seasoned online gaming executive team with global experience operating all product categories, with particular expertise in the two largest online/mobile product categories: casino and sports wagering. Our proprietary online gaming platform and technology stack give us the ability and flexibility to develop and provide a personalized and data driven player journey. We are able to develop and implement new features in real-time, which enhance the customer experience and increase customer retention. A key feature of the proprietary platform is the ability to customize the playing experience for each player. We achieve player customization by analyzing player history and transactions and offering customized promotions and real-time betting driven bonusing.

By owning its own proprietary online gaming platform, we have been able to improve the user experience and incorporate key aspects of its operational services into our product offering:

•	Payments & Risk Management

•	Regulatory Online Reporting & Accounting / iGaming Compliance

•	Website Management / Games Management / Live Tech Ops / Security

•	Online Affiliate Management & Tracking

•	Retention / CRM / Business Intelligence & Analytics

•	Customer Service

Our Industry and Opportunity

We currently operate within the online gaming industry. The global gaming industry includes a wide array of products from lotteries to bingo, slot machines, casino games and sports wagering, across land-based and online platforms. The industry has various operators and stakeholders across the private and public sectors, including traditional brick-and-mortar casinos, state-run lottery operators, Native American tribes, legacy online gaming operators, racetracks/racinos/video lottery terminals and gaming technology companies.

Recently, online gaming has seen outsized growth and increased penetration. Per EKG, regulated online gaming grew in Europe, the most mature online gaming market in the world, at an annual rate of 11% from 2018 to 2019.

The following trends are potential drivers of growth in this industry:

•	New jurisdictions in the United States and internationally authorizing and/or privatizing their online casino wagering and online sports wagering industries.

•

Increased consumer adoption of digital activities including casino and sports wagering. While many other large United States industries (i.e. banks, retail stores, movies, etc.) digitalized over a decade ago, the United States gaming industry is just starting to do so now.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens have disposable income to spend on entertainment and gaming. For example, United Kingdom, Denmark, France, Spain, Italy, Ireland, Denmark, Poland, Sweden, and Switzerland have legalized and regulated online casino and online sports wagering. All of the aforementioned countries are classified in the “high income” income group according to the World Bank. We expect this trend to continue moving forward, most notably in the United States.

United States Gaming Industry

We see tremendous opportunity in the United States market. As United States jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, the UKGC reported that approximately 39% of the U.K.’s gross gaming revenue comes from online wagering. To put that U.K. figure into context, Pennsylvania, which launched online casino and sports wagering in H1 2019, generated a combined $1.71 billion in taxable revenue from land-based casino and online casino and online sports wagering revenue in H2 2019 according to data from the Pennsylvania Gaming Control Board. Of this amount, only approximately 4.5% came from online casino and online sports wagering. Although the United States has a much more significant land-based casino industry than the U.K., the statistic shows the future opportunity for online gaming in the United States.

United States Online Casino Wagering

Currently, online casino wagering has been authorized in fewer states than sports wagering. Online casino wagering is authorized in only six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino wagering outside of physical casinos in Nevada). We believe there is great potential for revenue growth as new markets open in the United States online casino wagering industry. As an example, the mature land-based casino industry in the United States is substantial. The American Gaming Association estimated that United States land-based commercial and tribal casinos combined for $75.4 billion in revenue in 2018.

Online casino wagering was first launched in New Jersey in the latter half of 2013. The market got off to a slow start; however, revenue has risen steadily over the last several years. Online casino wagering also was not negatively impacted when online sports wagering was introduced in New Jersey in 2018. Online casino wagering revenue from slot machines and table games in New Jersey grew from $277.3 million in 2018 to $461.8 million in 2019 to $931.5 million in 2020 according to the New Jersey Division of Gaming Enforcement. Furthermore, land-based casino revenue in New Jersey grew from $2.51 billion in 2018 to $2.69 billion in 2019 according to the New Jersey Division of Gaming Enforcement, showing that land-based casino revenue can grow at the same time that online casino wagering revenue grows. However, it should be noted that the land-based casino revenue in New Jersey decreased to $1.51 billion in 2020, likely in large part due to stay-at-home orders and similar effects of the COVID-19 pandemic and related economic uncertainty. This fact may serve as a catalyst for lawmakers in other states with land-based casinos to consider authorizing online casino wagering.

We believe that more states have and will consider authorizing online casino wagering for the following reasons.

•	We believe that COVID-19 has reduced tax revenue in many states, increasing the need for new sources of tax revenue.

•	In states that have land-based casinos, COVID-19 caused temporary casino closures, which reduced tax revenue.

•	We believe that COVID-19 has caused increased general consumer adoption of digital activity including online gaming.

•	Online casino wagering generated more tax revenue compared to online sports wagering in New Jersey in 2019, meaning authorizing online sports wagering alone may not optimize tax revenue.

•

Land-based casino revenue grew as online casino wagering grew in New Jersey from 2018 to 2019, demonstrating that land-based casino revenue can grow with online casino wagering revenue (although it did not grow in 2020 likely in large part due to the COVID-19 pandemic and related economic uncertainty).

•	We believe that the land-based casino industry, an important stakeholder in many states, generally has shown a wider acceptance of online casino wagering.

Both Pennsylvania and New Jersey were each experiencing online casino wagering taxable revenue growth prior to COVID-19; however, that growth accelerated in March 2020 into Q4 2020. The charts below highlight the growth of online slot and table games taxable revenue in New Jersey and Pennsylvania since Q4 2019:

Pennsylvania Online Slot and Table Taxable Revenue ($ in millions)

Source: Pennsylvania Gaming Control Board

New Jersey Online Slot and Table Gross Revenue ($ in millions)

Source: New Jersey Division of Gaming Enforcement

United States Sports Wagering

On May 14, 2018, the United States Supreme Court ruled that PASPA — a nationwide ban of sports wagering — was unconstitutional, thereby allowing states (beyond the few states that were grandfathered into the PASPA law by virtue of authorizing sports wagering prior to PASPA) to enact their own sports wagering laws. In the two years since the United States Supreme Court’s decision, 22 states and the District of Columbia have legalized sports wagering. Of those 23 jurisdictions, 15 states have authorized statewide online sports wagering while eight remain retail-only at casinos or retail locations.

According to data compiled by EKG, the United States generated approximately $492 million in online sports wagering revenue in 2019. While the overall industry is still nascent, growth has been strong. For example, December 2019 online sports wagering revenue in New Jersey, the first state to regulate sports wagering after PASPA was struck down, grew 41% year-over-year including 74% growth in online sports wagering revenue according to data compiled from the New Jersey Division of Gaming Enforcement.

According to data compiled by EKG, the United States generated $268.6 million in legal wagers on Super Bowl LIV held in February 2020. Of that amount, only 47% came from outside of Nevada, showing the opportunity for future growth for online sports wagering in the United States.

United States Sports Wagering Market Landscape

Source: EKG United States Sports Betting Policy Monitor – Released January 21, 2021

We believe the United States sports wagering market still has significant opportunity for growth. Only approximately 35% of the United States currently has access to online sports wagering, per EKG. This fact is significant when one considers that according to the New Jersey Division of Gaming Enforcement, more than 80% of New Jersey sports wagering revenue in February 2020, the last month not impacted by COVID-19, came via online wagering. We note that states such as California, Florida, New York and Texas still have not legalized online sports wagering. We believe the sports wagering industry will grow significantly over the next five years as more states authorize sports wagering and as current operating markets mature.

Share of Total Monthly Sports Wagering Handle (September 2020)

Source: EKG United States Sports Betting Market Monitor – Released November 2020

New Jersey and Pennsylvania, two states that offer online sports wagering, accounted for approximately 42% of all sports wagering handle across the United States in November 2020 according to EKG. Online sports wagering handle outperforms retail handle; however, some states have only legalized retail sports wagering (e.g., New York and Arkansas) and other states have legalized restricted forms of online sports wagering (e.g., in-person registration required in Nevada and for a period of time in Iowa, Illinois and Rhode Island). As more states legalize and loosen restrictions around online sports wagering, New Jersey and Pennsylvania will hold less dominant positions across the United States

United States Online Gaming: Estimating the Total Addressable Industry Size

If every state in the United States were to legalize online casino wagering, based on state level projections from EKG, it is projected that the United States market would generate approximately $20 billion in revenue.

If every state in the United States were to legalize online sports wagering, based on state level projections from EKG, it is projected that the United States market would generate approximately $15 billion in revenue.

Latin America Gaming Industry

Latin America is another area of focus for us. Since 2018, we have been operating online gaming in Colombia, a country with a population of approximately 49 million. We believe this experience will enable us to expand further in Latin America as more markets become regulated. We plan to expand further across Latin America and begin operating in other countries. Online gaming is also authorized in Mexico and Brazil, which have populations of approximately 129 million and 212 million, respectively. Both Mexico and Brazil still have relatively low internet penetration, with 60% of both populations having internet access compared to 76% in the US and 95% in the UK, so the expansion of internet penetration in these countries will allow us to grow our revenues from online wagering.

The highest populated country in Latin America, Brazil, legalized sports wagering in December 2018. While the government has been in the process of creating a regulatory framework since then, Brazil recently moved to “privatize” its impending sports wagering market in response to the COVID-19 pandemic. By including sports wagering in its Council of Investment Partnerships Program (IPP), Brazil will allow potential operators to bid on a limited number of sports wagering licenses instead of the previous plan that called for an “unlimited” number of operators and tax revenue dispensed to the government. We believe given our experience and success in neighboring Colombia, we will be well-qualified to obtain a sports wagering license in Brazil.

Competitive Strengths

As we expand and launch in new states and territories, we are well-positioned to maintain and build upon our accomplishments by virtue of our competitive strengths:

Proprietary Online Gaming Platform. We acquired our proprietary platform in 2014 and have refined it since then. Owning a proprietary online gaming platform has allowed us to innovate quickly and introduce numerous player-friendly features. We believe that these features have led to increased conversion rates from registrations to first-time depositors, increased levels of customer engagement and retention and increased player spending. Further, we are capable of making changes to our proprietary online gaming platform at a rate that management believes is among the fastest in the industry. As the United States industry develops, our proprietary online gaming platform should help us better cater to the evolving needs of the consumer. In the long run, we believe that our proprietary online gaming platform will lead to reduced costs and improved revenue per customer relative to peers, many of which license their technology from third parties.

Unique and Diversified Product Offering. We have prioritized the customization of its products and platform. For example, we create our own online casino games, which are higher margin to us than those licensed from third parties. We have also developed and incorporated numerous proprietary bonusing features that appeal to casino and sports wagering customers alike.

Market Access and Speed to Market. We operate online casino wagering and/or online sports wagering where remote statewide registrations are allowed in states with an aggregate population of approximately 69 million people (New Jersey, Pennsylvania, Indiana, Colorado, Illinois, Michigan, Virginia, Iowa). In addition, we have secured access to states with an incremental population of approximately 19 million subject to states passing authorizing legislation for online gaming (New York). We currently operate online sports wagering in Illinois and Pennsylvania, and we may be permitted to operate in New York as well once authorizing legislation is passed. These three states have a combined population of approximately 45 million. We have proven our ability to swiftly enter markets as they are regulated. In the last 18 months, we have been “first to market” (or among the first to market when multiple operators were permitted to launch in a state on the first day possible) in Pennsylvania, Indiana, Colorado, Michigan (online casino wagering and online sports wagering) and Illinois for online sports wagering and in New York and Illinois for retail sports wagering.

Flexible Business Model. We will be capable of serving newly regulated states and territories regardless of the form of such regulation. We have the ability to function as a B2C or B2B2C operator. This flexibility should allow us to have a core advantage in securing market access and help us address the largest potential TAM.

Large TAM with International Opportunity. We believe our TAM is larger than United States-only operators because of our international operations in real-money online gaming in Colombia as well as our flexible business model as referenced directly above. We believe this experience will help us enter other legal and regulated Latin American markets and beyond.

Broad Demographic Appeal of our Brands & Products. We also believe that our brands, product offerings and marketing strategies have demonstrated an appeal to both female and male customers, as evidenced by an approximately 55-45 female/male split in our active United States online casino wagering-only players in Q3 2020. We believe that while many sports-centric brands appeal more to male customers, our brands and products (especially our slot machine game play experience) appeal strongly to female customers – an important demographic for high value slot machine demand.

Compelling Unit Economics. We believe that we will be able to achieve industry-leading lifetime value to customer acquisition cost ratios, as evidenced by our performance in New Jersey, the most highly competitive market in the United States in terms of the number of online gaming operators. Despite entering the online casino wagering market nearly three years after it launched, we generated revenue in excess of six times the advertising costs to acquire those same players in those players’ first three years after becoming active on our platform. As shown in the table below, we were able to recoup our acquisition costs on a gross revenue basis within 5 months of launch in New Jersey. We believe this rapid return on advertising spending is a result of our expertise in targeting, acquiring, engaging and retaining the right customers.

Lifetime Value / Customer Acquisition Cost in New Jersey

Source: Company management estimates. Data represents cumulative gross gaming revenue before a deduction of promotional credits divided by customer acquisition costs. Data represents all player cohorts that signed up since January 2017.

Seasoned Executive Team. We are led by an executive team with significant global gaming experience, including with online market leaders such as WMS Industries (now Scientific Games), Playtech, and the Kindred Group. Our President and co-Founder Richard Schwartz, CIO Einar Roosileht and COO Mattias Stetz all had online gaming experience prior to joining us, which we believe has been instrumental in helping capture market share in the United States. Neil Bluhm (Chairman and co-Founder) and Greg Carlin (CEO and co-Founder) have a prominent track record of developing world-class land-based casinos while Mr. Bluhm has developed a significant amount of real estate.

Social Gaming Platform. In addition to real-money wagering, we offer social gaming on the same proprietary online gaming platform, which allows us to build customer databases in territories where real-money wagering is not yet regulated. Having both of these products on the same platform allows us to invest in markets before real-money wagering has launched.

Growth Strategies

As we continue to invest in our core competitive advantages and improve the user experience for our players, we believe we will remain positioned to build a leadership position in the online casino and online sports wagering industries. We have established several major areas of strategic focus that will guide the way we think about our future growth:

Access new geographies. With our experience in regulated gaming jurisdictions in the United States and Latin America, we are prepared to enter new jurisdictions as online casino wagering and online sports wagering are authorized in these jurisdictions. Whether the appropriate route for a geography is to operate as an online operator marketing to users (B2C), as an online operator marketing to users on behalf of a land-based casino partner (B2B2C), as a platform provider to a third-party (B2B), or any permutation of the foregoing, our goal is to be ready to enter jurisdictions that provide for legal online casino wagering and sports wagering where we believe conditions enable us to earn a strong return on our invested capital.

Leverage existing customer-level economics to increase marketing spending. Since January 2017, we have generated 6.3 times the lifetime revenue per the acquisition cost to acquire those same players in New Jersey. We may see opportunities to leverage those attractive economics to increase marketing spending in New Jersey and other jurisdictions on a targeted basis and where we project acquiring incremental players will generate revenue that exceed our internal targets.

Continue to invest in products and platform. We have established a set of competencies that position us at the forefront of the evolving online sports and online casino wagering industry. We will continue iterating on our core user experiences while reinforcing the data-driven, marketing and technological infrastructure that allows us to continue to scale its offerings. We plan to continue to invest in our users and product offerings as we remain driven to keep users engaged while expanding the capabilities of the platform that will enable us to rapidly reach new geographies and attract new customers.

Continue to invest in personnel. In support of accessing new geographies, we plan to grow operational and technology personnel teams to broaden product development capabilities, innovation, and efficiency, reduce reliance on third parties and scale digital user capabilities.

Acquisitions. On a targeted basis, we will seek out acquisition targets that enable us to accelerate its online technology plans, obtain exclusive content, expand our customer reach and/or add efficiencies that potentially bring third-party costs in-house.

Competition

In the online casino and sports wagering space, our competitors come from two main groups—established online-first companies and brick-and-mortar casino companies. Established online-first companies in the United States market include companies such as Flutter Entertainment / The Stars Group (through their FanDuel and FoxBet brands), DraftKings, 888, Roar Digital (through its BetMGM brand and partnership with GVC), Bet365, Betfred and PointsBet. Additionally, we expect competition from United States casinos such as Penn National Gaming through its BarStool brand, Golden Nugget Online Gaming, Hard Rock through its Hard Rock Digital brand, Caesars Entertainment through its partnership with William Hill, and Churchill Downs Incorporated.

In addition, theScore, Circa Sports and Smarkets have recently entered the United States market.

Intellectual Property

Our business operations rely significantly on the creation, authorship, development, use, and protection of intellectual property. This intellectual property consists of, for example, software code, proprietary technology, trademarks, domain names, copyrights and trade secrets that we use to develop and provide our product offerings and related services, as well as online wagering content (both proprietary and licensed) and proprietary data acquired from customers’ use of our product offerings and related services.

We own the copyrights in the software code we author. From time to time, we seek patent protection covering inventions we conceive and pursue the registration of our domain names, trademarks, and service marks, in the United States and in certain jurisdictions outside the United States.

We rely on common law rights or contractual restrictions to protect certain intellectual property rights, and we control access to our software source code and other trade secrets by entering into confidentiality and intellectual property assignment agreements with our employees and contractors and confidentiality agreements with third parties that have access to our software source code or trade secrets. We assert our rights in our intellectual property as appropriate against third parties who may be infringing such rights.

Some of the intellectual property we use is owned by third parties, and we have entered into licenses and other agreements with applicable third parties to obtain rights to use such intellectual property. Although we believe we have sufficient rights under such agreements for the intended operation of our business, such agreements often restrict our use of the third parties’ intellectual property and limit such use to specific time periods.

Pursuant to the Business Combination Agreement, several of the trademarks and domain names that we use in connection with our business were assigned to us by RSG and its affiliates, as applicable, and we granted to RSG and its affiliates a perpetual, royalty-free license to use certain of these trademarks and domain names in certain fields of use. This license is either exclusive or non-exclusive based on the field of use and the particular trademark or domain name. This license precludes our use of certain trademarks and domain names in the exclusive fields of use.

Third parties in the sports betting, online gaming and casino, technology and other industries may own patents, copyrights and trademarks and may frequently threaten litigation or file suit against us or request us to enter into license agreements, in each case based on allegations of infringement or other violations of intellectual property rights. Occasionally we have received, and we expect to receive in the future, third-party allegations, including from our competitors and non-practicing entities, that we have infringed such parties’ intellectual property rights, such as their trademarks, copyrights, and patents. Such allegations may increase as our business grows.

Properties

Our corporate headquarters are located in Chicago, Illinois. We use this leased facility primarily for management, marketing, finance, legal, regulatory compliance, human resources and general administrative teams. We also lease office space in New Jersey, Colombia, and Estonia.

Legal Proceedings

A complaint in a case styled Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC, Case Number # 120CV04794 that was filed in the United States District Court for the Northern District of Illinois was served on RSI on August 18, 2020 and was subsequently amended and served on RSI on September 15, 2020. The complaint alleges that Todd Anderson was offered a 1% equity stake in RSI in 2012 that was never issued and asserts breach of contract, promissory estoppel and unjust enrichment claims to recover damages. RSI filed a motion to dismiss on October 13, 2020. We believe the Company has multiple defenses and grounds for dismissal of the claim and we intend to defend ourself vigorously.

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Government Regulation

We are subject to various United States and foreign laws and regulations that affect our ability to operate in sports betting and iGaming industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.

The gaming industry (inclusive of our iGaming and sports betting product offerings) is highly regulated, and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction in which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and sports betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish procedures designed to prevent cheating and fraudulent practices;

•	establish and maintain anti-money laundering practices and procedures;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

•	establish programs to promote responsible gaming; and

•	enforce minimum age requirements.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies (typically a gaming commission or state lottery) who regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we conduct our business:

•	adopt rules and regulations under the implementing statutes;

•	interpret and enforce gaming laws and regulations;

•	impose fines and penalties for violations;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•

review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we are in compliance in all material respects with all applicable sports betting and iGaming laws, licenses and regulatory requirements, we cannot assure that our activities or the activities of our users will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.

Licensing and Suitability Determinations

In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our users are located.

Gaming laws require us, and each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our stockholders holding more than 5% to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.

Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or stockholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to users, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.

As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining Sportsbook and iGaming licenses, certain of our officers, directors, and employees and in some cases, certain of our stockhodlers (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the gaming authorities and may be required to be licensed or to qualify or be found suitable in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification, or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant stockholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, the Charter provides that any equity interests of ours owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either the Company or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.

Product-Specific Licensing

Sports Wagering

North America

In North America, we currently operate our online sports betting product via the PlaySugarHouse app in New Jersey and Pennsylvania and the BetRivers app in Colorado, Illinois, Indiana, Iowa, Michigan, Pennsylvania and Virginia pursuant to our licenses granted by the gaming commission of such states, specifically, the Colorado Division of Gaming, the Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Michigan Gaming Control Board, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board and the Virginia Lottery. We also operate retail sportsbooks in Illinois, Indiana, Michigan (see Native American Gaming Regulation), New York and Pennsylvania pursuant to applicable state and tribal licensing regimes.

On May 14, 2018, the United States Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting. Several states and territories already have laws authorizing and regulating some form of sports betting online or in brick-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risks Related to Government Regulation —Our business is subject to a variety of United States and foreign laws, many of which are unsettled and still developing. Any change in regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.”

Native American Gaming Regulation

Gaming on Native American lands is governed by federal law, tribal-state compacts, and tribal gaming regulations. The Indian Gaming Regulatory Act of 1988 (the “IGRA”) provides the framework for federal and state control over all gaming on Native American lands and is administered by the National Indian Gaming Commission and the Secretary of the United States Department of the Interior. The IGRA requires that a tribe and the state in which the tribe is located enter into a written agreement, a tribal-state compact, which governs the terms of the gaming activities. Tribal-state compacts vary from state-to-state and in many cases require vendors to meet ongoing registration and licensing requirements. In addition, tribal gaming commissions have been established by many Native American tribes to regulate gaming-related activity on tribal lands. Our subsidiaries provide play-for-fun, sports betting and iGaming services to Native American tribes who have negotiated compacts with their respective states and have received federal approval. Currently, RSI is authorized as a vendor to provide online casino and online and retail sports wagering services to the Little River Casino Resort, a wholly owned and operated enterprise of the Little River Band of Ottawa Indians.

South America

In Colombia, we operate our online casino and sports wagering product via a web-based solution. We also operate six retail shops where customers can use provided terminals to place wagers and make deposits and withdrawals. We operate pursuant to a concession contract with the gaming regulatory agency Coljuegos Empresa Industrial Comercial DelEstado Administradora Del Monopolio Rentistico De Los Juegos De Suerte y Azar Linea Gratuita.

Online Casino

We currently operate our online casino, or iGaming, platform in Michigan, New Jersey and Pennsylvania, pursuant to licenses granted by the Michigan Gaming Control Board, New Jersey Division of Gaming Enforcement and the Pennsylvania Gaming Control Board, respectively.

Generally, online gambling in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the UIGEA, the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a State or foreign country where betting on that sporting event or contest is legal into a State or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does not.

In addition to our licensing regime for our offerings, we also take significant measures to protect users’ privacy and data. Our programs consist of the following:

Data Protection and Privacy

Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act are new, untested laws that could affect our business, and the potential impact is unknown.

Compliance

We have developed and implemented an internal compliance program designed to ensure that we comply with legal and regulatory requirements imposed on us in connection with our sportsbook and iGaming activities. Our compliance and risk program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist users in making educated choices related to gaming activities.

Additionally, we employ various methods and tools across our operations such as geolocation blocking, which restricts access based upon the user’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our users are old enough to participate; routine monitoring of user activity; and risk-based user due diligence to ensure the funds used by our users are legitimately derived. We have a zero-tolerance approach to money laundering, terrorist financing, fraud and collusion. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

Our platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on player behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.

Responsible and Safer Gaming

We view the safety and welfare of our users as critical to our business and have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from our offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. We also participate in national self-exclusion registers where they are in operation. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications. We also maintain a self-excluded user list, which prohibits self-identified users from placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual users spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.

In May 2019, we joined the National Council on Problem Gambling (“NCPG”) as a Platinum Member. The NCPG is the leading national organization for people and their families who are affected by problem gambling and gambling addiction. Our NCPG membership supports wide-ranging problem gambling prevention, treatment, education, and research programs, as well as innovative responsible gambling policies, provided by the NCPG. Our membership helps build upon NCPG efforts, including the Safer Sports Betting Initiative and Internet Responsible Gambling Standards, which assist gambling operators by providing best practice responsible gambling policies and procedures for all online gambling activities, including sports betting. We are also members of the Sports Wagering Integrity Monitoring Association and the American Gaming Association.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RSI

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, together with related notes thereto, and our pro forma financial information, included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements.

When used in this section, the use of first person pronouns, such as “we”, “us” and “our” refer to Rush Street Interactive, Inc. (formerly dMY) together with its subsidiaries.

Our Business

We are a leading online gaming company that provides customers an array of offerings such as real-money online casino wagering, online and retail sports wagering, and social gaming. We launched our first social gaming website in 2015 and began accepting real-money wagers in the United States in 2016. We currently operate real-money online casino and online sports wagering in Michigan, New Jersey and Pennsylvania; currently operate online sports wagering in Indiana, Iowa, Colorado and Illinois; and currently provide retail sports wagering services in Illinois, Pennsylvania, New York, Indiana and Michigan. In addition, in 2018, we became the first United States online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino wagering and sports wagering nationally. We have a market access agreement in Virginia, which has legalized online sports wagering and where we plan to launch online gaming when Virginia authorizes it. We also have a market access agreement in New York to launch online sports and online casino wagering when New York authorizes those activities.

Impact of COVID-19

COVID-19 has significantly impacted our business. The direct impact on our business, beyond disruptions in normal business operations, is primarily through the change in consumer habits as a result of people being required to stay in their homes or otherwise voluntarily staying in their homes. During the period of these stay-at-home orders, our business volume significantly increased, and has continued to remain strong as these orders were lifted. COVID-19 has also had a direct impact on sports wagering due to the rescheduling, reconfiguring, suspension, postponement and cancellation of major sports seasons and sporting events. The timing and duration of many major sports seasons and other sporting events is unknown. However, land-based casino closures and certain ongoing limitations on visitations due to COVID-19 may provide additional opportunities for us to market online casino and sports wagering to traditional land-based casino patrons. The ultimate impact of COVID-19 and the related restrictions on customer behavior is uncertain.

Our Business Model

We leverage our proprietary online gaming platform and our ability to provide a full-suite service model, or a customized solution to fit a specific situation, to enter new markets. Our operating model focuses on being nimble, innovative, and “first to market” in markets where online wagering has been newly legalized. We build relationships with brick-and-mortar casino operators and other potential partners, often in advance of markets legalizing online gaming, who are looking for online gaming and sports wagering partners. We often launch a social site prior to the real-money online gaming launch to grow the database and begin developing brand loyalty. Furthermore, by offering services to support land-based casinos’ retail sportsbook operations, we can deliver additional value to our partners.

We leverage our relationships with brick-and-mortar casino operators to find stable, reliable and quality partners for online gaming collaboration. Upon securing an access partner in a local market (if required or desirable) and before we launch operations in that market, we customize our proprietary online gaming platform to the regulations of the jurisdiction. Upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage the database of casino partners when applicable. In addition, we also refine our product offering and marketing strategies over time based on data gleaned from each market. Our principal offering is our online casino and online sports wagering product. This product can be launched under an existing Company brand or customized to be incorporated into a local brand. In certain jurisdictions, we have provided a turn-key solution to service land-based casino sportsbook operations (i.e., retail sportsbook).

We offer a loyalty program that rewards consumers in exciting, fair and transparent ways. We are dedicated to reciprocating player loyalty by ensuring there are exciting benefits at each of the ten player-loyalty levels we currently offer. Based on player research, we addressed player concerns about lack of transparency when it comes to awarding, redeeming, and tracking bonuses. We enable players to easily track their loyalty and bonus progressions and give players 100% control over when and how to redeem rewards. Players have the option to ‘bank’ awarded bonuses in our proprietary ‘bonus bank’, which they can draw from whenever they wish under our industry-leading 1x wager requirement. Every player accumulates bonus store points on every real-money wager made, regardless of loyalty level. These points unlock bonuses and are used to play our fun proprietary bonus games (free scratch cards, wheel spins, and bingo games) with prizes that guarantee bonus money.

The Business Combination

On December 29, 2020, we completed the Business Combination. As a result of the Business Combination, we are organized in an Up-C structure, in which substantially all the assets of the combined company are held by RSI and its subsidiaries, and the Company’s only direct assets is its equity interests in RSI (which is held indirectly through the Special Limited Partner and RSI GP, which are wholly-owned subsidiaries of the Company). As the date of this prospectus, the Company owns, indirectly through the Special Limited Partner, approximately 21.9% of the RSI Units at the Business Combination Closing and controls RSI through RSI GP, and the Business Combination Sellers owns approximately 78.1% of the RSI Units and control the Company through the ownership of the Class V Voting Stock. The Company also entered into a customary tax receivable arrangement with the certain unit holders of RSI, which provides for the sharing of certain tax benefits as realized by the Company. See “The Business Combination” for a more comprehensive description of the Business Combination.

Non-GAAP Information

This prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, adjustments for certain one-time or non-recurring items and other adjustments. We include this non-GAAP financial measure because it is used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because non-cash (for example, in the case of depreciation and amortization, share-based compensation) or are not related to our underlying business performance (for example, in the case of interest income, net).

The table below presents our Adjusted EBITDA reconciled from our comprehensive loss, the closest U.S. GAAP measure, for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)
Comprehensive loss	$(94,759)	$(7,174)	$(30,984)	$(10,867)

Depreciation and amortization	1,368	799	1,139	898
Interest, net	101	92	123	42
Deemed dividend on preferred units	4,288	—	8,544	—
Share-based compensation	103,282	—	13,407	—

Adjusted EBITDA	$14,280	$(6,283)	$(7,771)	$(9,927)

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following factors:

Industry Opportunity and Competitive Landscape

We operate within the global entertainment and gaming industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. As we prepare to enter new jurisdictions, we expect to face significant competition from other established industry players, some of which may have more experience in sports wagering and have access to more resources. We believe that our proprietary online gaming platform, our experience operating in domestic and foreign jurisdictions, our brand and marketing strategies which appeal to both male and female customers and our many unique product offerings and bonusing features will enable us to compete with such established industry players.

Our performance may vary from one jurisdiction to the next as a result of the level of competition in each jurisdiction.

Legalization, Regulation and Taxation

Our financial growth prospects depend on legalization of online casino and sports wagering across more of the United States, a trend that we believe is in its early stage. Online casino wagering may expand further due to many factors, including that states are seeking ways to increase revenues. Online sports wagering’s prospects were made possible after the United States Supreme Court struck down PASPA in May 2018. Our strategy is to enter new jurisdictions that we believe are financially prudent for us to enter as they are legalized. As of the date of this prospectus, online casino wagering is authorized in only six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino wagering outside of physical casinos in Nevada). As of the date of this prospectus, 22 states and the District of Columbia have legalized sports wagering. Of those 23 jurisdictions, 15 states have authorized statewide online sports wagering while 8 remain retail-only at casinos or retail locations.

The process of securing the necessary licenses or partnerships to operate in a given jurisdiction may take longer than we anticipate. In addition, legislative or regulatory restrictions and gaming taxes may make it less attractive or more difficult for us to do business in a particular jurisdiction. Further, certain jurisdictions require us to have a relationship with a land-based casino for online sports wagering access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private operators.

States impose tax rates on online casino and sports wagering, which may vary substantially between states. We are also subject to a federal excise tax of 0.25% on the amount of each sports wager placed. We believe the jurisdictions that will create the most compelling levels of profitability for us are jurisdictions with both online casino and sports wagering at favorable tax rates.

Ability to Acquire, Retain and Monetize Users

Our ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, we leverage marketing to acquire, convert and retain customers. We use a variety of paid marketing channels, in combination with compelling offers and unique product features, to attract and engage customers as well as earned media. Furthermore, we optimize our marketing spend using data collected since the beginning of its operations. Our marketing spend is based on a model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings. Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where we operate or intend to operate. We believe that there is significant benefit to having a flexible approach to advertising spending as we can move our advertising spending around based on dynamic outreach. These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While we have some data points, particularly in New Jersey, of the effectiveness of our marketing and promotion activities, our limited operating history and the relative novelty of the United States online casino and sports wagering industries make it difficult for us to predict when we will achieve our longer-term profitability objectives.

Managing Wagering Risk

The online casino wagering and retail and online sports wagering businesses are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of online casino wager or retail or online sports wager, on average, will win or lose in the long run. Revenue is impacted by variations in the hold percentage (the ratio of winnings to total amount wagered) with respect to the online casino and retail and online sports wagering we offer to our users. We use the hold percentage as an indicator of an online casino game or retail or online sports wager’s performance against its expected outcome. Although each online casino wager or retail or online sports wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term. In the short term, for online casino wagering and retail and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for retail and online sports wagering, may also be affected in the short term by factors that are largely beyond our control, such as unanticipated event outcomes, a user’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of users, the volume of wagers placed and the amount of time spent gambling. For online casino games, it is possible a random number generator outcome or game will malfunction and award errant prizes. For retail and online sports wagering, it is possible that our platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our wagering products are subject to a capped payout, significant volatility can occur. As a result of the variability in these factors, the actual win rates on our online casino games and retail and online sports wagers may differ from the theoretical win rates we have estimated and could result in the winnings of our online casino games or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also has the potential to adversely affect our business, financial condition, results of operations, prospects and cash flows.

Mix of Revenue Based on Time Period in Markets

Our profitability will generally depend on how long we have been operating in each jurisdiction. Generally, but not always, our level of profitability will increase with more years in a jurisdiction.

Mix of Revenue From Our Different Operating Models

Because we operate using three different operating models, the relative proportion of revenue that is derived from each operating model in a given time period could have an impact on our level of profitability.

Key Components of Revenue and Expenses

Revenue

We launched our first social gaming website in 2015 and began accepting real-money players in the United States in 2016. Domestically, we currently provide online wagering services in numerous states. In addition, in 2018, we became the first United States online gaming operator to launch in Colombia, an early-adopting Latin American country that legalized and regulated online gaming nationally. We also have various agreements for other locations that are in various stages and, in some cases, contingent upon the passing of the appropriate laws and regulations and the receipt of the appropriate license. We generate revenue primarily through three main product offerings.

Online Casino Wagering

Online casino wagering offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. There is volatility with online casino wagering, as with land-based casino wagering, but as the volume of wagers placed increases, the revenue retained from wagers placed becomes easier to predict. Our experience has been that online casino wagering is less volatile than online sports wagering.

Our online casino offering consists of a combination of licensed content from leading suppliers in the industry and a small number of games that we have developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on our platform (dependent on our overall gross gaming revenue for online casino wagering). In exchange, we receive a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as our multi-bet blackjack (with licensed side bets: 21+3, Lucky Lady, Lucky Lucky), and our single deck blackjack results in us making decreased revenue share payments as a percent of revenue.

Sports Wagering

Sports wagering, whether the wager is placed online or in a retail environment, involves a user placing a wager on an event at some fixed odds (a “Proposition”) determined by us. In the event the user wins, we pay out the bet. We take some risk on the wager. Our revenue is generated by setting odds such that there is a built-in theoretical margin in each Proposition offered to its users. While different outcomes of the events may cause volatility in our revenue, we believe it can deliver a fairly stable wagering win margin over the long term.

Kambi, a third-party vendor, provides us access to its risk and trading platform that assists us in developing sports wagering odds and risk mitigation. The Kambi platform has been integrated into our online sports wagering platform. In addition to traditional fixed-odds wagering, we offer other sports wagering products including in-game wagering and multi-sport parlay wagering. We have also incorporated live streaming of sporting events into our sports wagering offering.

Social Gaming

Our social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation, increasing engagement and visitation to our brick-and-mortar casino partner properties, and generating revenues. The social gaming product is a marketing tool that keeps the brands present in mind and engaging with customers through another channel while providing the entertainment value the patrons seek. While the vast majority of our social gaming players enjoy engaging with the site without paying, there are a number of players that top-up their virtual coins through our social gaming cashier with a variety of packages for sale. The virtual currency can only be used within our social games sites and has no monetary value outside of the game. We pay a percentage of the social gaming revenue derived from the purchase of the virtual coins with content suppliers. In B2B2C partnerships, the net social revenue is split between the partner and us.

We also utilize our social gaming products to cross-sell to real-money wagering products in jurisdictions where real-money wagering is authorized.

Our revenue is predominantly concentrated in the United States with the remaining revenue being generated in Colombia. See Note 2 to RSI’s audited consolidated financial statements, included elsewhere in this prospectus.

Costs and Expenses

Costs of Revenue. Costs of revenue consist primarily of variable costs. These include mainly (i) gaming taxes (ii) payment processing fees and chargebacks, (iii) third party content and professional fees, (iv) salaries and benefits of dedicated personnel, and (v) commissions paid for market access arrangements. We incur payment processing costs on player deposits and occasionally chargebacks as a result of player complaints (chargebacks have not been material to date).

We incur payment processing costs on user deposits and occasionally chargebacks. Our primary gaming taxes are state taxes, which are determined on a jurisdiction-by-jurisdiction basis and range from 6.75% to 54% of gross revenue minus applicable deductions. Excluding Pennsylvania, the tax rate for sports wagering ranges from 6.75% to 17% and the tax rate for online casino wagering ranges from 15% to 28% in both markets where we are currently operating. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses and certain other nuances. In addition to state taxes in the United States, we pay a federal excise tax of 0.25% of United States sports wagering handle. Our platform fees are primarily driven by hosting, third-party vendors that provide casino content, sports betting trading services and certain elements of its platform technology (such as geolocation and know-your-customer). Finally, our revenue share fees are primarily driven by arrangements with land-based casinos in states where land-based casinos have the rights (including many times the exclusive rights) to online casino and sports wagering.

Advertising and Promotions Costs. Advertising and promotion costs consist primarily of marketing the product via different channels, promotional activities, and the related costs incurred to acquire new customers that include salaries and benefits for dedicated personnel and are expensed as incurred. We distribute our product offerings through various channels, including websites (traditional and mobile), direct application downloads and global direct-to-consumer digital platforms such as the Apple App Store.

Our ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, we leverage marketing to acquire, convert and retain customers. We use a variety of paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers as well as earned media. Furthermore, we optimize our marketing spend using data collected since the beginning of our operations. Our marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings.

Where paid marketing is concerned, we leverage a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where we operate or intends to operate. We believe that there is significant benefit to having a flexible approach to advertising spending as we can move our advertising spending around based on dynamic testing of what advertising methods and channels are working and what channels and methods are not working.

General Administration and Other. General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expense, professional services related to legal, compliance and audit/consulting services, rent and other premises costs and insurance. As part of the certain agreements with key executives, share-based awards in the form of profit interest were granted. Share-based compensation expense consists of the expenses related to the vesting of these awards in addition to the remeasurement of liability-classified awards. See Note 7 to RSI’s audited consolidated financial statements, included elsewhere in this prospectus.

Depreciation and Amortization. Depreciation and amortization expense consist of depreciation on our property and equipment over the useful lives as well as amortization of market access licenses and gaming jurisdictional licenses over the useful lives. See Notes 2, 3 and 4 to RSI’s audited consolidated financial statements, included elsewhere in this prospectus.

Results of Operations

The following tables set forth RSI’s consolidated statement of operations for 2018 and 2019 and for the first nine months of 2019 and 2020. We have derived these data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

Comparison of the Nine Months Ended September 30, 2020 and 2019 (unaudited)

	Nine Months Ended September 30,		Change
	2020	2019	$	%
($ in thousands)	(Unaudited)	(Unaudited)
Revenue	$178,452	$35,848	$142,604	398%
Operating costs and expenses
Costs of revenue	118,774	16,256	102,518	631%
Advertising and promotions	33,421	19,660	13,761	70%
General administration and other	114,815	6,401	108,414	1694%
Depreciation and amortization	1,368	799	569	71%

Total operating costs and expenses	268,378	43,116	225,262	522%

Loss from operations	(89,926)	(7,268)	(82,658)	1137%

Other expense
Interest expense, net	(101)	(92)	(9)	10%

Total other expense	(101)	(92)	(9)	10%

Net loss	(90,027)	(7,360)	(82,667)	1123%

Deemed dividend on preferred units	(4,288)	—	(4,288)	100%

Net loss attributable to the members	$(94,315)	$(7,360)	$(86,955)	1181%

Other comprehensive loss
Foreign currency translation adjustment	(444)	186	(630)	339%

Comprehensive loss	$(94,759)	$(7,174)	$(87,585)	1221%

Revenue. Revenue increased by $142.6 million, or 398%, to $178.5 million for the nine months ended September 30, 2020 as compared to $35.8 million in the nine months ended September 30, 2019. The increase was mainly due to, and directly correlated with, RSI’s expansion and revenue growth caused by entrance into new markets and accelerated adoption of online gaming during the COVID-19 pandemic in the nine-month period ended September 30, 2020 as compared to the same period in 2019. The increase was attributable primarily to the increase of online casino and sports wagering revenue in Pennsylvania of $118.0 million. New Jersey online casino and sports wagering revenue contributed $10.6 million to the increase during the same period. All other revenue sources combined contributed $14.0 million to the increase for the nine month period ended September 30, 2020 as comparted to the same period in 2019. During the quarter ending September 30, 2020, RSI had 122,800 average monthly unique real-money players globally. By comparison, during the quarter ended September 30, 2019, RSI had approximately 51,800 average monthly unique real-money players globally.

Costs of Revenue. Costs of revenue increased by $102.5 million, or 631%, to $118.8 million for the nine months ended September 30, 2020 as compared to $16.3 million in the nine months ended September 30, 2019. The increase was mainly due to, and directly correlated with, our expansion and revenue growth caused by entrance into new markets and accelerated adoption of online gaming during the COVID-19 pandemic in the nine-month period ended September 30, 2020 as compared to the same period in 2019. Market access arrangements (that include certain gaming taxes) and platform costs contributed $84.0 million, and $11.8 million, respectively, to the increase in the period. Gaming taxes, payment processing costs, and personnel costs contributed the remaining $6.7 million to the increase in the nine-month period in 2020 as compared to 2019. Costs of revenue as a percentage of revenue increased to 66.6% for the nine months ended September 30, 2020 as compared to 45.4% in the nine months ended September 30, 2019.

During the three months ended and as of September 30, 2020, we under accrued related party royalty expense in costs of revenue, and overstated the related amount due from affiliated land-based casinos, by approximately $9.0 million. See Note 1 to RSI’s consolidated financial statements included elsewhere in this prospectus. However, on December 10, 2020, we retrospectively amended our existing agreements with an affiliated land-based casino to reduce the royalty expense owed by us by $9.0 million. Therefore, no adjustment has been made to the unaudited September 30, 2020 consolidated financial statements. This amendment is, by its terms, one time in nature, and similar amendments will not occur in the future. Absent such amendment, our costs of revenue would have been increased by $9.0 million and the amount due from affiliated land-based casinos would have been lower by $9.0 million for the three months ended and as of September 30, 2020.

Advertising and Promotions. Advertising and promotions expense increased by $13.8 million, or 70%, to $33.4 million for the nine months ended September 30, 2020 as compared to $19.7 million in the nine months ended September 30, 2019. The increase was mainly due to marketing efforts and strategies in newly entered and existing markets to increase customer awareness and acquisition for RSI’s product offerings. Advertising and promotions expense accounted for 18.7% of our revenue for the nine months ended September 30, 2020 as compared to 54.8% in the nine months ended September 30, 2019.

General Administration and Other. General administration and other expense increased by $108.4 million, or 1694%, to $114.8 million for the nine months ended September 30, 2020 as compared to $6.4 million in the nine months ended September 30, 2019. Higher personnel costs related to share-based compensation expense contributed $103.3 million to the increase, which was due to the vesting and remeasurement of share-based awards to certain executive officers of RSI initially granted in December 2019 with additional grants made during the nine-month period ended September 30, 2020. RSI granted profit interests to certain employees in the form of Common A-2 Units and Common-B-1 Units. All of the Common A-2 Units granted vested upon grant and a majority of the Common B-1 Units vested on the grant date. The grant-date fair value was derived from a Black-Scholes option pricing model that included the inputs for volatility, risk-free interest rate and time to liquidity. Additionally, a factor was included in determining the unit value for the lack of marketability discount since RSI is not a public company (see “—Critical Accounting Polices and Estimates” section below). The fair value of the remaining unvested Common A-2 Units and the remeasurement of all of the Common B-1 Units increased primarily due to the signed letter of intent as of June 17, 2020 which placed a valuation on the business. Another contributing factor was the increase in projected revenue that occurred between each measurement date. Additionally, the increase in the fair value of unvested share-based awards are further attributed to decreases in the risk-free interest rate factor, time to liquidity and the lack of marketability discount as of September 30, 2020 as compared to the inputs used at December 31, 2019. These decreases in these key inputs occurred due to the potential exit event through the Business Combination. This potential transaction decreases the time to liquidity, which in turn decreases the term used to calculate the risk-free interest rate. Using a shorter term for the risk-free interest rate results in a lower interest rate. Furthermore, the shorter time to liquidity and smaller risk-free interest rate contribute to the decrease in the discount for lack of marketability. $2.1 million of the remaining increase to general administration and other expenses was attributable to other personnel costs reflecting headcount growth of 85% between September 30, 2019 and September 30, 2020 and customary merit increases between the two periods. General administration and other expense accounted for 64.3% of our revenue for the nine months ended September 30, 2020 as compared to 17.9% in the nine months ended September 30 2019.

Depreciation and Amortization. Depreciation and amortization expense increased by $0.6 million, or 71%, to $1.4 million for the nine months ended September 30, 2020 as compared to $0.8 million in the nine months ended September 30, 2019. The increase was due primarily to the purchase of new and renewal licenses, and the resulting amortization of those licenses, due to RSI’s expansion and growth of product offerings in states, such as New Jersey, Colorado and Illinois, in the nine-month period ended September 30, 2020 as compared to the comparable period in 2019. Depreciation and amortization expense accounted for 0.8% of our revenue for the nine months ended September 30, 2020 as compared to 2.2% in the nine months ended September 30, 2019.

Comparison of the Years Ended December 31, 2019 and 2018

	Years Ended December 31,		Change
($ in thousands)	2019	2018	$	%
Revenue	$63,667	$18,226	$45,441	249%
Operating costs and expenses
Costs of revenue	32,893	10,709	22,184	207%
Advertising and promotions	28,313	10,914	17,399	159%
General administration and other	23,649	6,398	17,251	270%
Depreciation and amortization	1,139	898	241	27%

Total operating costs and expenses	85,994	28,919	57,075	197%

Loss from operations	(22,327)	(10,693)	(11,634)	109%

Other expense
Interest expense, net	(123)	(42)	(81)	193%

Total other expense	(123)	(42)	(81)	193%

Net loss	(22,450)	(10,735)	(11,715)	109%

Deemed dividend on preferred units	(8,544)	—	(8,544)	100%

Net loss attributable to the members	$(30,994)	$(10,735)	$(20,259)	189%

Other comprehensive income (loss)
Foreign currency translation adjustment	10	(132)	142	-108%

Comprehensive loss	$(30,984)	$(10,867)	$(20,117)	185%

Revenue. Revenue increased by $45.4 million, or 249%, to $63.7 million in 2019 as compared to $18.2 million in 2018. The increase was mainly due to, and directly correlated with, RSI’s expansion and growth year-over-year. The increase was attributable primarily to the increase of online casino and sports wagering revenue in Pennsylvania of $22.3 million and New Jersey of $17.3 million. All other revenue sources accounted for the remaining $5.8 million increase in revenue between the two periods.

Costs of Revenue. Costs of revenue increased by $22.2 million, or 207%, to $32.9 million in 2019 as compared to $10.7 million in 2018. The increase was mainly due to, and directly correlated with, RSI’s expansion and growth year-over-year. Market access arrangements (that include certain gaming taxes), platform costs, and gaming taxes contributed $7.0 million, $6.8 million, and $4.6 million, respectively. Payments processing costs and personnel costs contributed the remaining $3.8 million to the increase in the twelve-month period in 2020 as compared to 2019. Costs of revenue as a percentage of revenue decreased to 51.7% in 2019 as compared to 58.8% in 2018.

Advertising and Promotions. Advertising and promotions expense increased by $17.4 million, or 159%, to $28.3 million in 2019 as compared to $10.9 million in 2018. The increase was mainly due to marketing efforts and strategies in newly entered and existing markets to increase customer awareness and acquisition for RSI’s product offerings. Advertising and promotions expense accounted for 44.5% of our revenue in 2019 as compared to 59.9% in 2018.

General Administration and Other. General administration and other expense increased by $17.2 million, or 270%, to $23.6 million in 2019 as compared to $6.4 million in 2018. The increase was driven mainly by higher personnel costs related to share-based compensation expense. The increase was due to the grant of share-based awards to certain executive officers of RSI in December 2019 whereas no share-based awards were granted in 2018. On December 19, 2019, in conjunction with the contribution of all of the membership units of Rush Street Interactive, LLC to RSI, RSI granted profit interest to certain employees in the amount of 2,714,850 Common A-2 Units and 5,158,918 Common-B-1 Units. All of the Common A-2 Units granted vested upon grant and a majority of the Common B-1 Units vested on the grant date. The grant-date fair value of the share-based awards was derived from a Black-Scholes option pricing model that included the inputs for volatility, risk-free interest rate and time to liquidity. Additionally, a factor was included in determining the unit value for the lack of marketability discount since RSI is not a public company (see “—Critical Accounting Polices and Estimates” section below). The remaining increase to general administration and other expenses was attributable to other personnel costs reflecting headcount growth of 36% between December 31, 2018 and 2019 as well as customary merit increases. General administration and other expense accounted for 37.1% of our revenue for 2019 as compared to 35.1% in 2018.

Depreciation and Amortization. Depreciation and amortization expense increased by $0.2 million, or 27%, to $1.1 million in 2019 as compared to $0.9 million in 2018. The increase was due primarily to the purchase of new and renewal of existing licenses, and the resulting amortization of those licenses, due to RSI’s expansion and growth of product offerings in various states, such as New Jersey, Indiana and Pennsylvania, in 2019 compared to 2018. Depreciation and amortization expense accounted for 1.8% of our revenue in 2019 as compared to 4.9% in 2018.

Quarterly Performance Trend and Seasonality

In the past, RSI’s financial results have varied on a quarter-by-quarter basis and may continue to do so in the future. RSI’s financial results in any given quarter may be influenced by, among other things, consumer engagement and wagering results, and other factors which are outside of our control or we cannot predict.

Our financial results are dependent, in part, on continued consumer engagement. RSI consumer engagement in our sports wagering and online casino wagering services may vary, potentially resulting in quarterly variances in the performance of our business, operations, financial condition or prospects, on account of, among other factors, the user’s level of satisfaction with our platforms, our ability to improve, innovate and adapt our platform, the number of sports events and the length of sporting seasons, outages and disruptions of online services, the offerings of our competitors, our marketing and advertising efforts, or declines in consumer activity generally as a result of economic downturns.

RSI’s online sports wagering business experiences seasonality based on the relative popularity of certain sports. Although sporting events occur throughout the year, RSI’s online sports wagering users are most active during the American football season as well as during the basketball seasons (NBA and NCAA).

Sports leagues shortening, delaying or cancelling their seasons due to COVID-19 could adversely affect RSI’s business, financial condition, results of operations and prospects. See “—Impact of COVID-19.”

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and investment from the founders. Our current working capital needs relate mainly to supporting the existing businesses, the growth of these businesses in their existing markets and their expansion into other geographic regions along with the compensation and benefits of our employees. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows. Since RSI’s founding through the nine-month period ended September 30, 2020, we financed our operations without third party debt, and entirely with member contributions and operating cash flows.

We had $10.9 million in cash and cash equivalents as of September 30, 2020 (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users for all jurisdiction and products). We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our product offerings across more of the United States and worldwide. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 1 to RSI’s audited consolidated financial statements included elsewhere in this prospectus.

Subsequent to the period covered by this Management’s Discussion and Analysis, on December 29, 2020, we consummated the transactions contemplated by the Business Combination Agreement (including the PIPE). As a result, our cash and cash equivalents increased to approximately $240.0 million (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users for all jurisdiction and products).

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)
Net cash provided by (used in) operating activities	$2,559	$(7,414)	$(2,459)	$(5,138)
Net cash used in investing activities	(4,696)	(5,645)	(5,770)	(644)
Net cash provided by financing activities	7,150	14,500	15,545	8,000
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(441)	155	(6)	(147)

Net change in cash, cash equivalents and restricted cash	$4,572	$1,596	$7,310	$2,071

Operating Activities

For the nine months ended September 30, 2020, cash provided by operating activities was $2.6 million, mainly due to net loss of $90.0 million, which included $104.8 million of non-cash expenses offset by $12.2 million in changes in assets and liabilities. During the nine months ended September 30, 2020, accrued expenses increased by $13.2 million and accounts payable increased by $6.4 million. The increase in due from affiliates of $32.0 million is a result of our arrangement with our affiliated casinos in Pennsylvania and Illinois.

For the nine months ended September 30, 2019, cash used in operating activities was $7.4 million mainly due to a net loss of $7.4 million that included $0.8 million of non-cash expenses. Increases of $2.1 million in deferred royalties, $2.0 million in accrued expenses and $1.8 million in other current liabilities were offset by decreases of $4.7 million in due from affiliates and $1.7 million in players receivable.

For 2019, cash used in operating activities was $2.5 million mainly due to a net loss of $22.4 million that included $14.5 million of non-cash expenses. An increase of $6.9 million in accrued expenses, $2.1 million in deferred royalty and $1.5 million in due to affiliates was offset by a decrease of $1.8 million in players receivable and $2.5 million in due from affiliates.

For 2018, cash used in operating activities was $5.1 million, mainly due to a net loss of $10.7 million that included $0.9 million of non-cash expenses. An increase of $5.3 million in accrued expenses was offset by a decrease of $0.7 million in due from affiliates and $0.6 million in prepaid expenses and other current assets.

Investing Activities

During the nine months ended September 30, 2020, net cash used in investing activities was $4.7 million, of which $2.8 million related to the purchase of licenses in various jurisdictions, such as Colorado and Illinois, and $1.0 million pertained to a deposit paid as a result of our market access agreement in Michigan. Fixed assets purchased in supporting the operations during the nine-month period resulted in cash used of $0.9 million.

During the nine months ended September 30, 2019, net cash used in investing activities was $5.6 million, of which $5.3 million related to the purchase of licenses related to New Jersey and Pennsylvania.

During 2019, net cash used in investing activities was $5.8 million, mostly attributed to the purchase of licenses in various jurisdictions, such as New Jersey, Indiana and Pennsylvania, in the amount of $5.3 million and the purchase of fixed assets of $0.4 million.

During 2018, net cash used in investing activities was $0.6 million, of which $0.2 million related to the purchase of licenses in various jurisdictions, such as Pennsylvania and Colombia, and $0.3 million related to a purchase of certificates of deposit to support RSI’s operations in Colombia.

Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities was $7.2 million, of which $2.1 million and $4.4 million were related to the issuance of 6,500,000 preferred units and 6,500,000 common units, respectively. Additionally, partners of RSI advanced funds of $0.7 million for RSI’s purchase of hardware needed to allow RSI to operate a retail sportsbook in Des Plaines, Illinois.

For the nine months ended September 30, 2019, net cash provided by financing activities was $14.5 million, which related to the issuance of 14,500,000 membership interests to existing members.

For 2019, net cash provided by financing activities was $15.5 million, of which $15.0 million and $0.5 million were related to the issuance of membership interests and common units and the issuance of preferred units, respectively.

For 2018, net cash provided by financing activities was $8.0 million, which related to the issuance of 8,000,000 membership interests to existing members.

Contractual Obligations

The following table summarizes our outstanding contractual obligations as of September 30, 2020:

($ in thousands)	Total	Less than 1 year	1 -3 years	3 -5 years	More than 5 years
Contractual obligations:
License and marketing access(1)	$35,280	$260	$1,222	$11,508	$22,290
Subscriptions(2)	491	456	35	—	—
Marketing(3)	17,709	12,495	5,214	—	—
Operating Leases(4)	1,436	319	683	423	11

Total contractual obligations	$54,916	$13,530	$7,154	$11,931	$22,301

(1)	For certain jurisdictions, we commit to certain minimum royalties.
(2)	We have entered and maintain subscriptions to certain information technology solutions
(3)	In some jurisdictions, we commit to certain spend in order to achieve discounted rates.
(4)	We have entered and maintain certain office leases that in some cases are committed to for future periods.

Off-Balance Sheet Commitments and Arrangements

As of September 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Our significant accounting policies are described in Note 2 to RSI’s audited consolidated financial statements included elsewhere in this prospectus. Our critical accounting policies are described below.

Revenue Recognition

RSI generates revenues from providing wagering services through offerings such as online casino wagering, online sports wagering, retail sports services and social gaming to individual customers.

Online Casino and Sports Wagering

RSI establishes various processes in which players can deposit funds within a bank account controlled by RSI or an affiliated casino contracted by RSI. Through a mobile application or computer interface, the player will place a wager for which RSI has a positive theoretical margin. For all online casino and sports wagering operations, RSI controls the operations and records revenue generated from the aggregated wagers less payouts on the settled outcomes. Online casino wagering virtual offerings typically include similar games available in land-based casinos. Online casino wagering involves a player placing a wager on a game of chance such as a virtual slot machine or a virtual table game such as blackjack. Online sports wagering involves a player placing a wager on a particular outcome of a sporting event at some fixed odds. For both online casino and online sports wagering, in the event the player wins on a settled result, RSI pays out the bet. RSI also offers other sports wagering products including in-game wagering and multi-sport parlay wagering.

RSI has a performance obligation to provide wagering services for online gaming. Revenue is recognized at the conclusion of each wager, wagering game hand or contest. Additionally, RSI’s online wagering operations provide loyalty awards to customers to entice future play or because of prior participation in gaming wagers or contests. The loyalty awards create material rights and represent separate performance obligations that are recognized as revenue when redeemed.

Retail Sports Services

RSI provides services related to retail sports services for land-based casinos in return for a commission based on revenue less certain costs. These services include the management and oversight of the retail book and cover, among other items, installation and support of the sports wagering equipment third-party vendors, risk management, advertising and promotion, negotiation of commercial agreements with sports leagues, teams, and media partners and second-line technical support.

We record the commission for providing those services as sportsbook commissions at the end of the month at which time the commission is earned. RSI has a single performance obligation to provide services for retail sports services and records the revenue as services are performed. Payment is generally received 15 days after the end of the respective month in which the services were performed.

Social Gaming

RSI provides a social gaming platform where patrons can play online games for free. While the vast majority of RSI’s social gaming players enjoy engaging with the site without paying, there are a number of players that purchase additional virtual coins through RSI’s cashier with a variety of packages for sale. Deferred revenue is recorded when players purchase virtual coins. RSI has a single performance obligation through the combined license of the virtual coin in conjunction with the hosting services of the online social game. Revenue is recognized when the virtual coins are redeemed.

See “—Key Components of Revenues and Expenses” above and Note 2 to RSI’s audited consolidated financial statements, included elsewhere in this prospectus.

Cumulative Redeemable Preferred Units

RSI accounted for its cumulative redeemable preferred units (“Preferred Units”) in accordance with ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities,” which requires classification outside of permanent equity in temporary equity for securities that are redeemable at the holder’s option for cash or other assets. The Preferred Units were not unconditionally redeemable. However, the Preferred Units were conditionally redeemable upon the occurrence of a withdrawal event (such as a Preferred Unit Holder experiencing a bankruptcy event, a communication from a gaming authority that the Preferred Unit Holder was not suitable, eligible or qualified pursuant to any gaming law with respect to a gaming license and breach of a representation and warranty) which was not solely within the control of RSI. RSI elected not to adjust the carrying value of the Preferred Units to the liquidation preference of such Preferred Units because of the uncertainty of whether or when such a redemption event would occur. If a redemption event becomes probable, RSI would adjust the carrying amount of the Preferred Units to equal the redemption value on such date and at the end of each reporting period thereafter, as long as occurrence of the redemption event remains probable. See Notes 2 and 6 to RSI’s audited consolidated financial statements, included elsewhere in this prospectus. In connection with the Business Combination Agreement, the Preferred Units were exchanged for new Class A Common Units of RSI immediately prior to the Closing in accordance with the Recapitalization Agreement.

Share-based Compensation

Our historical and outstanding share-based compensation awards, including the issuances of equity awards and liability awards, are described in Note 7 to RSI’s audited consolidated financial statements, included elsewhere in this prospectus.

We record share-based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”), and recognize share-based compensation expense in the period in which a unit holder is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards is recognized over the requisite service period on a straight-line basis and we account for forfeitures as they occur. We classify our awards as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity-classified awards are valued as of the grant date based upon the underlying unit price and a number of assumptions, including volatility, performance period, risk-free interest rate and expected dividends. Liability-classified awards are valued at fair value using an option pricing model at each reporting date.

The determination of the grant date fair value using an option pricing model is affected principally by our estimated fair value of our common units and requires management to make a number of other assumptions, including the expected term of the award, the expected volatility of the underlying units, the risk-free interest rate and the expected dividend yield. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our share-based compensation expense could be materially different in the future. These assumptions are estimated as follows:

Fair Value of Common Units. See the subsection titled “—Fair Value of Common Units” below.

•

Expected Term. The expected term represents the period that our awards are expected to be outstanding. We calculated the expected term using a permitted simplified method, which is based on the vesting period and contractual term for each tranche of awards.

•

Expected Volatility. The expected volatility was based on the historical share volatility of several comparable publicly traded companies over a period of time equal to the expected term of the awards, as we do not have any trading history to use the volatility of our own common units. The comparable companies were chosen based on their size, stage in life cycle and area of specialty. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own unit price becomes available.

•	Risk-Free Interest Rate. The risk-free rate is based on an extrapolated 5-year United States Treasury bond rate in effect at the time of grant given the expected time to liquidity

•	Expected Dividend Yield. We have not paid dividends on our common units nor do we expect to pay dividends in the foreseeable future. Therefore, we used an expected dividend yield of zero.

Fair Value of Common Units

There has been no public market for our common units to date. As such, the estimated fair value of our common units has been determined at each grant date by our board of directors, with input from management, based on the information known to us on the grant date and upon a review of any recent events and their potential impact on the estimated per share fair value of our common units. As part of these fair value determinations, our board of directors obtained and considered valuation reports prepared by a third-party valuation firm in accordance with the guidance outlined in the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

In determining the fair value of our common units prior to this offering, multiple factors were considered in selecting an appropriate valuation approach, including, without limitation: (i) does the valuation method reflect our going-concern and/or expected time to liquidity status; (ii) does the valuation method assign value to the junior instruments, unless a future exit scenario is being analyzed whereby no cash is being distributed to the junior instruments based on equity class-specific rights; and (iii) is the complexity of the method appropriate based on our stage of development at the date of the valuation. The valuation methods evaluated and utilized, as appropriate, included the Option Pricing Method, or OPM, Scenario-Based Method and Hybrid Method. The OPM is a forward-looking method that considers our current equity value and allocates our total equity value to the various equity classes considering a continuous distribution of outcomes, rather than focusing on distinct future scenarios. The Scenario-Based Method is a forward-looking method that considers the payoff to each class of equity across a range of future exit scenarios, discounted to the applicable valuation date at an appropriate rate of return for each equity class. This method may include a simplified scenario analysis, a relative value scenario analysis or a full scenario analysis, also known as the Probability-Weighted Expected Return Method, or PWERM. The Hybrid Method is a hybrid of the OPM and the Scenario-Based Method.

For the period ended December 31, 2019, we determined the estimated fair value of our common units using the OPM given the uncertainty associated with both the timing and type of any future exit scenario and applied a Market Approach. The OPM is an allocation method that considers the current value of equity and then allocates that equity value to the various equity classes considering the rights and preferences of the individual equity classes. The OPM treated our common units and redeemable cumulative preferred units as call options on our total equity value, with exercise prices based on the liquidation preferences of the redeemable cumulative preferred units. The OPM utilized the Black-Scholes model to price the call options, and considered the various terms of the unitholder agreements that would affect the distributions to each class of equity upon a liquidity event, including the level of seniority among the classes of equity, dividend policy, conversion ratios and cash allocations. When determining our total equity value, a Market Approach using the Market Value of Invested Capital was determined to be appropriate. The Market Value of Invested Capital was determined based on the performance of a set of guideline comparable companies, known as the Guideline Publicly-Traded Companies Method, or GPTCM, and a set of guideline comparable recent market transactions, known as the Guideline Company Transactions Method, or GTM. Under the GPTCM and GTM, valuation multiples were calculated from the market data and operating metrics of the guideline companies/transactions. The selected multiples were evaluated and adjusted based on our strengths and weaknesses relative to the companies/transactions being analyzed. The selected multiples were ultimately applied to our operating metrics to calculate indications of value. A discount for lack of marketability, or DLOM, was also then applied.

Beginning in June 2020, we determined the estimated fair value of our common units using the Hybrid Method, which incorporated the OPM and the PWERM Scenario-Based Method, estimating the probability-weighted value across multiple scenarios by using the OPM to estimate the allocation of value within one or more of those scenarios. The Hybrid Method was utilized given there was transparency into one or more near-term potential exits but there existed uncertainty regarding what would occur if the near-term exit plans did not materialize. Under the PWERM, the values of the various equity interests were estimated based upon an analysis of future values for our company, assuming various potential future outcomes. Share value was based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the rights of each share class The future outcomes modeled included an acquisition and continued operations as a private company until a later exit date. To estimate our total equity value, a combination of a Post-Money Value derived from a letter of intent signed for one or more potential near-term exits, a GPTCM analysis, a GTM analysis, and a DCF analysis were considered, based on the fact pattern that existed as of the particular valuation date. The Post-Money Value was used in the acquisition scenario and an average of the values from the GPTCM and GTM analyses was used in the continued operations as a private company scenario. After deriving the indicated values of equity under each scenario, the common unit per share equity allocations were calculated based on a cash exit distribution allocation method and an OPM respectively. Subsequently, the present value of the per-share values was calculated. Following the calculation of the present values as applicable to the scenarios, the appropriate discount for lack of marketability was applied to the per-share values. Ultimately, the resulting per-share values for each scenario were multiplied by the probability of each scenario occurring. The result is the probability weighted-average fair value of the common shares.

Our management and board of directors considered various objective and subjective factors to determine the fair value of RSI’s equity price per unit of each grant date, including the value determined by a third-party valuation firm. The factors considered by the third-party valuation firm and our board of directors included the following:

•	our financial performance, capital structure and stage of development;

•	our management team and business strategy;

•	external market conditions affecting our industry, including competition and regulatory landscape;

•	our financial position and forecasted operating results;

•	the lack of an active public or private market for our equity units;

•	the likelihood of achieving a liquidity event, such as a sale of RSI or an initial public offering of our equity units; and

•	market performance analyses, including with respect to unit price valuation, of similar companies in our industry.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common units.

Since the Business Combination Closing, a public trading market for our common stock has been established. Therefore, going forward it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for share-based awards we may grant, as the fair value of our common stock will be determined based on the closing price of our common stock as reported on the date of grant.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to RSI’s audited consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. RSI is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. The Company remains an emerging growth company and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the Company financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future.

EXECUTIVE COMPENSATION

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the year ended December 31, 2020, our named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Greg Carlin, Chief Executive Officer

•	Richard Schwartz, President

•	Mattias Stetz, Chief Operating Officer

The objective of our executive compensation program is to provide a total compensation package that will enable us to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward Named Executive Officers for performance. Our board of directors has historically determined the compensation for our Named Executive Officers.

Historically, Mr. Carlin has been compensated with a base salary from both RSG and LAMB Capital Advisors, LLC and profits interest awards, but Mr. Carlin has entered into an employment agreement with the Company in connection with the consummation of the Business Combination, as discussed below.

For 2020, the executive compensation program for our NEOs (other than Mr. Carlin) consisted of base salary and incentive compensation (delivered in the form of annual cash bonuses and profits interest awards) Each component of the executive compensation program is described below:

Base Salary — Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Annual Cash Bonus — we maintain a discretionary annual cash bonus plan. Annual cash bonuses are paid to incentivize the achievement of qualitative and quantitative performance metrics, with the amount of an annual cash bonus (if any) determined at the discretion of our board of directors and typically paid in December of the applicable performance year or, for certain executives, the first half of the following year.

Profits Interest Awards — we previously granted one-time awards of profits interests to our Named Executive Officers.

Summary Compensation Table

Name and Position	Fiscal Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)	Total
Greg Carlin	2020	$—	$—		$—	$—	$—
Chief Executive Officer	2019	$—	$—		$6,064,975	$—	$6,064,975

Richard Schwartz	2020	$377,000	$188,500	(3)	$11,075,222	$—	$11,640,722
President	2019	$377,000	$169,250		$4,574,474	$—	$5,120,724

Mattias Stetz	2020	$300,000	$150,000	(4)	$4,430,071	$—	$4,880,071
Chief Operating Officer	2019	$300,000	$150,000		$1,829,790	$—	$2,279,790

(1)	Reflects payments to the NEOs in accordance with RSI’s discretionary annual cash bonus plan.
(2)

The amounts in this column represent the aggregate grant-date fair value of profits interests awards granted to each NEO, computed in accordance with FASB ASC Topic 718 as of December 31, 2019 and December 28, 2020, as applicable. See Note 7 to RSI’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of these 2019 awards and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI — Critical Accounting Policies — Share-Based Compensation,” included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of these 2020 awards.

(3)

As of the date of this prospectus, Mr. Schwartz’s bonus for fiscal year 2020 under RSI’s discretionary annual cash bonus plan has not yet been determined. The amount set forth in the “Bonus” column above for fiscal year 2020 reflects an assumed bonus of 50% of Mr. Schwartz’s 2020 base salary. This assumed amount is based upon the terms of Mr. Schwartz’s employment agreement, which provides a target annual cash bonus opportunity equal to 50% of his then current base salary, with the actual annual cash bonus paid ranging from 0% to 80% of his base salary for the applicable year.

(4)

As of the date of this prospectus, Mr. Stetz’s bonus for fiscal year 2020 under RSI’s discretionary annual cash bonus plan has not yet been determined. The amount set forth in the “Bonus” column above for fiscal year 2020 reflects an assumed bonus of 50% of Mr. Stetz’s 2020 base salary. This assumed amount is based upon the terms of Mr. Stetz’s offer letter, which provides a target annual cash bonus opportunity equal to 50% of his then current base salary.

Benefits and Perquisites

In 2020, the Named Executive Officers participated in the same broad-based benefit programs offered to other RSI employees, including healthcare and dental plans and a 401(k) program.

Outstanding Equity Awards at 2020 Year End

In connection with the Business Combination, RSI effectuated a recapitalization, pursuant to which the profits interest awards previously granted and held by Messrs. Carlin, Schwartz and Stetz, were treated as fully vested to the extent there were any unvested amounts as of the Business Combination Closing, and such profits interest awards were converted or exchanged (whether by direct exchange, merger or otherwise) into a number of RSI Units designated as “Class A Common Units” determined in accordance with the Recapitalization Agreement (as such terms are defined in the Business Combination Agreement). In connection with the consummation of the Business Combination, the Company issued Messrs. Carlin, Schwartz and Stetz one share of Class V Voting Stock for each such RSI Unit, in accordance with, and as set forth in more detail in, the Business Combination Agreement.

There were no outstanding equity awards held by the Named Executive Officers as of December 31, 2020.

Employment Arrangements

Greg Carlin

The Company entered into an employment letter agreement with Mr. Carlin effective upon the closing of the Business Combination. The employment agreement with Mr. Carlin provides for an annual base salary of $500,000 and entitles him to participate in the Company’s discretionary annual bonus plan, with a target annual cash bonus opportunity equal to 80% of his then current base salary for the relevant plan year, and with the actual annual cash bonus paid ranging from 40% to 120% of his base salary for the relevant plan year. If, at any time, the Company terminates Mr. Carlin’s employment as Chief Executive Officer without cause, then he will be entitled to severance in the total amount of $600,000. Mr. Carlin is also eligible to participate in the Company’s long-term incentive compensation plan, which is still being evaluated and designed, with the amount of annual long-term incentives under such plan to be equal to two times his annualized base salary. Grants under such plan are intended to vest based on time-vesting and performance-based vesting, with the first of the long-term compensation grants being made no later than June 30, 2021. The performance-based vesting grants are anticipated to cover a three-year period and on a rolling basis (e.g., 2021-2023, 2022-2024, etc.). Such grants may include a combination of stock options and restricted shares/units. It is anticipated that Mr. Carlin will continue to provide services to RSG during the term of his employment with the Company.

Pursuant to the terms of Mr. Carlin’s employment letter agreement, during the employment period for twelve (12) months thereafter, Mr. Carlin will not (i) employ, retain, hire or seek to employ, retain, hire or obtain the services of any employee, representative or director of the Company who worked directly with or for you during his period of employment, subject to limited exceptions; or (ii) be employed by, provide services to or advise any person or entity that is engaged or has applied for a license to engage in operating or supplying a gambling, sports betting, online gaming or social gaming platform in any jurisdiction in which the Company or its subsidiaries or affiliates operates such a platform or has applied for a license to operate such a platform.

Richard Schwartz

Mr. Schwartz entered into an employment agreement in connection with his appointment as President. The employment agreement with Mr. Schwartz provides for an annual base salary of $377,000 and entitles him to participate in the Company’s discretionary annual bonus plan, with a target annual cash bonus opportunity equal to 50% of his then current base salary for the relevant plan year, and with the actual annual cash bonus paid ranging from 0% to 80% of his base salary for the relevant plan year. If Mr. Schwartz is terminated without “cause” or if Mr. Schwartz resigns for “good reason”, he will be entitled to a severance payment equal to six months of his base salary, subject to his compliance with certain restrictive covenants (including non-competition, non-interference with and non-solicitation of stakeholders, and non-solicitation and non-hire of employees and other service providers, non-disparagement, confidentiality and assignment of inventions). Pursuant to the employment agreement, the Company has the option to extend Mr. Schwartz’s non-compete obligations for an additional six months (i.e., until the first anniversary of his termination date) in exchange for an additional severance payment equal to six months of his base salary.

Under Mr. Schwartz’s employment agreement, “cause” means the occurrence of any of the following events: (i) any material failure by Mr. Schwartz to comply with any applicable law or regulation in performing his obligations under the employment agreement, the Agreement of Limited Partnership of Rush Street Interactive, LP (the “Operating Agreement”) or in connection with Mr. Schwartz’s conduct of the RSG Companies’ (as defined below) business; (ii) any act or omission by Mr. Schwartz against any RSG Company involving fraud, material dishonesty or conflict of interest in connection with the conduct of such company’s business; (iii) any grossly negligent or willful act or grossly negligent or willful omission by Mr. Schwartz that materially adversely affects any RSG Company; (iv) conviction of Mr. Schwartz, or his pleading guilty or nolo contendere to, or his indictment (where such indictment is not dismissed or otherwise resolved favorably to him within six months) of, any felony or charge that would result in material disrepute to any RSG Company, including any financial offense or any offense that would be reasonably likely to adversely affect any RSG Company’s reputation with any licensing or regulatory authority; (v) any willful failure by Mr. Schwartz to perform his duties or the lawful directions of the General Partner of Rush Street Interactive, LP (the “General Partner”) that results in harm to the Company, in each case, after having been given notice of such failure and a reasonable opportunity to cure, to the extent such matter is reasonably capable of being cured; (vi) the material breach of this employment agreement or the Operating Agreement, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured; or (G) any material breach, non-performance or non-observance by Mr. Schwartz of any restrictive covenants to which he is bound, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured. To the extent Mr. Schwartz believes that he have been improperly terminated for “cause”, then in such circumstance, he may initiate the mediation and arbitration process set forth in his employment agreement. “RSG Companies” means RSI Investors, LLC, Rush Street Interactive, LP, Rush

Street Interactive LLC, Rush Street Gaming, LLC and all of their present and future direct and indirect subsidiaries and affiliates.

Under Mr. Schwartz’s employment agreement “good reason” means the occurrence of any of the following events: (i) a failure of the Company to pay Mr. Schwartz base salary or provide him any benefits owed to him in accordance with the terms of the employment agreement; (ii) any breach of applicable law or regulation by the Company in relation to his employment, or any breach of a Company or General Partner obligation under the employment agreement or the Operating Agreement; (iii) the material diminution in Mr. Schwartz’s title, duties or authority from those set forth in his employment agreement without his prior written consent, provided, that the Company’s reduction in the scope of its business or the number of properties it manages or jurisdictions in which it operates any online gaming operation shall not constitute “good reason”; or (iv) any relocation of the Company’s corporate headquarters from Chicago, Illinois that would require Mr. Schwartz to relocate his family residence outside of the Chicago metropolitan area. Notwithstanding the foregoing, no termination of Mr. Schwartz’s employment shall constitute a termination for “good reason” unless (a) Mr. Schwartz gives the Company notice of the existence of an event described in clauses (i) through (iii) above within thirty days following the occurrence thereof, (b) the Company does not remedy such event (if capable of remedy) described in clause (i) through (iii) above, as applicable, within thirty days of receiving the notice described in the preceding clause (a), and (c) Mr. Schwartz terminates employment within ten days of the end of the cure period specified in clause (b), above.

Mattias Stetz

Mr. Stetz previously entered into an offer letter in connection with his appointment as Chief Operating Officer. The offer letter with Mr. Stetz provides for an annual base salary of $275,000 and entitles him to participate in the Company’s discretionary annual cash bonus plan, with a target annual cash bonus opportunity equal to 50% of his base salary for the relevant plan year. If Mr. Stetz is terminated by the Company without “cause”, he will be entitled to a severance payment equal to six months of his base salary, subject to his compliance with certain restrictive covenants (which are generally the same as those that apply to Mr. Schwartz) and execution of a severance and release agreement.

Under Mr. Stetz’s offer letter, “cause” means Mr. Stetz’s (i) failure to abide by the Company’s policies and procedures, (ii) misconduct, gross negligence, insubordination, or inattention to the Company’s business; (iii) failure to perform the duties required of him up to the standards established by the Company or other material breach of the terms of his offer letter or (iv) failure or inability to obtain and maintain all permits and licenses required by the statutes, rules and regulations relating to gaming in jurisdictions where the Company has operations or seeks to have operations (the “Gaming Laws”), as well as to assist the Company in satisfying the requirements of the Gaming Laws.

Kyle Sauers

The Company entered into an offer letter agreement with Kyle Sauers (the “Sauers Letter”), pursuant to which Mr. Sauers serves as the Chief Financial Officer of the Company. The Sauers Letter provides for (a) an annual base salary of $450,000, (b) a one-time signing bonus equal to $250,000, (c) eligibility to participate in the Company’s discretionary bonus plan with a target annual bonus equal to 80% of base salary and with the actual bonus payment amount to be equal to an amount between 40% and 120% of base salary based on the achievement of corporate/financial and individual objectives, (d) eligibility to receive annual awards of stock options or shares/units under the long-term incentive compensation plan to be established by the Company with a value of annual awards equal to two times Mr. Sauers’ base salary, subject to both time-based and performance-based vesting and with the first such award to be made no later than June 30, 2021, and (e) eligibility to participate in any employee benefit plans generally available to Company employees. Additionally, the Sauers Letter grants Mr. Sauers eligibility to receive a one-time award of restricted shares in the Company valued at $2,562,500 on the grant date based on the 20-day trailing average stock price of the Company prior to

October 23, 2020 (the “Sauers Start Date”), with such stock price being subject to a minimum price of $12 per share and a maximum price of $13 per share, and with $762,500 of the value of such award vesting immediately following the Sauers Start Date and the remaining $1,800,000 vesting in equal installments on the first four anniversaries of the Sauers Start Date. Under a separate restrictive covenant agreement, Mr. Sauers is subject to certain restrictive covenants, including, but not limited to, confidentiality, nondisparagement and employment term and 18-month post-employment noncompete and nonsolicitation of customers and employees.

In the event that Mr. Sauers’s employment is terminated prior to a “change in control” (as defined in the Company’s policies and excluding the Business Combination) either by RSI without “cause” or by Mr. Sauers for “good reason” (each as defined below) subject to his timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with his restrictive covenant obligations (as described above), the Sauers Letter provides Mr. Sauers with eligibility to receive (i) a prorated portion of his annual bonus for the year of termination based on actual performance, (ii) a cash severance payment equal to the sum of his annualized base salary and target bonus over a 12 months period (or in a lump sum at the Company’s discretion), (iii) payment of COBRA health care continuation premiums for up to 12 months, and (iv) partial accelerated vesting of his unvested time-based equity awards that would have otherwise vested within 12 months following the date of termination, with any performance-based equity awards being earned in a prorated portion of such award based on the portion of the applicable performance period that Mr. Sauers was employed and calculated according to actual performance as determined at the end of the applicable performance period.

In the event that Mr. Sauers’s employment is terminated within the twelve months following a “change in control,” either by the Company without “cause” or by Mr. Sauers for “good reason,” subject to his timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with his restrictive covenant obligations, as described above, Mr. Sauers is entitled to receive (a) a prorated portion of his annual bonus for the year of termination based on actual performance, (ii) a lump sum cash severance payment equal to twice the sum of his annualized base salary and target bonus amount, (iii) payment of COBRA health care continuation premiums for up to 12 months, and (iv) accelerated vesting of all of his unvested time-based equity awards and the assumption, conversion or replacement of his performance-based awards with substantially similar awards or, if such awards are not assumed, converted or replaced, vesting in full of such awards at the greater of target or actual performance through the date of the “change in control.”

Under the Sauers Letter, “cause” means (a) willful failure to substantially perform the lawful instructions of the Company (other than as a result of total or partial incapacity due to physical or mental illness) following the Company’s written notice to Mr. Sauers of such failure and Mr. Sauers failing to cure such failure within 10 days; (b) theft or embezzlement of Company property; (c) dishonesty in the performance of Mr. Sauers’ duties resulting in material harm to the Company; (d) failure or inability to obtain or maintain required licenses/permits as required by any applicable statute, rule, or regulation relating to gaming in jurisdictions where the Company has operations or seeks to have operations, provided that if curable, Mr. Sauers will have the opportunity to avail himself of any appeal of any denied license or permit provided that Mr. Sauers is permitted to continue working for the Company during such appeal period; (e) inability to work for the Company at the direction of any applicable gaming board or commission; (f) engaging in any act that constitutes (i) a felony under the laws of the United States or any state or federal district thereof or, where applicable, any other equivalent offence (including a crime subject to a custodial sentence) under the laws of any applicable jurisdiction, or (ii) any other crime involving moral turpitude; (g) willful or gross misconduct in connection with the exercise or failure to exercise Mr. Sauers’ duties which, in the reasonable good faith judgment of the Company, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its affiliates; or (h) breach of the provisions of any restrictive covenant with the Company or its affiliates.

Under the Sauers Letter, “good reason” means any of the following occurrences, which the Company fails to cure within 30 days of Mr. Sauers giving written notice of any event that would constitute “good reason”: (a) a material diminution in Mr. Sauers’ base salary or annual bonus opportunity; (b) a material diminution in Mr. Sauers’ authority, duties or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Mr. Sauers is directed or required to report; (d) a material change in the geographic location (in excess of 50 miles) at which Mr. Sauers is required to perform the services required by his position; or (e) any other action or inaction that constitutes a material breach of any agreement under which Mr. Sauers provides services to the Company.

Potential Payments Upon Termination or Change of Control

The following table sets forth information concerning severance payments to be made to Mr. Carlin, Mr. Schwartz and Mr. Stetz in connection with certain qualifying terminations of employment. The below table only includes information for employment termination events that trigger severance-related payments, and assumes that each NEO below will take all action necessary or appropriate for such NEO to receive the maximum available benefit, such as the timely execution of a general release of claims. Additional descriptions of the terms of RSI’s agreements with its NEOs are set forth above in “Executive Compensation — RSI — Employment Agreements.” The precise amount that each NEO below would receive cannot be determined with certainty until a termination or change in control has occurred. None of RSI’s NEOs are eligible to receive any payments, benefits or accelerated vesting upon a change in control.

Name	Event	Salary Continuation ($)	Total Termination Payments ($)
Greg Carlin Chief Executive Officer	Termination without “cause”	600,000	600,000

Richard Schwartz President	Termination without “cause” without extended non-compete obligations	188,500	188,500

	Termination without “cause” or for “good reason” with extended non-compete obligations	377,000	377,000

Mattias Stetz Chief Operating Officer	Termination without “cause”	150,000	150,000

Director Compensation

Historically, the directors who served on RSI’s board of directors in 2019 and 2020 did not receive any form of compensation (including, without limitation, in the form of equity awards), other than customary reimbursement for fees and expenses associated with participation in meetings. In connection with the Business Combination, we are in the process of adopting a new board of directors compensation program that is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage their ownership of the our stock to further align their interests with those of the our stockholders. This new board of directors compensation program will be effective for calendar year 2021.

RSI Equity Incentive Plan

In connection with the Business Combination, the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan was approved and adopted, under which we are authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete.

Material Terms of the Plan

The material terms of the Plan are summarized below.

General. The purposes of the Plan are to enable the Company and its affiliates to attract and retain the types of employees, consultants and independent directors who will contribute to the Company’s long range success, provide incentives to align the interests of employees, consultants and independent directors with those of the stockholders of the Company, and promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, cash awards and other equity-based awards.

Authorized Shares. The total number of shares of Class A Common Stock that will be authorized and reserved for issuance under the Plan will equal 13,400,000 shares of Class A Common Stock, representing approximately 6% of the shares of Company common stock as of the closing of the Business Combination (on a fully earned, as-converted basis, including (x) shares of Class V Voting Stock issuable upon the exchange by the Business Combination Sellers of their shares Class V Voting Stock for shares of Class A Common Stock and (y) shares issuable in connection with the exercise of our 18,175,000 outstanding warrants). In addition, shares subject to awards granted under the Plan that expire or are otherwise canceled, forfeited or terminated without the issuance of the full number of shares of Class A Common Stock to which the award related will again be available for issuance under the Plan. In addition, shares subject to an award under the Plan will be deemed to constitute shares not issued to a participant and shall be deemed to again be available for issuance or delivery under the Plan if such shares are (i) shares tendered in payment of an option; (ii) shares delivered or withheld by the Company to satisfy tax withholding obligations; or (iii) shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the award. RSI currently anticipates that the shares reserved for issuance under the Plan will be awarded over a time period of no less than three years following the consummation of the Business Combination; however, to the extent market conditions change or the Company is required to hire additional employees, it may need to accelerate the issuance of such awards.

Adjustments to Shares Subject to the Plan. In the event of any changes in the outstanding Class A Common Stock or in the capital structure of the Company by reason of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A Common Stock, other securities or other property), a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Class A Common Stock or other securities of the Company or similar corporate transaction or event that affects the shares of common stock (including a “change in control”), or (b) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the compensation committee determines, in its sole discretion, could result in dilution or enlargement of the rights intended to be granted to, or available for, participants, the administrator (as defined below) may, in respect of any such adjustment event, make such proportionate substitution or adjustment, if any, as it deems equitable, to, among other things, the aggregate number of shares and types of securities as to which the awards may be granted, the number of shares covered by each outstanding award and the exercise price for each related outstanding option and stock appreciation right.

Administration. The compensation committee of the Board administers the Plan (referred to as the “administrator”); provided that to the extent the Board desires to comply with the exemption requirements of Rule 16b-3 of the Exchange Act with respect to any insider subject to Section 16 of the Exchange Act, such committee shall consist of at least two members of the Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act. The compensation committee of the Board may establish one or more sub-committees to administer the Plan with respect to separate classes of grantees. Subject to the provisions of the Plan, the administrator has the power to administer the Plan, including but not limited to, the authority to (i) designate participants and determine the types of awards and the number of shares of common stock or amount of cash to be covered by an award; (ii) determine the terms and conditions of any award, including whether, to what extent and under what circumstances awards may be vested, settled, exercised, cancelled or forfeited and the treatment of an award upon a termination of employment or service; (iii) modify, waive or adjust any term or condition of an award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the award, early termination of a performance period or modification of any other condition or limitation regarding an award; (iv) construe, interpret and administer the Plan and any award agreement and promulgate, amend, and rescind rules and regulations relating to the administration of the Plan. The administrator’s interpretation and construction of any provisions of the Plan or any award are final, binding and conclusive unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

Eligibility. Awards may be granted to directors, employees, consultants and advisors of the Company or any of its affiliates, and any individuals whom the administrator determines are reasonably expected to become directors or employees consultants and advisors of the Company or its affiliates following the date of grant of an award under the Plan. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of the date of this prospectus, approximately 260 individuals will be eligible to participate in the Plan, which includes approximately 229 employees, 8 non-employee directors and 23 consultants/advisors of the Company.

Options. Stock options in the form of non-qualified stock options or incentive stock options may be granted under the Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the Plan; provided that the exercise price must at least be equal to the fair market value of the Company’s Class A Common Stock on the date of grant, except in connection with the grant of options granted in connection with an assumption or substitution for another option in a manner satisfying the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value of the Company’s Class A Common Stock on the grant date. The grantee may pay the exercise price of an option (i) in cash, (ii) by certified check or (iii) by such method as the administrator approves, including a “cashless” exercise program established with a broker. Subject to the terms of the applicable award agreement, the consideration received or to be received for the grant or extension of an option may include cash, stock or other property, as determined by the compensation committee. After the termination of service of a grantee other than due to death or disability, his or her option will remain exercisable for three months except as otherwise provided in the award agreement. After the termination of service of a grantee due to death or disability, the option will remain exercisable for 12 months unless otherwise provided in the award agreement. Upon a termination for cause, all options cease to be exercisable immediately on the date of termination. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the Plan. Each share of Class A Common Stock subject to a stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s Class A Common Stock over the exercise price specified in the award agreement between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The exercise price for a stock appreciation right may not be less than 100% of the fair market value of one share of Class A Common Stock on the date of grant. Subject to the provisions of the Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards. Restricted stock may be granted under the Plan. Restricted stock awards are grants of shares of the Company’s Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Recipients of restricted stock awards are not entitled to receive any dividends with respect to such shares until the shares become vested. The administrator may provide that any dividends paid on restricted stock awards must be reinvested in shares of common stock, which are subject to the same vesting conditions applicable to the restricted stock awards.

Restricted Stock Units and Deferred Stock Units. Restricted stock units may be granted under the Plan. Restricted stock units are a hypothetical unit of Class A Common Stock having a value equal to the fair market value of an identical number of shares of Class A Common Stock. Subject to the provisions of the Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to the Company) and the form and timing of payment. Restricted stock units that have a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an award agreement are referred to as deferred stock units. Holders of restricted stock units and deferred stock units do not have any rights as stockholders but the administrator may provide in an award agreement that such holders are entitled to receive cash payments equal to the per-share dividend paid on common stock which will be distributed upon vesting of the restricted stock unit.

Dividend Equivalent Rights. Dividend equivalent rights may be granted under the Plan with respect to each restricted stock unit and deferred stock unit. Dividend equivalent rights are entitlements to receive credits based on cash and stock dividends that would have been paid on the shares of Class A Common Stock subject to each restricted stock unit or deferred stock unit award granted to a participant as though such shares had been issued to and held by the grantee. Dividend equivalent rights may not be granted in connection with stock options or stock appreciation rights. Subject to the terms of the Plan, the administrator determines the terms and conditions of any dividend equivalent rights granted with respect to awards under the Plan, provided that dividend equivalent rights are subject to the same vesting requirements as the underlying awards and will only be paid at the time or times such vesting requirements are satisfied. If a restricted stock unit or deferred stock unit is forfeited, any right to a dividend equivalent shall likewise be forfeited.

Performance Share Awards and Other Equity-Based Awards and Cash Awards. The Plan allows the administrator to grant performance share awards, as well as other equity-based awards and cash awards. The terms of any such awards will be subject to an award agreement setting forth the conditions, terms and form of such awards.

Transferability of Awards. The Plan allows for the transfer of awards (other than incentive stock options), in the sole discretion of the administrator and for no consideration, to the grantee’s immediate family or any trust or other entity in which more than 50% of the beneficial interests or voting interests, respectively, are owned by such immediate family members, or such other transferees as permitted by the administrator.

Grants to Non-Employee Directors. Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $250,000 in any one calendar year, provided that the disinterested directors may provide for exceptions to this limit for a non-employee director.

Change in Control. The Plan provides that, except as otherwise set forth in an award agreement, in the event of a “change in control” (as defined under the Plan), each outstanding award will be treated as the administrator determines, including substitution or assumption of awards, acceleration of exercisability or lapse of restrictions, termination of awards or a period of time (not required to be more than 10 days) for participants to exercise (if applicable) outstanding awards prior to the occurrence of such termination, or cancellation and payment to the participant of the value of such awards.

Amendment; Termination. The Board has the authority to amend the Plan from time to time; provided that under applicable law and the requirements of a stock exchange on which the Company’s equity securities may be listed, stockholder consent may be required to: (i) increase the maximum number of shares as to which awards may be granted, except for adjustments in connection with certain events specified in the Plan, (ii) materially expand the eligible participants or (iii) adopt any amendment constituting a change requiring stockholder approval under applicable laws or applicable listing requirements. Additionally, no amendment may materially adversely affect any outstanding award without consent of the impacted grantee. The Plan automatically will terminate in 2030, unless earlier terminated by the Board.

MANAGEMENT

The following table below lists the executive officers of the Company as of the date of this prospectus.

Name	Age	Position(s)
Greg Carlin	54	Chief Executive Officer

Kyle Sauers	50	Chief Financial Officer

Einar Roosileht	38	Chief Information Officer

Richard Schwartz	46	President

Mattias Stetz	41	Chief Operating Officer

The following table below lists the members of the Company’s board of directors as of the date of this prospectus.

Name	Age	Position(s)
Leslie Bluhm	56	Director

Neil Bluhm	83	Chairman; Director; Chair, Compensation Committee; Chair, Nominating and Corporate Governance Committee

Greg Carlin	54	Director; Chief Executive Officer; Compensation Committee;

Niccolo de Masi	40	Director; Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee

Judith Gold	56	Director

James Gordon	71	Director; Audit Committee

Sheli Rosenberg	79	Director; Compensation Committee

Paul Wierbicki	41	Director; Nominating and Corporate Governance Committee

Harry You	61	Director; Chair, Audit Committee

Officers, Directors and Key Employees

Neil Bluhm, 83, if our Chairman and has been the Chairman of RSI since 2012. Following a brief stint as an attorney with Mayer, Brown & Platt, where he became a young partner, Mr. Bluhm co-founded JMB Realty Corp. (“JMB”) and began investing in real estate. Mr. Bluhm has served as the President of JMB since 1968, and his capabilities and portfolio have expanded dramatically to include urban shopping centers and malls, five-star hotels, commercial office towers, residential projects and more. JMB became one of the largest property owners and developers in the United States. Mr. Bluhm and JMB set the standard for superior mixed-use developments that combine retail, dining, hotel, office and residential. Marquee projects included Copley Place in Boston, Century City in Los Angeles and 900 North Michigan in Chicago, featuring the prestigious Four Seasons hotel, among innumerable other high-profile ventures. In 1994, Mr. Bluhm co-founded Walton Street Capital, a private equity firm, where he has served as a Principal since 1995. Soon thereafter, Mr. Bluhm and Greg Carlin co-founded Rush Street Gaming, LLC (“RSG”), one of the fastest growing companies in the gaming industry. Mr. Bluhm has served as the Managing Member of RSG since 2009. Mr. Bluhm has been a life trustee and member of the investment committee at Northwestern University since 1986, a member of the board of directors of Northwestern Memorial Foundation of Northwestern Hospital since 2001, a life trustee of The Art Institute of Chicago since 2004, the President of the board of trustees of the Whitney Museum of American Art since 2003, an honorary member of the board of directors for the Alzheimer’s Disease & Related Disorders Association since 1996 and a member to the advisory board of Chicago Cares since 1991. Mr. Bluhm earned a Bachelor’s degree from the University of Illinois and a J.D. from Northwestern University School of Law. Mr. Bluhm’s qualifications to serve as Chairman of the Company include his extensive and varied leadership experience throughout his career in the real estate, casino and gaming industries.

Greg Carlin, 54, is our Chief Executive Officer and has been the Chief Executive Officer of RSI and RSG since 2012 and January 2005, respectively. Mr. Carlin has also served as a Managing Director of LAMB Capital Advisors, LLC (“LAMB”), a private investment firm, since June 1995. Prior to these roles, Mr. Carlin worked as an investment banker at both Lazard Freres, from June 1990 to August 1992, and Bankers Trust, from October 1992 to May 1995. Mr. Carlin served on the board of directors of Falls Management Company from May 1999 to July 2019 and has served on the board of directors of the American Gaming Association since 2016. Mr. Carlin earned a B.S. in Economics from the University of Pennsylvania. Mr. Carlin’s qualifications to serve on the Board include his experience as chief executive officer of RSI, extensive and varied experience throughout his career in the casino and gaming industries.

Leslie Bluhm, 56, has been an associate at JMB Realty Corp. since 1991. Prior to joining JMB Realty Corp. Ms. Bluhm co-founded, and served as the President of, Chicago Cares Inc. (“Chicago Cares”), a nonprofit volunteer service organization, from 1990 to 2016. Since 2013, Ms. Bluhm has served on the executive committee of The Chicago Community Trust, the board of trustees and as vice chair of the Museum of Contemporary Art Chicago, and on the board of directors of both OneGoal and Shining Hope for Communities. Since 2017, Ms. Bluhm has served as trustee of the Whitney Museum of American Art. Ms. Bluhm earned a B.A. degree from the University of Michigan and a J.D. from the University of Chicago Law School. Ms. Bluhm’s qualifications to serve on the Board include her extensive experience as a community leader, as well as her training as an attorney.

Niccolo de Masi, 40, has been dMY’s Chief Executive Officer since January 2020 and a Director of the Company since September 2019. Mr. de Masi has been a member of the board of directors of Glu (Nasdaq: GLUU) since January 2010, and has served as chairman since December 2014, as interim chairman from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi has been the chief innovation officer at Resideo Technologies, Inc. (NYSE: REZI) since February 2019, a member of its board of directors since October 2018, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on the Board include his extensive leadership experience in the mobile app space, his track record in dMY’s target industry and his network of contacts in the technology sector.

Judith Gold, 56, has been a Managing Director, Government Relations & Strategy, Senior Counsel at LAMB Capital Advisors, LLC since December 2020. Prior to joining LAMB Capital Advisors, LLC, Ms. Gold was a partner at Perkins Coie LLP, which she joined in 2005, where she advised companies and senior executives on corporate communications, public affairs, crisis communications, reputation management and public strategies. Ms. Gold began her legal career in 1989 at Altheimer & Gray, where she was an associate and later became a partner. Ms. Gold has also served in numerous public policy roles throughout her career, including in Chicago Mayor Richard M. Daley’s Cabinet as Chief of Policy for the City of Chicago, as a member of the Illinois State Board of Education, and as Chair of the Illinois Commission on the Status of Women. Ms. Gold devotes significant time to service for nonprofit organizations, including currently serving as a member of the boards of directors of Columbia College Chicago, the Illinois Coalition Against Sexual Exploitation and the Chicago Civic Federation. Ms. Gold earned a B.A. from the University of Michigan and a J.D. from the University of Chicago Law School. Ms. Gold’s qualifications to serve on the Board include her over thirty years of public and private sector experience of providing government relations, communications and public policy advice to companies and senior executives in regulated industries.

James Gordon, 71, has been the Managing Partner of Edgewater Growth Capital Partners (“Edgewater”) since he founded Edgewater in 2001. Prior to forming Edgewater, Mr. Gordon was President of Gordon Foods,

Inc. and Gordon’s Wholesale, Inc. In 1982, Mr. Gordon engineered a leveraged buy-out of his personal and family interests in The Gordon Companies and in 1986 sold the company to a European multinational corporation. Mr. Gordon has served on the boards of directors of numerous Edgewater portfolio companies. Mr. Gordon has also served on the board of directors of numerous philanthropic and non-profit organizations, including The Whitney Museum of American Art as chair of the investment committee, The Art Institute of Chicago as a member of the board of trustees and the investment committee, The Chicago Museum of Contemporary Art on the executive committee of the board and the investment committee and on the board of trustees of Grinnell College as head of the investment committee. Mr. Gordon earned a B.A. from Northwestern University. Mr. Gordon’s qualifications to serve on the Board include his extensive experience as a private equity investor and his service on numerous other public and private company and philanthropic boards.

Sheli Rosenberg, 79, serves as a principal with Roselin Investments. Prior to January 1, 2014, Ms. Rosenberg was a member of the Skadden, Arps, Slate, Meagher & Flom LLP Real Estate Group, having joined the firm’s Chicago office in 2011. Ms. Rosenberg is the former president, chief executive officer and vice chairman of Equity Group Investments, L.L.C. (“EGI”). Ms. Rosenberg joined EGI in 1980 as the company’s general counsel and rose to become CEO before retiring in 2003. Prior to joining EGI, Ms. Rosenberg was one of six managing partners at Schiff Hardin & Waite, Chicago, specializing in real estate, finance, and corporate law, and was the first woman to become a capital partner at that firm. Ms. Rosenberg is currently a member of the board of directors of Equity Lifestyle Properties and Spirit Realty. She has been a director of Ventas, CVS, Avis, Schwinn, Strategic Hotels & Resorts, Inc., Nanosphere, Inc., General Growth Properties, Equity Residential, Equity Office Properties among others. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Management (“Kellogg School”) from 2003 until 2007. A recognized advocate for women in business, Ms. Rosenberg is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee. She earned a B.A. in History and Government from Tufts University, and a J.D. from Northwestern School of Law. Ms. Rosenberg’s qualifications to serve on the Board include her extensive management and public company board experience having served in various executive-level roles throughout her career.

Paul Wierbicki, 41, has been the General Counsel of LAMB since June 2015. Prior to joining LAMB, Mr. Wierbicki served as Senior Counsel, Business and Legal at AbbVie Inc. from March 2014 to May 2015 and as a Partner at Kirkland & Ellis LLP, specializing in restructuring and debt finance, from October 2011 to February 2014. Mr. Wierbicki has served on the board of directors and compensation committee of Terressentia Corporation since February 2017 and January 2018, respectively, the board of directors and as treasurer of Sutton Place Association since January 2016, and the board of directors of The Civic Federation from September 2012 to December 2015. Mr. Wierbicki earned a B.A. in Economics and Political Science from Vanderbilt University, an Advanced Professional Certificate in Law and Business from New York University, Stern School of Business and a J.D. from New York University School of Law. Mr. Wierbicki’s qualifications to serve on the Board include his extensive and varied legal and deal experience throughout his career, including his experience in the casino and gaming industries.

Harry L. You, 61, has been dMY’s Chairman since January 2020 and a Company Director since September 2019. He also serves as chairman of dMY Technology Group, Inc. II and dMY Technology Group, Inc. III, special purpose acquisition companies affiliated with dMY. Mr. You previously served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chairman. In September 2016, Mr. You founded GTY (Nasdaq: GTYH), in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the United States Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. He also served as BearingPoint’s interim chief financial officer from

2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle (NYSE: ORCL), and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. (Nasdaq: AVGO) since January 2019. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on the Board include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.

Richard Schwartz, 46, is our President and co-founded RSI in 2012, and has served as RSI’s President since inception. In this role, he oversees the company’s product development and operations, as well as corporate functions such as business development, compliance, and legal. Prior to joining RSI, Mr. Schwartz started and led the interactive business for WMS Industries, which in 2010, launched the award-winning UK-facing online casino business, Jackpot Party. Richard has been a leader and innovator in the gaming industry for over 15 years, is an inventor on over 50 patents, and has a deep understanding of player psychology. Prior to joining the gaming industry, Mr. Schwartz was an executive at Telecom Italia Lab USA (formerly Telecom Italia Ventures) and an intellectual property attorney in the Silicon Valley. Mr. Schwartz graduated from the University of California, Berkeley and received his law degree from the University of California, Hastings College of the Law.

Kyle L. Sauers, 50, has served as the Company’s Chief Financial Officer since October 2020. Prior to joining RSI, Mr. Sauers served as the Chief Financial Officer of Echo Global Logistics (“Echo”) from 2013 to 2020 and as Senior Vice President of Finance and Controller from 2011 to 2013. Echo is a leading Fortune 1000 provider of technology-enabled technology and supply chain services. Prior to Echo, Mr. Sauers was the General Manager of Varian Medical Systems’ Security & Inspection Products Division, a result of Varian’s acquisition of Bio-Imaging Research (“BIR”) where he had served on the board of directors and as Chief Financial Officer since 2005. BIR was a leading supplier of cargo screening systems and software. Prior to BIR, Mr. Sauers spent eight years at Sphere Communications, a leading VoIP software technology company, most recently as Chief Financial Officer. Before Sphere, Mr. Sauers served in various financial management positions at APAC Customer Services, a provider of outsourced customer care and acquisition services. Mr. Sauers began his career as part of the Audit and Business Advisory Practice at Arthur Andersen LLP. Mr. Sauers graduated from the University of Illinois with a Bachelor of Science degree in Accounting.

Mattias Stetz, 41, serves as the Company’s Chief Operating Officer. He joined RSI in April 2016, and oversees Marketing and Operations. Mr. Stetz has extensive experience in marketing, sports betting operations, and media content creation for the sports wagering vertical, and prior to RSI was a former executive at Kindred Group plc (“Kindred Group”) from 2004 to 2016, including serving as Kindred Group’s Chief Commercial Officer from 2009 to 2016. While at Kindred Group, Mr. Stetz was involved in helping shape Kindred Group’s long-term strategy and also oversaw day-to-day marketing and operations. Originally from Sweden, Mr. Stetz has a Master of Science in Marketing and Business Development from the Stockholm School of Economics and is also a Harvard Business School alumnus (GMP 2015).

Einar Roosileht, 38, serves as the Company’s Chief Information Officer. He joined RSI in December 2013, and oversees RSI’s Product and Engineering. Prior to joining RSI, Mr. Roosileht co-founded Oryx Gaming in 2010, an online gaming platform provider, where he served as CTO. From 2006 to 2008, Mr. Roosileht served as Chief Architect at Playtech Estonia, where he specifically focused on developing scalable systems. Mr. Roosileht studied Computer Science at the University of Tartu.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics is posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

The Company’s business affairs are managed under the direction of the Board. The Board consists of nine members, divided into three classes of staggered three-year terms.

As discussed more fully under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI — Related Agreements — Investor Rights Agreement,” the Company has entered into the Investor Rights Agreement with dMY, the Business Combination Sellers, the Founder Holders, certain current officers and directors of dMY and the Business Combination Sellers’ Representative. Pursuant to the Investor Rights Agreement, for so long as the Company is a “controlled company” under the applicable rules of the NYSE, the Business Combination Sellers’ Representative and the Sponsor will have the right to nominate nine (or the maximum number that may be nominated by the Business Combination Sellers’ Representative without violating NYSE’s controlled company requirements) and two directors, respectively, to the Board, subject to certain independence and holdings requirements. In the event that the Company is no longer a “controlled company” under the applicable rules of NYSE, the Sponsor will have the right to nominate two directors and the Business Combination Sellers’ Representative will have the right to nominate a number of directors equal to the greater of the number of directors permitted by NYSE or a number equal to the total number of directors multiplied by the percentage of issued and outstanding voting securities of the Company held by the Business Combination Sellers and their permitted transferees at such time, in each case, subject to certain independence and holdings requirements.

The Board is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors, whose terms will expire in 2021, are Judith Gold, Paul Wierbicki and Harry You;

•	the Class II directors, whose terms will expire in 2022, are Leslie Bluhm, James Gordon and Sheli Rosenberg; and

•	the Class III directors, whose terms will expire in 2023, are Neil Bluhm, Greg Carlin and Niccolo de Masi.

Pursuant to the Investor Rights Agreement, on or prior to the one-year anniversary of the Business Combination, the Board may, in its sole discretion, elect to add two additional members of the Board. The Business Combination Sellers’ Representative also has the right to nominate the two additional Board members, who are initially Richard Schwartz and Meredith Bluhm-Wolf. If so nominated and appointed, Meredith Bluhm-Wolf will be a Class II director and Richard Schwartz will be a Class III director and will have a three-year term expiring at the same time as the other directors in each such individual’s class. In the event that any of the two additional individuals are unable or unwilling to serve as director upon the Board’s election, their replacement will be designated as set forth in the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, for so long as the Business Combination Sellers and their permitted transferees beneficially own 25% or more of the outstanding voting securities of the Company and no third party person or group of persons beneficially owns a percentage of outstanding voting securities of the

Company greater than that beneficially owned by the Business Combination Sellers and their permitted transferees, the Business Combination Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, including Meredith Bluhm-Wolf, Leslie Bluhm and Andrew Bluhm, in each case, so long as he or she is not otherwise a director on the Board. Each board observer will have the right to attend Board meetings in a non-voting, observer capacity and receive copies of all notices, minutes, consents and other materials that the Company provides to the Board. No board observer will have the right to vote on any matter submitted to the Board or offer any motions or resolutions to the Board. The Company may withhold information or materials from the board observers under certain customary circumstances, including in the event of a conflict of interest.

Controlled Company Status

We are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of independent directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We currently utilize these exemptions. As a result, we currently do not have a majority of independent directors on our Board, our Compensation and our Nominating and Corporate Governance Committees does not currently consist entirely of independent directors and our Compensation and our Nominating and Corporate Governance Committees is not currently subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Director Independence

Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has determined that Judith Gold, James Gordon, Niccolo de Masi, Paul Wierbicki and Harry You are “independent directors” as defined under the listing requirements and rules of NYSE and the applicable rules of the Exchange Act.

Other than Sheli Rosenberg and her son-in-law, Greg Carlin, and Neil Bluhm and his daughter Leslie Bluhm, there are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The Company believes that the structure of the Board and its committees provides strong overall management of the Company.

Committees of the Board

There are three standing committees of the Board: the audit committee, the compensation committee and the nominating and corporate governance committee, which membership is comprised of the following individuals: Audit Committee: Harry You (Chair), James Gordon and Niccolo de Masi; Compensation Committee: Neil Bluhm (Chair), Greg Carlin, Niccolo de Masi and Sheli Rosenberg; and Nominating and Corporate Governance Committee: Neil Bluhm (Chair), Niccolo de Masi and Paul Wierbicki.

The responsibilities of each of the committees of the Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

Harry You, James Gordon and Niccolo de Masi serve as members of our audit committee. Under NYSE listing standards and applicable SEC rules, all of the directors on the audit committee must be independent; the Board has determined that each of Messrs. You, Gordon and de Masi are independent under NYSE listing standards and applicable SEC rules. Mr. You serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and the Board has determined that Mr. You qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board has adopted a written charter for the audit committee, which is available on the Company’s website.

Compensation Committee

Neil Bluhm, Greg Carlin, Niccolo de Masi and Sheli Rosenberg serve as members of our compensation committee. Under NYSE listing standards, as a controlled company, the Company is not required to have a compensation committee composed entirely of independent directors. The Board has determined that Mr. de Masi is independent. Neil Bluhm serves as Chairman of the compensation committee. The Company’s compensation committee is responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Board has adopted a written charter for the compensation committee, which is available on the Company’s website.

Nominating and Corporate Governance Committee

Neil Bluhm, Niccolo de Masi, and Paul Wierbicki serve as members of our nominating and corporate governance committee. Under NYSE listing standards, as a controlled company the Company is not required to have a nominating and corporate governance committee comprised entirely of independent directors. While the Company will remain able to rely upon such exemption from NYSE listing standards for controlled companies, our Board has determined that each of Messrs. de Masi and Wierbicki are independent. Neil Bluhm serves as Chairman of the nominating and corporate governance committee. The Company’s nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting;

•	reviewing related person transactions; and

•	developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

The Board has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Board.

Related Person Policy of the Company

The Company has adopted a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to the exceptions described below.

A related person transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Company’s audit committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s audit committee, or other independent body of the Board, determines in the good faith exercise of its discretion. The Company’s audit committee has determined that certain transactions will not require the approval of the audit committee including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

Limitation on Liability and Indemnification Matters

The Charter contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

The Charter and our bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Charter and the Company’s bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law. The Company expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Company’s Charter and bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete. The Company’s capital stock is governed by the Company’s Charter, our bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Charter.

Authorized and Outstanding Stock

Following the completion of the Business Combination, our Charter authorizes the issuance of 951,000,000 shares, consisting of:

•	1,000,000 shares of preferred stock, par value $0.0001 per share;

•	750,000,000 shares of Class A Common Stock, par value $0.0001 per share; and

•	200,000,000 shares of Class V Voting Stock, par value $0.0001 per share.

Class A Common Stock

As of January 29, 2021, our issued and outstanding share capital consisted of: (i) 44,793,002 shares of Class A Common Stock, held of record by approximately 97 holders, (ii) 160,000,000 shares of Class V Common Stock, held of record by approximately 17 holders, (iii) no shares of preferred stock, and (iv) 18,175,000 Warrants, consisting of 11,500,000 Public Warrants held of record by approximately 2 holders and 6,600,000 Private Placement Warrants and 75,000 Working Capital Warrants held by the Sponsor.

Voting Rights

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock will vote together with holders of Class V Voting Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Pursuant to the Charter (i) the vote of holders of Class A Common Stock will not be required to amend, alter, change, add to or repeal the bylaws of the Company so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement, (ii) for so long as the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iii) at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Charter, and (v) without limiting clause (iv), at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of Preferred Stock.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having preference over the Class A Common Stock, then outstanding, if any.

Other Rights. The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of Preferred Stock of the Company that the Company may issue in the future.

Class V Voting Stock

Upon completion of the Business Combination, there were 160,000,000 shares of Class V Voting Stock issued and outstanding. All shares of Class V Voting Stock issued in connection with the Business Combination are fully paid and non-assessable.

Voting Rights

Each holder of Class V Voting Stock is entitled to one vote for each share of Class V Voting Stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class V Voting Stock will vote together with holders of Class A Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V Voting Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Pursuant to the Charter (i) the vote of holders of Class V Voting Stock will not be required to amend, alter, change, add to or repeal the bylaws of the Company so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement, (ii) for so long as the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iii) at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Charter, and (v) without limiting clause (iv) at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2/3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Business Combination Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of Preferred Stock.

Dividend Rights. The holders of the Class V Voting Stock will not participate in any dividends declared by the Board.

Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class V Voting Stock are not entitled to receive any assets of the Company.

Other Rights. The holders of shares of Class V Voting Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V Voting Stock.

Issuance and Retirement of Class V Voting Stock. In the event that any outstanding share of Class V Voting Stock ceases to be held directly or indirectly by a holder of Retained RSI Units, such share will automatically be transferred to the Company for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V Voting Stock after the adoption of the Charter other than in connection with the valid issuance or transfer of an RSI Unit in accordance with the governing documents of the Company.

Preferred Stock

There are no shares of Preferred Stock issued or outstanding as of the date of this prospectus. The Charter authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the common stock of the Company. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the common stock of the Company by restricting dividends on the Class A Common Stock, diluting the voting power of the Class V Voting Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. Currently, we have no plans to issue any Preferred Stock.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. The registration statement of which this prospectus is part is intended to register such shares of Class A Common Stock under the Securities Act. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the Closing of the Business Combination, to occur on March 26, 2021 Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if shares of our Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants and Forward Purchase Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 day’s prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our Business Combination as described elsewhere in this prospectus) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants for Class A Common Stock.

Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A Common Stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Redemption procedures and cashless exercise

If we call the warrants for redemption as described above under “— Redemption of warrants for cash”, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement registering the public shares, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants and Working Capital Warrants

The private placement warrants and working capital warrants (including the Class A Common Stock issuable upon exercise of the private placement warrants and working capital warrants) are not transferable, assignable or salable until 30 days after the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants and initial holders of the working capital warrants) and they will not be redeemable by us so long as they are held by the initial holder of such private placement warrants and working capital warrants or its permitted transferees (except for a number of shares of Class A Common Stock as described under “— Redemption of warrants for Class A Common Stock”). The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants and working capital warrants on a cashless basis. If the private placement warrants or working capital warrants are held by holders other than the initial holders or their permitted transferees, the private placement warrants and working capital warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants or working capital warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The Initial Stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we completed the Business Combination, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor.

Dividends

The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company and will be subject to the discretion of the Board. There can be no guarantee that cash dividends will be declared. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

The Company is a holding company with no material assets other than its interests in the Special Limited Partner (whose sole asset is the RSI Units) and RSI GP.

The RSI A&R LPA provides that pro rata cash distributions be made to holders of RSI Units (including the Special Limited Partner) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI — Related Agreements — RSI A&R LPA.” In addition, the Tax Receivable Agreement provides that the Special Limited Partner will pay to the Business Combination Sellers of 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increase in tax basis and certain other tax benefits related to the transactions contemplated under the Business

Combination Agreement and the exchange of Retained RSI units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Company anticipates that the tax distributions the Special Limited Partner will receive from RSI may, in certain periods, exceed the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Class A Common Stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend or in connection with the Tax Receivable Agreement) to its stockholders. We also expect, if necessary, to undertake certain actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding RSI Units to maintain one-for-one parity between RSI Units held by the Special Limited Partner and shares of Class A Common Stock. See the risk factor entitled “Risk Factors — Risks Related to the Business Combination — The only principal asset of the Company is its interests in RSI (held through the Company’s wholly-owned subsidiaries), and accordingly it depends on distributions from RSI to pay taxes and expenses.”

Investor Rights Agreement

At the Business Combination Closing, the Company, Business Combination Sellers, the Founder Holders, and the Business Combination Sellers’ Representative entered into the Investor Rights Agreement, pursuant to which, among other things, (i) the Company and the Founder Holders agreed to terminate the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Sponsor has the right to nominate two directors to the Board and the Business Combination Sellers’ Representative has the right to nominate the remaining directors of the Board (initially seven directors), and the Business Combination Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company provided the Business Combination Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Business Combination Sellers and the Sponsor, (iv) the Founder Holders and the Business Combination Sellers agreed not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSI Units held by such person for up to 12 months following the Business Combination Closing (with respect to the Founder Holders) and 180 days following the Business Combination Closing (with respect to the Business Combination Sellers), in each case, subject to certain exceptions pursuant to and in accordance with the Business Combination Agreement, and (v) the Amended Insider Letter was deemed amended to remove the 12-month lock-up period contained therein applicable to the Founder Holders, Niccolo de Masi and Harry You.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Company’s Charter, bylaws, the Investor Rights Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Class A Common stock then outstanding (as of the date of this prospectus, we have 44,793,002 shares of our Class A Common Stock outstanding); or

•	the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of January 29, 2021, we had 44,793,002 shares of Class A Common Stock outstanding. Of these shares, 23,000,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by any of our affiliates within the meaning of Rule 144. All of the 5,750,000 shares issued to the Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

In addition, as of January 29, 2021, we have up to 160,000,000 shares of Class A Common Stock reserved for issuance upon conversion of the Retained RSI Units held by the Business Combination Sellers (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock). As of January 29, 2021, we also have reserved up to 6,600,000 shares of Class A Common Stock for issuance upon exercise or conversion of the Private Warrants and up to 75,000 for issuance upon exercise or conversion of the Working Capital Warrants. All such securities are also restricted securities for purposes of Rule 144.

The registration statement of which this prospectus is a part registers for resale (i) all of the shares of Class A Common Stock issued to the Initial Stockholders, (ii) the shares of Class A Common Stock reserved for issuance upon conversion of a corresponding number of Retained RSI Units held by the Business Combination Sellers (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock) and (iii) the shares of Class A Common Stock reserved for issuance upon exercise or conversion of the Warrants, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Investor Rights Agreement or the warrant agreement, as applicable.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

For a further description of our obligation to register our securities, see the sections entitled “Business Combination — Related Agreement — Investor Rights Agreement — Registration Rights” and “Certain Relationships and Related Party Transactions — Related Party Transactions — Registration Rights.”

Lock-up Restrictions

Securities Subject to the Lock-up Period

Pursuant to the terms of the Investor Rights Agreement, the Founder Holders and the Business Combination Sellers have agreed not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSI Units held by such person for up to 12 months following the Business Combination Closing (with respect to the Founder Holders) and 180 days following the Business Combination Closing (with respect to the Business Combination Sellers), in each case, subject to certain exceptions,

As of the date of this prospectus, the Founder Holders owned 5,750,000 shares of Class A Common Stock and the Business Combination Sellers owned 160,000,000 Retained RSI Units and a corresponding number of shares of Class V Common Stock. Subject to certain exceptions, such holders are contractually restricted from selling or transferring these securities until the end of the applicable lock-up period.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2020 Omnibus Equity Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 13,400,000 shares of Class A Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock upon the completion of the Business Combination by:

•	each person known by the Company to be the beneficial owner of more than 5% of the shares of any class of the Company’s common stock;

•	each of the Company’s named executive officers and directors; and

•	all officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting common stock after the Business Combination is based on 204,793,002 shares of common stock outstanding, of which 44,793,002 shares are Class A Common Stock and 160,000,000 shares are Class V Voting Stock. The expected beneficial ownership percentages set forth below do not take into account shares of Class A Common Stock reserved for issuance under the Plan.

	Beneficial Ownership
Name and Address of Beneficial Owners	Class A Common Stock	% of Class	Class V Voting Stock(1)	% of Class	% of Total Voting Power(2)

Directors and Named Executive Officers:

Greg Carlin(3)	—	—	34,132,645	21.3%	16.7%

Richard Schwartz	—	—	8,269,950	5.2%	4.0%

Mattias Stetz	—	—	2,964,157	1.9%	1.4%

Einar Roosileht	—	—	2,964,157	1.9%	1.4%

Leslie Bluhm	—	—	—	—	—

Neil Bluhm(4)	—	—	110,411,777	69.0%	53.9%

Niccolo de Masi	—	—	—	—	—

Judith Gold(5)	—	—	565,083	*	*

James Gordon	—	—	—	—	—

Sheli Rosenberg	—	—	—	—	—

Paul Wierbicki	—	—	141,272	*	*

Harry L. You(6)	12,350,000	24.0%	—	—	5.7%

All Executive Officers and Directors After the Business Combination as a Group (12 persons)	12,350,000	21.6%	159,449,041	99.7%	79.1%

5% Holders:

Greg Carlin(3)	—	—	34,132,645	21.3%	16.1%

Neil Bluhm(4)	—	—	110,411,777	69.0%	52.2%

Funds and accounts managed by FMR LLC(7)	6,450,000	14.4%	—	—	3.1%

*	less than 1%
(1)

Class V Voting Stock will entitle the holder thereof to one vote per share. Subject to the terms of the RSI A&R LPA, from and after the six-month anniversary of the Business Combination Closing up to four times per calendar year, the RSI Units, together with an equal number of shares of Class V Voting Stock, are exchangeable for shares of Class A Common Stock on a one-for-one basis, subject to the limitations and requirements set forth in the RSI A&R LPA regarding such exchanges.

(2)

Represents the percentage of voting power of the holders of Class A Common Stock and Class V Voting Stock of the Company voting together as a single class. See the section titled “Description of the Company’s Securities—Class V Voting Stock—Voting Rights.”

(3)	Represents the aggregate number of shares of Class V Voting Stock held by Greg Carlin in his individual capacity and by the Greg and Marcy Carlin Family Trust.
(4)	Represents the aggregate number of shares of Class V Voting Stock held by Neil Bluhm, the NBG 2013 Grandchildren’s Dynasty Trust and Rush Street Interactive GP, LLC.
(5)	The shares beneficially owned by Judith Gold are held of record and registered to her husband, Dan Kotcher.
(6)

dMY Sponsor, LLC (the “Sponsor”) is the record holder of such shares. Harry You is the manager of the Sponsor and has voting and investment discretion with respect to the common stock held of record by the Sponsor. The information above represents the 5,675,000 shares of Class A Common Stock held by Sponsor and includes the 6,600,000 shares of Class A Common Stock underlying Private Placement Warrants and the 75,000 shares of Class A Common Stock underlying the Working Capital Warrants, in each case that is held by Sponsor and will become exercisable on the later of (x) 30 days following the Business Combination Closing or (y) the 12-month anniversary of the Company’s initial public offering.

(7)

Includes (i) 3,450,000 shares of Class A Common Stock acquired by Fidelity Institutional Asset Management Trust Company and Fidelity Management & Research Company LLC, each of which are subsidiaries of FMR LLC, based solely on the Schedule 13G filed by FMR LLC with the SEC on August 10, 2020, (ii) 1,057,600 shares of Class A Common Stock acquired in the PIPE by M Gardiner & Co fbo Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (iii) 39,100 shares of Class A Common Stock acquired in the PIPE by Mag & Co fbo Fidelity Blue Chip Growth Commingled Pool, (iv) 1,700 shares of Class A Common Stock acquired in the PIPE by Booth & Co fbo Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (v) 108,600 shares of Class A Common Stock acquired in the PIPE by Booth & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (vi) 3,500 shares of Class A Common Stock acquired in the PIPE by THISBE & Co: FBO Fidelity Blue Chip Growth Institutional Trust, (vii) 170,600 shares of Class A Common Stock acquired in the PIPE by WAVECHART + CO fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (viii) 99,335 shares of Class A Common Stock acquired in the PIPE by FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool, (ix) 398,700 shares of Class A Common Stock acquired in the PIPE by Mag & Co fbo Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (x) 60,600 shares of Class A Common Stock acquired in the PIPE by Booth & Co., LLC fbo Variable Insurance Products Fund III: Growth Opportunities Portfolio, (xi) 19,900 shares of Class A Common Stock acquired in the PIPE by WARMWIND + CO fbo Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (xii) 2,900 shares of Class A Common Stock acquired in the PIPE by THISBE & CO fbo Fidelity U.S. Growth Opportunities Investment Trust, (xiii) 37,465 shares of Class A Common Stock acquired in the PIPE by THISBE & CO fbo Fidelity NorthStar Fund – Sub D, (xiv) 102,555 shares of Class A Common Stock acquired in the PIPE by Mag & Co fbo Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (xv) 447,095 shares of Class A Common Stock acquired in the PIPE by Powhatan & Co., LLC fbo Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (xvi) 405,476 shares of Class A Common Stock acquired in the PIPE by Mag & Co fbo Fidelity Growth Company Commingled Pool and (xvii) 44,874 shares of Class A Common Stock acquired in the PIPE by Powhatan & Co., LLC fbo Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of M Gardiner & Co fbo Fidelity Securities Fund: Fidelity Blue Chip Growth Fund is M.Gardiner & Co, C/O JPMorgan Chase Bank, N.A, P.O. Box 35308, Newark, NJ 07101. The address of Mag & Co fbo Fidelity Blue Chip Growth Commingled Pool, Mag & Co fbo Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, Mag & Co fbo Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund and Mag & Co fbo Fidelity Growth Company Commingled Pool is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /

Vault, 140 Broadway, New York, NY 10005. The address of Booth & Co fbo Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, Booth & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund and Booth & Co., LLC fbo Variable Insurance Products Fund III: Growth Opportunities Portfolio is The Northern Trust Company, Attn: Trade Securities Processing, 333 South Wabash Ave, 32nd Floor, Chicago, Illinois 60604. The address of THISBE & Co: FBO Fidelity Blue Chip Growth Institutional Trust, WAVECHART + CO fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool FIAM Target Date Blue Chip Growth Commingled Pool, WARMWIND + CO fbo Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, THISBE & CO fbo Fidelity U.S. Growth Opportunities Investment Trust and THISBE & CO fbo Fidelity NorthStar Fund—Sub D is State Street Bank & Trust, PO Box 5756, Boston, Massachusetts 02206. The address of Powhatan & Co., LLC fbo Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund and Powhatan & Co., LLC fbo Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund is BNY Mellon, PO Box 392002, Pittsburgh PA 15230. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

dMY’s Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 5,750,000 Founder Shares. The Initial Stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters in the IPO. The forfeiture would be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the IPO. The underwriter exercised its over-allotment option in full; thus, no Founder Shares were forfeited.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination and (ii) the date following the completion of the initial business combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

On February 25, 2020, simultaneously with the consummation of the IPO, the Company consummated the private placement of 6,600,000 private placement warrants, at a price of $1.00 per private placement warrant, to the Sponsor, generating proceeds of $6.6 million.

Each whole private placement warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the IPO held in the trust account. The private placement warrants are be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors has agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.

Working Capital Warrants

Simultaneously with the Business Combination Closing, the Company converted $75,000 of aggregate outstanding loans payable by the Company to the Sponsor, into 75,000 working capital warrants, pursuant to the terms of the warrant agreement.

Each Working Capital Warrant was issued to the Sponsor at a price of $1.00 per working capital warrant, and whole Working Capital Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. The Working Capital Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Working Capital Warrants until 30 days after the Business Combination Closing.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the IPO. Prior to the consummation of the IPO, the Company borrowed approximately $90,000 under the Note. On March 19, 2020, the Company repaid the Note in full to the Sponsor.

In addition, as discussed above, in order to finance certain transaction costs in connection with the Business Combination, the Sponsor provided a working capital loan to the Company in the amount of $75,000. On December 29, 2020, in connection with the Business Combination Closing, in lieu of repaying such working capital loan in cash, the Company converted the working capital loan into the Working Capital Warrants at $1 per warrant, which were then issued to Sponsor. The Working Capital Warrants have identical terms to the Private Placement Warrants.

Administrative Services Agreement

The Company entered into an agreement that provides that, subsequent to the closing of the IPO and continuing until the earlier of the Company’s consummation of a business combination or the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. The Company incurred $30,000 and $40,000 in expenses in connection with such services during the three and six months ended June 30, 2020, respectively, as reflected in the accompanying unaudited condensed statements of operations. This agreement expired pursuant to its terms upon the Business Combination Closing.

The Sponsor, executive officers and directors, or any of their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Prior to the Business Combination Closing, the Company’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Current Registration Rights Agreement

The holders of Founder Shares, Private Placement Warrants and Working Capital Warrants (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants and upon conversion of the Founder Shares into Class A Common Shares) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the consummation of the IPO. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the IPO. An additional fee of $0.35 per unit, or $8.05 million in the aggregate, was paid to the underwriters for deferred underwriting commissions, subject to the terms of the underwriting agreement.

Tax Receivable Agreement

For a summary of the Tax Receivable Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Tax Receivable Agreement.”

Founder Holders Forfeiture Agreement

For a summary of the Founder Holders Forfeiture Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Founder Holders Forfeiture Agreement.”

Amended Insider Letter

For a summary of the Amended Insider Letter, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Amended Insider Letter.”

Investor Rights Agreement

For a summary of the Investor Rights Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Investor Rights Agreement.”

Services Agreement

For a summary of the Services Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Services Agreement.”

PIPE Subscription Agreements

For a summary of the PIPE Subscription Agreements, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — PIPE Subscription Agreements.”

RSI’s Related Party Transactions

Mr. Neil Bluhm and his adult children (including Ms. Leslie Bluhm), through their individual capacities or trusts that they have created for the benefit of themselves or their family members, have an indirect controlling or material interest in the following entities: Rush Street Gaming, LLC, Rivers IP Holdings, LLC, Sugar House HSP Gaming, LP, Holdings Acquisition Co, LP, Midwest Gaming & Entertainment, LLC, Capital Region Gaming, LLC, Portsmouth Gaming Holdings, LLC, JMB Insurance Agency, Inc., LAMB Partners, LLC and LAMB Capital Advisors, LLC. Mr. Neil Bluhm serves on the boards or is the controlling party of Rush Street Gaming, LLC, Sugar House HSP Gaming, LP, Holdings Acquisition Co, LP, Midwest Gaming & Entertainment, LLC, Capital Region Gaming, LLC, Portsmouth Gaming Holdings, LLC, JMB Insurance Agency, Inc., LAMB Partners, LLC and LAMB Capital Advisors, LLC. Mr. Neil Bluhm and Mr. Greg Carlin have a material economic interest in and own Rush Street Productions, LLC. Mr. Greg Carlin, in his individual capacity and through trusts or other entities that he has created for the benefit of himself and his family members, has an indirect material economic interest in and serves on the board of each of the following entities: Rush Street Gaming, LLC, Sugar House HSP Gaming, LP, Holdings Acquisition Co, LP, Midwest Gaming & Entertainment, LLC, Capital Region Gaming, LLC, and Portsmouth Gaming Holdings, LLC. Mr. Greg Carlin is also the managing member of Rivers IP Holdings, LLC. Each of the foregoing entities regularly engage in transactions with RSI, which are more fully described below.

In addition, Mr. Neil Bluhm and Mr. Greg Carlin made an advance to RSI in the aggregate amount of $650,000 for RSI’s purchase of hardware needed to allow RSI to operate the retail sportsbook in Des Plaines, Illinois. While there was no obligation for RSI to repay this advance by a particular date or time, RSI repaid this advance on December 30, 2020.

Rush Street Gaming, LLC (“RSG”)

RSG periodically advances RSI amounts for payroll, benefits and other costs and expenses. The amounts advanced generally correspond to RSI’s allocated portion of costs of third-party service providers and processors providing services to RSI and are passed through RSG to RSI with no markup. The total amount advanced by RSG from time to time increases and decreases based on the capital needs of RSI and as RSI draws upon and repays such advances. RSG passed through costs to RSI, and made associated advances to RSI, of $4.7 million and $3.1 million for the years ended December 31, 2019 and 2018, respectively. These amounts are recorded in the accompanying income statements and allocated to general and administrative expense and gaming expense.

RSG also provides operational support to RSI, including oversight over operations, business development, government affairs, compliance, certain human resource functions and finance. Under the arrangement between RSG and RSI, RSI reimburses RSG its allocated portion of the salary, bonus, benefits and overhead cost for RSG employees that provide services to RSI. The portion is generally calculated on the basis of the percentage of time spent by RSG employees on RSI’s matters as compared to other matters unrelated to RSI. The reimbursement is calculated on the basis of 150% of an employee’s annual salary, bonus and benefit costs. For the years ended December 31, 2019 and 2018, $0.6 million and $0.3 million, respectively, was incurred related to these support services and recorded as general and administrative expense in the accompanying income statements. RSG will continue to provide RSI with such services upon substantially the same terms and cost following the consummation of the Business Combination pursuant to the Services Agreement. See “Summary of the Prospectus — Related Agreements — Services Agreement”.

Mr. Carlin is the current chief executive officer of RSG and has historically been compensated with a base salary from RSG.

Collectively, RSI had $2.7 million and $1.2 million payable to RSG as of December 31, 2019 and 2018, respectively, and recorded as due to affiliates within the accompanying balance sheets.

RSG also owns the “Rush Street” and “Rush Rewards” trademarks used by RSI. Pursuant to the Business Combination Agreement, these trademarks and several other trademarks and domain names that we use in connection with our business were transferred and assigned to us by RSG and its affiliates, as applicable, and we granted to RSG and its affiliates a perpetual, royalty-free license to use certain of these trademarks and domain names in certain fields of use. This license is either exclusive or non-exclusive based on the field of use and the particular trademark or domain name.

Rivers IP Holdings, LLC (“Rivers IP”)

Rivers IP owns the rights to the “rushstreetinteractive.com” domain name, which were assigned to us by Rivers IP in connection with the Business Combination, and, as further described below, certain other intellectual property used by RSI. RSI and Rivers IP entered into a license agreement in March 2019 pursuant to which Rivers IP grants to RSI a fully paid-up, exclusive license for the use of the trademarks “Rivers,” “betrivers,” “betrivers.com,” “Sugarhouse,” “playsugarhouse,” and “playsugarhouse.com” and domain names incorporating any of the foregoing trademarks, including the domain name “playsugarhouse.com,” in each case in connection with real-money gaming and fantasy sports (only in jurisdictions where such activities are legal) and play-for-fun or free-to-play offerings (anywhere in the world). Either party may terminate this license by giving the other party 180 days’ written notice. This agreement provides RSI with a license to utilize the “Rivers,” “betrivers,” “betrivers.com” trademarks and domain names in jurisdictions in which RSG operates “Rivers” branded casinos. However, in those jurisdictions, RSI receives a sublicense from the applicable “Rivers” branded casinos to utilize such trademarks and domain names in connection with RSI’s operation of retail and online sports betting and online gaming under the casinos’ regulatory licenses. We amended RSI’s agreement with Rivers IP to better reflect the parties’ intent and current licensing practices.

Rush Street Productions, LLC (“RSP”)

RSP entered into an arrangement with RSI associated with the hosting of poker events. For the year ended December 31, 2019, RSI incurred $0.1 million related to these events and recorded in the accompanying income statements as gaming expense. There was no amount incurred for the year ended December 31, 2018. There was no amount payable as of December 31, 2019 or 2018.

Sugar House HSP Gaming, LP d/b/a Rivers Philadelphia (“Sugar House”)

RSI has entered into four agreements with Sugar House: (a) the Retail Sports Book Agreement, dated as of December 11, 2018, by and between Rush Street Interactive PA, LLC and Sugar House (the “Sugar House RSBA”), (b) the Online Sports Wagering Operations and License Agreement, dated as of May 28, 2019, by and between RSI and Sugar House, as amended by Amend No. 1, dated as of June 26, 2019 (as further amended, the “Sugar House OSWOLA”), (c) the Online Interactive Gaming Operations and License Agreement, dated as of July, 2019, by and between Rush Street Interactive PA, LLC, RSI and Sugar House (as further amended, the “Sugar House OIGOLA”) and (d) the Software and Services Agreement, dated as of July 10, 2015, by and between RSI and Sugar House (the “Sugar House SSA”). Sugar House launched its (i) Casino4Fun social gaming offerings on July 10, 2015, (ii) retail sports betting offerings on December 13, 2018; (iii) online sports betting offerings on May 31, 2019; and (iv) online gaming offerings under the “Play Sugar House” skin on June 19, 2019 and under the “BetRivers” skin on January 30, 2020.

Pursuant to the Sugar House RSBA, RSI provides support services for retail sports wagering offered at the Rivers Philadelphia casino. RSI earns a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Sugar House. In 2019, RSI recorded revenue of $0.2 million pursuant to the Sugar House RSBA.

Pursuant to the Sugar House OSWOLA, RSI operates the online sports wagering site and records the result from wagers made less wagers paid out as revenue. For the year ended December 31, 2019, RSI recorded revenue of $7.0 million.

Pursuant to the Sugar House OIGOLA, RSI operates the online sports wagering site for the “playsugarhouse.com” brand name and records the result from wagers made less wagers paid out as revenue. For the year ended December 31, 2019, RSI recorded revenue of $11.8 million.

Pursuant to the Sugar House OIGOLA and OSWOLA, RSI pays the Sugar House casino a commission that also includes payment for amounts for gaming taxes incurred and certain other costs incurred directly by the casino. For the year ended December 31, 2019, RSI incurred commission to the Sugar House casino of $(0.5) million. On December 10, 2020, RSI and Sugar House amended the Sugar House OIGOLA and OSWOLA, and agreed to reduce the royalty expense owed by RSI by $9.0 million with respect to the period of July through September 2020. This amendment is, by its terms, one time in nature. See Note 1 to RSI’s consolidated financial statements included elsewhere in this prospectus.

Pursuant to the Sugar House SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to Sugar House. In 2019, RSI received $0.2 million (after payment of commissions to Sugar House) pursuant to the Sugar House SSA.

Holdings Acquisition Co, LP d/b/a Rivers Casino (“Rivers Pittsburgh”)

RSI has three agreements with Rivers Pittsburgh: (a) the Retail Sports Book Agreement, dated as of December 11, 2018, by and between Rush Street Interactive PA, LLC and Rivers Pittsburgh, as amended by Amendment No. 1, dated as of June 21, 2019 (the “Rivers Pittsburgh RSBA”), (b) the Online Sports Wagering Operations and License Agreement, dated as of June 21, 2019, by and between Rush Street Interactive PA, LLC and Rivers Pittsburgh, as amended by Amendment No. 1, dated as of June 21, 2019 (the “Rivers Pittsburgh OSWOLA”) and (c) the Software and Services Agreement, dated as of July 10, 2018, by and between RSI and

Rivers Pittsburgh (the “Rivers Pittsburgh SSA”). Rivers Pittsburgh launched its Casino4Fun social gaming offerings on July 10, 2018, its retail sports betting offerings on December 13, 2018 and its online sports betting offerings on June 25, 2019.

Pursuant to the Rivers Pittsburgh RSBA, RSI provides support services for retail sports wagering offered at the Rivers Pittsburgh casino. RSI earns a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Rivers Pittsburgh. In 2019, RSI reported $.02 million in revenue pursuant to the Rivers Pittsburgh RSBA.

Pursuant to the Rivers Pittsburgh OSWOLA, RSI operates the online sports wagering site and records the result from wagers made less wagers paid out as revenue. For the year ended December 31, 2019, RSI recorded revenue of $3.5 million. RSI pays the Rivers Pittsburgh casino a commission that also includes payment for gaming taxes incurred and certain other direct costs incurred by the casino. For the year ended December 31, 2019, RSI incurred commission to the Rivers Pittsburgh casino of $(0.5) million.

Pursuant to the Rivers Pittsburgh SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to Rivers Pittsburgh. In 2019, RSI received $0.4 million (after payment of commissions to Rivers Pittsburgh) pursuant to the Rivers Pittsburgh SSA.

Midwest Gaming & Entertainment, LLC d/b/a Rivers Casino (“Midwest Gaming”)

RSI has two agreements with Midwest Gaming: (a) the Retail Sports Book Agreement, dated March 9, 2020, by and between Rush Street Interactive IL, LLC and Midwest Gaming (the “Midwest RSBA”) and (b) the Software and Services Agreement, dated as of December 12, 2017, by and between RSI and Midwest Gaming (the “Midwest Gaming SSA”). Pursuant to the Midwest RSBA, RSI provides support services for retail sports wagering offered at Rivers Des Plaines casino. RSI earns a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Midwest Gaming. Midwest Gaming launched its retail sports wagering offerings on March 9, 2020. For the six months ended June 30, 2020, RSI recorded a di minimis amount of revenue pursuant to the Midwest RSBA. Pursuant to the Midwest Gaming SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to Midwest Gaming. In 2019, RSI received $0.2 million (after payment of commissions to Midwest Gaming) pursuant to the Midwest Gaming SSA. Additionally, RSI expects to enter into an agreement with Midwest Gaming to provide Midwest Gaming with software and services for its online sports wagering and online gaming sites (the “Midwest Online Agreement”). The Midwest RSBA currently is in effect until the earlier of (i) June 7, 2020 (subject to an unlimited number of 30 day extensions of this date as agreed by RSI and Midwest Gaming) and (ii) the execution of the Midwest Online Agreement. The Midwest RBSA is currently in effect and RSI expects it to remain in effect. RSI intends to enter into an amendment of the Midwest RSBA with Midwest Gaming to make the Midwest RSBA co-terminus with the Midwest Online Agreement.

Capital Region Gaming, LLC d/b/a Rivers Casino & Resort (“Rivers Schenectady”)

RSI has two agreements with Rivers Schenectady: (a) the Retail Sports Book Agreement, dated July 16, 2019, by and between Rush Street Interactive NY, LLC and Rivers Schenectady (the “Rivers Schenectady RSBA”) and (b) the Software and Services Agreement, dated as of December 15, 2016, by and between RSI and Rivers Schenectady (the “Rivers Schenectady SSA”). Rivers Schenectady launched its Casino4Fun social gaming offerings on December 15, 2016 and its retail sports betting offerings on July 16, 2019.

Pursuant to the Rivers Schenectady RSBA, RSI provided support services for retail sports wagering offered at the Rivers Schenectady casino. RSI earned a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Rivers Schenectady. For the year ended December 31, 2019, RSI recorded $0.4 million pursuant to the Schenectady RSBA. The Rivers Schenectady RSBA has been replaced by the Rivers Schenectady SWIGLA (as defined in the immediately below paragraph). On October 6, 2020, RSI entered into a Sports Wagering and Interactive Gaming License Agreement with Rivers Schenectady (the “Schenectady SWIGLA”). Pursuant to the Schenectady SWIGLA, RSI will provide support services for Rivers Schenectady’s retail sports wagering operations for a term of twenty years. Rivers Schenectady will pay RSI a percentage of revenue less certain deductions. Additionally, pursuant to the Schenectady SWIGLA, Rivers Schenectady will provide RSI with the right to operate online sports wagering and, if permitted under applicable law, interactive gaming operations in the state of New York under Rivers Schenectady’s regulatory licenses. RSI will pay to Rivers Schenectady (a) a percentage of revenue, less certain deductions from such operations, depending on the number of regulatory licenses authorized by the state of New York, (b) certain fees related to Rivers Schenectady’s regulatory licenses and (c) an annual minimum revenue guarantee.

Pursuant to the Rivers Schenectady SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to Rivers Schenectady. In 2019, RSI received $0.2 million (after payment of commissions to Rivers Schenectady) pursuant to the Rivers Schenectady SSA.

Portsmouth Gaming Holdings, LLC d/b/a Rivers Casino Portsmouth (“Rivers Portsmouth”)

On October 6, 2020, RSI entered into a Sports Betting and Interactive Gaming License Agreement with Rivers Portsmouth (the “Portsmouth SBIGLA”). Pursuant to the Portsmouth SBIGLA, RSI will provide support services for Rivers Portsmouth’s retail sports betting operations for a term of twenty years. Rivers Portsmouth will pay RSI a percentage of revenue, less certain deductions, and reimburse RSI for certain third-party fees RSI pays in connection with such support services. Additionally, pursuant to the Portsmouth SBIGLA, Rivers Portsmouth will provide RSI the right to operate online sports betting and, if permitted under applicable law, interactive gaming operations in the Commonwealth of Virginia under Rivers Portsmouth’s regulatory licenses.

RSI will pay to Rivers Portsmouth (a) a percentage of revenue, less certain deductions, from such operations, that will depend on the number of regulatory licenses authorized by the Commonwealth of Virginia and whether Rivers Portsmouth opens a brick-and-mortar casino, (b) certain fees related to the applicable regulatory licenses and (c) an annual minimum revenue guarantee that will depend on whether RSI provides both online sports betting and interactive gaming operations and the number of regulatory licenses authorized by the Commonwealth of Virginia.

JMB Insurance Agency, Inc. (“JMB Insurance”) and Related Parties

RSI utilizes two payroll and benefits administration service providers that are partially owned by a member of RSI. These service providers are 900FMS, LLC, and 900Work, LLC. Prior to January 2020, another entity partially owned by a member of RSI, JMB Financial Advisors, LLC, was also providing such services to RSI. Certain amounts incurred related to these service providers are for services rendered while other amounts are paid to the service providers, without markup, to pass through to the ultimate benefit providers (i.e., 401(k) plan asset custodian, life insurance provider, dental and vision insurance carrier). For the year ended December 31, 2019, $0.1 million was incurred related to these support services provided and recorded in the accompanying income statements as general and administrative expense. For the year ended December 31, 2019, $0.3 million.

JMB Insurance is RSI’s insurance broker and arranges for much of RSI’s insurance coverage pursuant to the Insurance Services — Services Fee Disclosure and Acknowledgement, dated as of January 1, 2020, by and between RSG, Rush Street Gaming Partners, LLC, RSI, RSP and JMB Insurance (the “Fee Disclosure Acknowledgement”) and the Insurance Services Agreement, dated as of January 1, 2020, by and between RSG, Rush Street Gaming Partners, LLC, RSI, RSP and JMB Insurance (the “ISA”). A similar agreement was entered into for 2019. JMB Insurance is partially owned by a member RSI. RSI pays JMB Insurance for both the cost of coverage and a brokerage commission. The Fee Disclosure Agreement and ISA require annual payments every January 1 and the ISA further provides for commissions, fees and contingent payments that may come directly from JMB Insurance’s clients. RSI paid premiums of $0.1 million (and a nominal brokerage commission) in each of the years ended December 31, 2019 to JMB Insurance.

LAMB Partners, LLC and LAMB Capital Advisors, LLC (collectively, “LAMB”)

From RSI’s inception until May 2020, RSI’s Chicago corporate office was located in an office space leased by LAMB. Per an arrangement with LAMB, RSI reimbursed a prorated amount of LAMB’s monthly rent payments based on the percentage of the total square footage used by RSI. Amounts incurred by RSI related to this lease arrangement for the years ended December 31, 2019 and 2018 were $0.2 million and $0.1 million, respectively. These amounts are recorded as general and administrative expense in the accompanying income statements and nominal prepaid amounts are recorded as prepaid expenses and other current assets in the accompanying balance sheets as of December 31, 2019 and 2018, respectively.

LAMB, as an affiliate of RSG, also provides operational support to RSI, primarily legal and financial services pursuant to the arrangement described above under “Affiliate Transactions.” Under the arrangement between LAMB and RSI, RSI reimburses LAMB for a portion of the salary, bonus, benefits and overhead cost for LAMB employees that provide services to RSI. The portion is generally calculated on the basis of the percentage of time spent by LAMB employees on RSI’s matters as compared to other matters unrelated to RSI. The reimbursement is calculated on the basis of 150% of an employee’s salary, bonus and benefits costs. RSI also reimburses LAMB, with no markup, for other direct costs incurred by LAMB attributable to RSI. For the years ended December 31, 2019 and 2018, $0.2 million and $0.1 million, respectively, was incurred related to these support services and cost reimbursement amounts and recorded in the accompanying income statements as general and administrative expense. LAMB continues to provide RSI with such services upon substantially the same terms and cost following the consummation of the Business Combination pursuant to the Services Agreement. See “Summary of the Prospectus — Related Agreements — Services Agreement”. $0.2 million and $0.1 million was payable to LAMB as of December 31, 2019 and 2018, respectively, and recorded as due to affiliates within the accompanying balance sheets.

Post-Business Combination Arrangements

In connection with the Business Combination, certain affiliate agreements were entered pursuant to the Business Combination Agreement. These agreements include:

•	Tax Receivable Agreement (see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Tax Receivable Agreement”);

•

Amended and Restated Charter and Amended and Restated Bylaws (see section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI — Related Agreements — Proposed Charter and Amended and Restated Bylaws of RSI”);

•

Second Amended and Restated Limited Partnership Agreement of RSI (see section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — RSI A&R LPA”);

•

Limited Liability Company Agreement of RSI GP LLC (see section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Limited Liability Company Agreement of RSI GP”);

•

Amended and Restated Certificate of Incorporation and Bylaws of RSI ASLP, Inc. (see section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Amended and Restated Certificate of Incorporation and Bylaws of the Special Limited Partner”);

•

Founder Holders Forfeiture Agreement (see section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Founder Holders Forfeiture Agreement”);

•	Investor Rights Agreement (see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Investor Rights Agreement”); and

•	The Put-Call Agreements (see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI— Related Agreements — Put Call Agreements”).

Related Person Transaction Policy

The Company’s Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company’s Board;

•	any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company also has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related person transactions.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 172,425,000 shares of Class A Common Stock (including 5,750,000 outstanding shares of Class A Common Stock, 6,600,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 75,000 shares of Class A Common Stock that may be issued upon exercise of the Working Capital Warrants and 160,000,000 shares of Class A Common Stock issuable upon conversion of the Retained RSI Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock)); and (ii) up to 6,600,000 Private Placement Warrants and up to 75,000 Working Capital Warrants.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock or Warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 44,793,002 shares of Class A Common Stock, 160,000,000 shares of Class V Common Stock, and 18,175,000 Warrants, in each case outstanding as of January 29, 2021. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is 900 N. Michigan Avenue, Suite 950, Chicago, Illinois 60611.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)

Greg Carlin(2)	34,132,645	16.7%	34,132,645	16.7%	—	—

Richard Schwartz(3)(4)	8,269,950	4.0%	8,269,950	4.0%	—	—

Mattias Stetz(3)(5)	2,964,157	1.4%	2,964,157	1.4%	—	—

Einar Roosileht(3)(6)	2,964,157	1.4%	2,964,157	1.4%	—	—

Neil Bluhm(7)	109,049,114	53.2%	109,049,114	53.2%	—	—

Rush Street Interactive GP, LLC(8)	1,362,663	*	1,362,663	*	—	—

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)

Tim Drehkoff(3)	169,523	*	169,523	*	—	—

Daniel S. Kotcher Revocable Trust u/t/a dated December 7, 2012(9)	565,083	*	565,083	*	—	—

Marc E. Arndt Trust(3)	141,271	*	141,271	*	—	—

Paul Wierbicki Declaration of Trust, dated January 31, 2012(3)(10)	141,272	*	141,272	*	—	—

Amy C. Close 2006 Living Trust(3)	42,382	*	42,382	*	—	—

J. Peter Cole(3)	42,382	*	42,382	*	—	—

Boyd Reece(3)	42,382	*	42,382	*	—	—

Joe Scibetta(3)	42,382	*	42,382	*	—	—

Scott Wernery(3)	42,382	*	42,382	*	—	—

Todd Anderson(3)	28,255	*	28,255	*	—	—

dMY Sponsor(11)	12,350,000	5.8%	12,350,000	5.8%	—	—

Darla Anderson(12)(13)	25,000	*	25,000	*	—	—

Francesca Luthi(12)(14)	25,000	*	25,000	*	—	—

Charles E. Wert(12)(15)	25,000	*	25,000	*	—	—

Less than 1%.

(1) Based upon 44,792,517 shares of Class A Common Stock outstanding as of January 29, 2021.

(2) Represents the aggregate number of shares of Class A Common Stock issuable upon the conversion of the Retained RSI Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock held of record by Greg Carlin in his individual capacity and by the Greg and Marcy Carlin Family Trust. Mr. Carlin is the Chief Executive Officer and a member of the Company’s Board.

(3) Represents shares of Class A Common Stock issuable upon the conversion of the Retained RSI Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock.

(4) Mr. Schwartz is the Company’s President.

(5) Mr. Stetz is the Company’s Chief Operating Officer.

(6) Mr. Roosileht is the Company’s Chief Information Officer.

(7) Represents the aggregate number of shares of Class A Common Stock issuable upon the conversion of the Retained RSI Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock held of record by Neil Bluhm in his individual capacity and the NBG 2013 Grandchildren’s Dynasty Trust. Mr. Bluhm is the Company’s Chairman of the Board.

(8) Represents shares of Class A Common Stock issuable upon the conversion of the Retained RSI Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock held of record by Rush Street Interactive GP, LLC. Messrs Bluhm and Carlin are the managers of and control 81% and 19%, respectively, of the voting units in Rush Street Interactive GP, LLC. Mr. Carlin disclaims beneficial ownership of the securities held by Rush Street Interactive GP, LLC except to the extent of his pecuniary interest therein.

(9) Mr. Kotcher is the husband of Judith Gold, a member of the Company’s Board.

(10) Mr. Wierbicki is a member of the Company’s Board.

(11) Represents shares of Class A Common Stock issued as part of the Class B Common Stock Conversion and shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants and Working Capital Warrants, which are held of record by Sponsor. Harry You is the manager of Sponsor and has voting and investment discretion with respect to the common stock held of record by Sponsor. The business address of this Selling Holder is 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144. Mr. You is a member of the Company’s Board and served as chairman and board member until the Closing of the Business Combination.

(12) Represents shares of Class A Common Stock issued as part of the Class B Common Stock Conversion. The business address of this Selling Holder is 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144.

(13) Ms. Anderson served as a member of dMY’s board of directors until the Closing of the Business Combination.

(14) Ms. Luthi served as a member of dMY’s board of directors until the Closing of the Business Combination.

(15) Mr. Wert served as a member of dMY’s board of directors until the Closing of the Business Combination.

Warrants

	Beneficial Ownership Before the Offering		Warrants to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%

dMY Sponsor, LLC(2)	6,675,000	36.7%	6,675,000	36.7%	—	—

* Less than one percent.

(1) Based upon 18,175,000 Warrants outstanding as of February 1, 2021.

(2) dMY Sponsor, LLC is the record holder of such Warrants. The information above represents the 6,600,000 Private Placement Warrants and 75,000 Working Capital Warrants. Harry You is the manager of Sponsor and has voting and investment discretion with respect to the common stock held of record by the Sponsor. The business address of this Selling Holder is 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144. Mr. You is a member of the Company’s Board and served as the Company’s chairman prior to the Closing of the Business Combination.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates see the sections entitled “Business Combination,” “Management” “Certain Relationships and Related Party Transactions” and “Executive Compensation.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 18,175,000 shares of our Class A Common Stock that may be issued upon exercise of Warrants to purchase Class A Common Stock, including the Public Warrants, the Private Placement Warrants and the Working Capital Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 172,425,000 shares of Class A Common Stock and (ii) up to 6,675,000 Warrants.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	to or through underwriters or agents;

•	“at the market” or through market makers or into an existing market for the securities; or

•	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

Subject to certain contractual restrictions between us and the Selling Holders, the Selling Holders may enter into various transactions with respect to our securities. The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The securities may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders party to the Investor Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our Class A Common Stock and Warrants, which we collectively refer to as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities that will hold our securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our Class A Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our Class A Common Stock;

•	persons holding our Class A Common Stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our Class A Common Stock or Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. Upon a sale or other taxable disposition of our Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of Class A Common Stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in, or cost allocated to, the Warrant and the exercise price of such Warrant. It is unclear whether the U.S. holder’s holding period for the Class A Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Class A Common Stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Warrants equal to the number of shares of Class A Common Stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Class A Common Stock received would equal the sum of the fair market value of the Class A Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants exercised. It is unclear whether a U.S. holder’s holding period for the Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise) redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Class A Common Stock described in the section of this prospectus entitled “Description of Securities — Warrants — Public Stockholders’ Warrants — Redemption of warrants for Class A Common Stock” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of Warrants for shares of Class A Common Stock. A U.S. holder’s aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal the U.S. holder’s aggregate tax basis in the warrants redeemed and the holding period for the shares of Class A Common Stock received in redemption of the Warrants should include the U.S. holder’s holding period for the surrendered Warrants.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants—Redemption procedures and cashless exercise.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A Common Stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A Common Stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A Common Stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock. The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of warrants for Class A Common Stock described in the section of this prospectus entitled “Description of Securities — Warrants — Public Stockholders’ Warrants — Redemption of warrants for Class A common stock” will correspond to the U.S. federal income tax treatment for a U.S. holder of a redemption of warrants for Class A common stock, as described above in “U.S. Holders — Sale, Exchange, Redemption, or Expiration of a Warrant.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or an expiration or redemption of our Warrants unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants—Redemption procedures and cashless exercise.” An adjustment which has the effect of preventing dilution generally is not taxable. Nevertheless, a non-U.S. holders of the Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Any such constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our Class A

Common Stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Class A Common Stock.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the Class A Common Stock of the Company and Warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of dMY Technology Group, Inc. as of December 31, 2019, and for the period from September 27, 2019 (inception) through December 31, 2019, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein, and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rush Street Interactive, LP as of December 31, 2019 and 2018, and for the years then ended, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein, and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.rushstreetinteractive.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

dMY TECHNOLOGY GROUP, INC.

RUSH STREET INTERACTIVE, LP

Years Ended December 31, 2019 and 2018 and Nine Months Ended September 30, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of September 30, 2020 (Unaudited), December 31, 2019 and 2018	F-34
Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2020 and 2019 (Unaudited) and the years ended December 31, 2019 and 2018	F-35
Consolidated Statements of Changes in Redeemable Cumulative Preferred Units and Members’ Deficit for the nine months ended September 30, 2020 (Unaudited) and the years ended December 31, 2019 and 2018	F-36
Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (Unaudited) and the years ended December 31, 2019 and 2018	F-37
Notes to Consolidated Financial Statements	F-38

dMY TECHNOLOGY GROUP, INC.

CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
Assets:
Current assets:
Cash	$481,610	$—
Prepaid expenses	390,077	—

Total current assets	871,687	—
Investments held in Trust Account	230,758,660	—
Deferred offering costs associated with the initial public offering	—	73,356

Total Assets	$231,630,347	$73,356

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$39,166	$33,440
Accrued expenses	2,441,005	15,636
Franchise tax payable	75,072	—
Income tax payable	127,733	—

Total current liabilities	2,682,976	49,076
Deferred underwriting commissions associated with initial public offering	8,050,000	—

Total Liabilities	10,732,976	49,076

Commitments and Contingencies
Class A common stock, $0.0001 par value; 21,589,737 and -0- shares subject to possible redemption at $10.00 per share at September 30, 2020 and December 31, 2019, respectively	215,897,370	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,410,263 and -0- shares issued and outstanding (excluding 21,589,737 and -0- shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	141	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding(1)	575	575
Additional paid-in capital	7,436,723	24,425
Accumulated deficit	(2,437,438)	(720)

Total Stockholders’ Equity	5,000,001	24,280

Total Liabilities and Stockholders’ Equity	$231,630,347	$73,356

(1)

As of December 31, 2019, this number included up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 25, 2020, the underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

STATEMENT OF OPERATIONS

	For the Three Months Ended September 30, 2020	For the Nine Months Ended September 30, 2020
General and administrative expenses	$2,350,576	$2,917,237
Franchise tax expense	50,000	150,500

Loss from operations	(2,400,576)	(3,067,737)
Other income:
Interest income in operating account	16	91
Gain on marketable securities (net), dividends and interest, held in Trust Account	117,709	758,660

Loss before income tax expense	(2,282,851)	(2,308,986)
Income tax expense	14,222	127,732

Net loss	$(2,297,073)	$(2,436,718)

Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000

Basic and diluted net income per share, Class A	$0.00	$0.02

Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000

Basic and diluted net loss per share, Class B	$(0.41)	$(0.51)

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Three and Nine Months Ended September 30, 2020
	Common Stock				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2019(1)	—	$—	5,750,000	$575	$24,425	$(720)	$24,280

Sale of units in initial public offering, gross	23,000,000	2,300	—	—	229,997,700	—	230,000,000
Offering costs	—	—	—	—	(13,195,348)	—	(13,195,348)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,600,000	—	6,600,000
Common stock subject to possible redemption	(21,868,007)	(2,187)	—	—	(218,677,883)	—	(218,680,070)
Net income	—	—	—	—	—	251,144	251,144

Balances—March 31, 2020 (unaudited)	1,131,993	113	5,750,000	575	4,748,894	250,424	5,000,006
Additional offering costs	—	—	—	—	(94,843)	—	(94,843)
Common stock subject to possible redemption	48,563	5	—	—	485,625	—	485,630
Net loss	—	—	—	—	—	(390,789)	(390,789)

Balances—June 30, 2020 (unaudited)	1,180,556	118	5,750,000	575	5,139,676	(140,365)	5,000,004
Common stock subject to possible redemption	229,707	23	—	—	2,297,047	—	2,297,070
Net loss	—	—	—	—	—	(2,297,073)	(2,297,073)

Balances—September 30, 2020 (unaudited)	1,410,263	$141	5,750,000	$575	$7,436,723	$(2,437,438)	$5,000,001

(1)

As of December 31, 2019, this number included up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 25, 2020, the underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(2,436,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on marketable securities (net), dividends and interest, held in Trust Account	(758,660)
Changes in operating assets and liabilities:
Prepaid expenses	(390,077)
Accounts payable	32,973
Accrued expenses	2,391,005
Franchise tax payable	75,072
Income tax payable	127,733

Net cash used in operating activities	(958,672)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	24,990
Repayment of note payable to related parties	(89,844)
Proceeds from sale of Units, gross	230,000,000
Proceeds from sale of Private Placement Warrants	6,600,000
Payment of offering costs	(5,094,864)

Net cash provided by financing activities	231,440,282
Net change in cash	481,610
Cash—beginning of the period	—

Cash—end of the period	$481,610

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$50,000
Offering costs included in accounts payable	$5,473
Offering costs included in note payable	$64,854
Deferred underwriting commissions in connection with the initial public offering	$8,050,000
Value of Class A common stock subject to possible redemption	$215,897,370

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

dMY Technology Group, Inc. (the “Company”) was incorporated in Delaware on September 27, 2019. The Company has no activity for the period from September 27, 2019 (inception) through September 30, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion, though the Company’s search may span many consumer software segments worldwide. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from September 27, 2019 (inception) through September 30, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 20, 2020. On February 25, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of $8.05 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $6.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On July 27, 2020, the Company entered into a Business Combination Agreement, which was later amended on October 9, 2020, with Rush Street Interactive, LP, a Delaware limited partnership, the sellers set forth on the signature pages thereto, the Sponsor, and Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the sellers’ representative, as disclosed in a Form 8-K filed on October 13, 2020.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus and the Form 8-K filed by the Company with the SEC on February 21, 2020 and March 2, 2020, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of September 30, 2020, the Company had approximately $482,000 in its operating bank account, a working capital deficit of approximately $1.8 million, and approximately $759,000 of interest income available in the Trust Account for the Company’s tax obligations, if any.

The Company’s liquidity needs to date have been satisfied through a $25,000 contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, the Note (as defined below) of approximately

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

$90,000 from the Sponsor, and the proceeds from the consummation of the Private Placement not held in the Trust Account. On March 19, 2020, the Company repaid the Note (as defined below) in full to the Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the consummation of the initial Business Combination or one year from the issuance of these financial statements. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At September 30, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2020 and December 31, 2019, the carrying values of cash, accounts payable, accrued expenses, and franchise and income taxes payable approximate their fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Accordingly, the actual results could differ from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering, and were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s Class A Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020, 21,589,737 shares of Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the Initial Public Offering and the Private Placement to purchase an aggregate of 18,100,000 of the Company’s Class A Common Stock in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s condensed statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share of common stock, basic and diluted for Class A Common Stock is determined by dividing the gain on marketable securities (net), dividends and interest, held in Trust Account of approximately $118,000 and approximately $759,000, for the three and nine months ended September 30, 2020, respectively, net of applicable taxes available to be withdrawn from the Trust Account of approximately $64,000 and approximately $278,000 for the three and nine months ended September 30, 2020, respectively, resulting in net income of approximately $53,000 and approximately $480,000 for the three and nine months ended September 30, 2020, respectively, by the weighted average number of Class A Common Stock outstanding for each period. Net loss per share, basic and diluted for Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock”) is calculated by dividing the net loss of approximately $2.4 million and approximately $2.9 million for the three and nine months ended September 30, 2020, respectively, less income attributable to Class A Common Stock of approximately $54,000 and $481,000 for the three and nine months ended September 30, 2020, respectively, by the weighted average number of Class B Common Stock outstanding for the period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of September 30, 2020 and December 31, 2019.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On February 25, 2020, the Company sold 23,000,000 Units, including the issuance of 3,000,000 Over-Allotment Units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of $8.05 million in deferred underwriting commissions.

Each Unit consists of one share of Class A Common Stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 5,750,000 shares of the Company’s Class B Common Stock, par value $0.0001 per share, (the “Founder Shares”). The initial stockholders had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

On February 25, 2020, simultaneously with the consummation of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Sponsor, generating proceeds of $6.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. Prior to the consummation of the Initial Public Offering, the Company borrowed approximately $90,000 under the Note. On March 19, 2020, the Company repaid the Note in full to the Sponsor.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $482,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that will provide that, subsequent to the closing of the Initial Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. The Company incurred $30,000 and $70,000 in expenses in connection with such services during the three and nine months ended September 30, 2020, respectively, as reflected in the accompanying unaudited condensed statements of operations.

The Sponsor, executive officers and directors, or any of their respective affiliates can be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of December 31, 2019, there were no shares of Class A Common Stock issued or outstanding. As of September 30, 2020, there were 23,000,000 shares of Class A Common Stock issued or outstanding, including 21,589,737 shares of Class A Common Stock subject to possible redemption.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share (the “Class B Common Stock”). In November 2019, the Company issued 5,750,000 shares of Class B Common Stock, including an aggregate of up to 750,000 shares of Class B Common Stock that were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 25, 2020, the underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture. As of September 30, 2020 and December 31, 2019, there were 5,750,000 shares of Class B Common Stock issued outstanding.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B Common Stock will automatically convert into Class A Common Stock at the time of the initial

Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by Public Stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Common Stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sales price of the Class A Common Stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust	$230,758,660	$—	$—

As of September 30, 2020, the Investments held in the Trust Account were comprised of U.S. Treasury securities, maturing in December 2020 with an aggregate fair value of $230,755,840 and a cash balance of $2,820.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three and nine months ended September 30, 2020.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the balance sheet was available to be issued. Based upon this review, the Company determined that, except as disclosed in Note 1 regarding the amended Business Combination Agreement, there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of

dMY Technology Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of dMY Technology Group, Inc. (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity and cash flows, for the period from September 27, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the period from September 27, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

Whippany, New Jersey

January 31, 2020

DMY TECHNOLOGY GROUP, INC.

BALANCE SHEET

December 31, 2019

Assets:
Deferred offering costs associated with the proposed public offering	$73,356

Total assets	$73,356

Liabilities and Stockholder’s Equity:
Current liabilities:
Accounts payable	$33,440
Accrued expenses	15,636

Total current liabilities	49,076

Commitments

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding(1)	575
Additional paid-in capital	24,425
Accumulated deficit	(720)

Total stockholder’s equity	24,280

Total Liabilities and Stockholder’s Equity	$73,356

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

STATEMENT OF OPERATIONS

For the period from September 27, 2019 (inception) through December 31, 2019

General and administrative expenses	$720

Net loss	$(720)

Weighted average shares outstanding, basic and diluted(1)	5,000,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from September 27, 2019 (inception) through December 31, 2019

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—September 27, 2019 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(720)	(720)

Balance—December 31, 2019	—	$—	5,750,000	$575	$24,425	$(720)	$24,280

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

STATEMENT OF CASH FLOWS

For the period from September 27, 2019 (inception) through December 31, 2019

Cash Flows from Operating Activities:
Net loss	$(720)
Changes in operating assets and liabilities:
Accounts payable	720

Net cash used in operating activities	—

Net change in cash	—
Cash—beginning of the period	—

Cash—end of the period	$—

Supplemental disclosure of noncash financing activities:
Deferred offering costs included in accrued expenses	$15,636
Deferred offering costs included in accounts payable	$32,720
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

dMY Technology Group, Inc. (the “Company”) was incorporated in Delaware on September 27, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion, though the Company’s search may span many consumer software segments worldwide. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from September 27, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 23,000,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 6,000,000 warrants (or 6,600,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

The Company will provide holders of the Company’s outstanding shares of Class A Common Stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the issuance of these financial statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2019.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 6).

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.

Note 4—Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). The initial stockholders have agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Public Offering. If the Company increases or decreases the size of the offering, the Company will effect a stock dividend or share contribution back to capital, as applicable, immediately prior to the consummation of the Proposed Public Offering in such amount as to maintain the Founder Share ownership of the Company’s stockholders prior to the Proposed Public Offering at 20.0% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Public Offering.

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

The Sponsor will agree to purchase an aggregate of 6,000,000 Private Placement Warrants (or 6,600,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.00 per Private Placement Warrant ($6.0 million in the aggregate, or $6.6 million if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Proposed Public Offering. As of December 31, 2019, the Company has not borrowed any amount under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company will enter into an agreement that will provide that, subsequent to the closing of the Proposed Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate (or $4.6 million in the aggregate if the underwriters’ over-allotment option is exercised in full),

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

payable upon the closing of the Proposed Public Offering. $0.35 per unit, or $7.0 million in the aggregate (or approximately $8.05 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholder’s Equity

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of December 31, 2019, there were no shares of Class A Common Stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. In November 2019, the Company issued 5,750,000 shares of Class B common stock, including an aggregate of up to 750,000 shares of Class B common stock that are subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A Common Stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by Public Stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Common Stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

•

if, and only if, the last sales price of the Class A Common Stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through January 31, 2020, which is the date on which these financial statements were issued.

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Management and the Board of Directors of

Rush Street Interactive, LP

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rush Street Interactive, LP (the “Partnership”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in redeemable cumulative preferred units and members’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Partnership’s auditor since 2020.

Whippany, NJ

October 7, 2020

RUSH STREET INTERACTIVE, LP

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2020	December 31,
		2019	2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,866	$6,905	$1,462
Restricted cash	4,249	3,638	1,771
Players receivables	659	1,851	54
Due from affiliates	35,185	3,185	670
Prepaid expenses and other current assets	6,025	1,673	1,066

Total current assets	56,984	17,252	5,023
License fees, net	8,555	6,957	2,639
Property and equipment, net	1,308	581	252
Operating lease right-of-use asset, net	816	—	—
Other assets	911	753	251

Total assets	$68,574	$25,543	$8,165

LIABILITIES, TEMPORARY EQUITY AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$7,141	$707	$578
Accrued expenses	27,913	14,664	7,733
Share-based liability	108,932	7,342	—
Deferred royalty, short-term	159	159	—
Operating lease liabilities, short-term	206	—	—
Due to partners	650	—	—
Due to affiliates	4,331	2,908	1,378
Other current liabilities	398	352	147

Total current liabilities	149,730	26,132	9,836
Deferred royalty, long-term	3,870	2,779	868
Operating lease liabilities, long-term	621	—	—

Total liabilities	154,221	28,911	10,704

Commitments and contingencies
Preferred units, liquidation preference of $69,960 and $66,445 as of September 30, 2020 and December 31, 2019, respectively	34,437	28,073	—
Members’ deficit
Members’ units	35,186	29,070	26,988
Accumulated other comprehensive loss	(566)	(122)	(132)
Accumulated deficit	(154,704)	(60,389)	(29,395)

Total members’ deficit	(120,084)	(31,441)	(2,539)

Total liabilities, temporary equity and members’ deficit	$68,574	$25,543	$8,165

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Revenue	$178,452	$35,848	$63,667	$18,226
Operating costs and expenses
Costs of revenue	118,774	16,256	32,893	10,709
Advertising and promotions	33,421	19,660	28,313	10,914
General administration and other	114,815	6,401	23,649	6,398
Depreciation and amortization	1,368	799	1,139	898

Total operating costs and expenses	268,378	43,116	85,994	28,919

Loss from operations	(89,926)	(7,268)	(22,327)	(10,693)

Other expense
Interest expense, net	(101)	(92)	(123)	(42)

Total other expense	(101)	(92)	(123)	(42)

Net loss	(90,027)	(7,360)	(22,450)	(10,735)

Deemed dividend on preferred units	(4,288)	—	(8,544)	—

Net loss attributable to the members	$(94,315)	$(7,360)	$(30,994)	$(10,735)

Other comprehensive income (loss)
Foreign currency translation adjustment	(444)	186	10	(132)

Comprehensive loss	$(94,759)	$(7,174)	$(30,984)	$(10,867)

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CUMULATIVE

PREFERRED UNITS AND MEMBERS’ DEFICIT

(Amounts in thousands)

	Preferred Units		Members’ Interest		Common A-1 Units		Common A-2 Units		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Members’ Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2017	—	$—	18,987,654	$18,988	—	$—	—	$—	$—	$(18,660)	$328
Members’ contribution	—	—	8,000,000	8,000	—	—	—	—	—	—	8,000
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(132)	—	(132)
Net loss	—	—	—	—	—	—	—	—	—	(10,735)	(10,735)

Balance at December 31, 2018	—	$—	26,987,654	$26,988	—	$—	—	$—	$(132)	$(29,395)	$(2,539)
Members’ contribution	1,045,000	480	14,500,000	14,500	1,045,000	565	—	—	—	—	15,065
Conversion from LLC to LP	41,487,654	19,049	(41,487,654)	(41,488)	41,487,654	22,439	—	—	—	—	(19,049)
Share-based compensation	—	—	—	—	—	—	2,714,850	6,066	—	—	6,066
Deemed dividends on preferred units	—	8,544	—	—	—	—	—	—	—	(8,544)	(8,544)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	10	—	10
Net loss	—	—	—	—	—	—	—	—	—	(22,450)	(22,450)

Balance at December 31, 2019	42,532,654	$28,073	—	$—	42,532,654	$23,004	2,714,850	$6,066	$(122)	$(60,389)	$(31,441)
Members’ contribution	6,500,000	2,076	—	—	6,500,000	4,424	—	—	—	—	4,424
Share-based compensation	—	—	—	—	—	—	414,894	1,692	—	—	1,692
Deemed dividends on preferred units	—	4,288	—	—	—	—	—	—	—	(4,288)	(4,288)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(444)	—	(444)
Net loss	—	—	—	—	—	—	—	—	—	(90,027)	(90,027)

Balance at September 30, 2020 (Unaudited)	49,032,654	$34,437	—	$—	49,032,654	$27,428	3,129,744	$7,758	$(566)	$(154,704)	$(120,084)

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(90,027)	$(7,360)	$(22,450)	$(10,735)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation expense	103,282	—	13,407	—
Depreciation expense	182	60	100	444
Amortization of license fee	1,186	739	1,039	454
Amortization of right-of-use assets	155	—	—	—
Non-cash interest income on certificates of deposit	(1)	(1)	(2)	(1)
Changes in assets and liabilities:
Players receivable	1,192	(1,691)	(1,797)	13
Due from affiliates	(32,000)	(4,678)	(2,515)	(670)
Prepaid expenses and other current assets	(3,352)	(252)	(607)	(572)
Other assets	(157)	(588)	(500)	—
Accounts payable	6,434	—	129	144
Accrued expenses	13,249	2,015	6,931	5,329
Deferred royalty	1,091	2,099	2,070	43
Lease liabilities	(144)	—	—	—
Other current liabilities	46	1,823	205	140
Due to affiliates	1,423	420	1,531	273

Net cash provided by (used in) operating activities	2,559	(7,414)	(2,459)	(5,138)

Cash flows from investing activities
Purchase of property and equipment	(909)	(328)	(430)	(147)
Purchase of license	(2,787)	(5,317)	(5,340)	(247)
Deposits paid	(1,000)	—	—	—
Purchase of certificates of deposit	—	—	—	(250)

Net cash used in investing activities	(4,696)	(5,645)	(5,770)	(644)

Cash flows from financing activities
Proceeds from partners’ advances	650	—	—	—
Members’ contributions—preferred units	2,076	—	480	—
Members’ contributions—common units and initial capital	4,424	14,500	15,065	8,000

Net cash provided by financing activities	7,150	14,500	15,545	8,000

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(441)	155	(6)	(147)
Net change in cash, cash equivalents and restricted cash	4,572	1,596	7,310	2,071
Cash, cash equivalents and restricted cash, at the beginning of the period	10,543	3,233	3,233	1,162

Cash, cash equivalents and restricted cash, at the end of the period	$15,115	$4,829	$10,543	$3,233

Supplemental disclosure of noncash investing and financing activities:
Right-of-use assets exchanged for operating lease liabilities	$971	$—	$—	$—
Deemed dividends on preferred units	$4,288	$—	$8,544	$—

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

1. Description of Business

Rush Street Interactive, LP (the “Partnership” or “RSI”) was formed in Delaware originally as Rush Street Interactive, LLC (“RSI LLC”) in March 2012, but later converted to a limited partnership in December 2019. RSI is a leading online gaming provider that provides players an array of offerings such as real-money online casino and sports wagering, retail sports services, and social gaming. The Partnership is headquartered in Chicago, IL. RSI launched its first social gaming website in 2015 and began accepting real-money players in the United States in 2016. Domestically, the Partnership currently provides online wagering services in New Jersey, Pennsylvania, Indiana, Colorado and Illinois and retail sports services in Illinois, Pennsylvania, New York, Indiana and Michigan. In addition, in 2018, RSI became the first U.S. online gaming operator to launch in Colombia, an early-adopting Latin American country that legalized and regulated online gaming nationally. The Partnership also has various agreements for other locations that are in various stages and, in some cases, contingent upon the passing of the appropriate laws and regulations and the receipt of the appropriate license.

RSI establishes and utilizes limited liability companies to facilitate the Partnership’s operations in jurisdictions where the Partnership is licensed to operate. The following limited liability companies have material operations and are wholly-owned subsidiaries of the Partnership:

•	Rush Street Interactive NJ, LLC

•	Rush Street Interactive PA, LLC

•	Rush Street Interactive IN, LLC

•	Rush Street Interactive Latin America, LLC

•	Rush Street Interactive Development, LLC

•	Rush Street Interactive NY, LLC

•	Rush Street Interactive Colorado, LLC

•	Rush Street Interactive IA, LLC

•	Rush Street Latin America, LLC

•	Rush Street Interactive IL, LLC

•	Rush Street Interactive MI, LLC

Additionally, Rush Street Interactive Latin America, LLC owns Rush Street Interactive Colombia, S.A.S that operates in Colombia.

The Partnership’s principal unit holders included Neil G. Bluhm, Chairman, and NGB 2013 Dynasty Trust (collectively, “Bluhm and Trust”) and Gregory A. Carlin, Chief Executive Officer, and Greg and Marcy Carlin Family Trust (collectively, “Carlin and Trust”). Bluhm and Trust and Carlin and Trust hold approximately 78% and 18%, respectively, of the Common A-1 Units. Both Bluhm and Trust and Carlin and Trust are the owners of Rush Street Interactive GP, LLC which hold 1% in the Partnership’s Common A-1 Units. See Note 8 for disclosure on related parties.

COVID-19 is having a significant impact on RSI. The direct impact on the Partnership beyond disruptions in normal business operations is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. The status and ultimate duration of most of these sporting events is subject to change. In contrast, land-based casinos have experienced closures and certain limitations on visitations due to COVID-19 that may provide additional opportunities for RSI to market to traditional land-based casino patrons.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

The ultimate impact of COVID-19 on the Partnership’s financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and land-based casinos will ultimately experience limitations; however, COVID-19 has had an impact and may continue to have an impact, the full extent of which is unknown, but which could be material.

Proposed Offering

On July 27, 2020, the Partnership and dMY Technology Group, Inc. (“dMY”), a publicly traded special purpose acquisition company, entered into a definitive agreement pursuant to which the Partnership and dMY will combine. As a result of the transaction, RSI will become a publicly listed company on the NYSE. The consideration payable to the Partnership’s unitholders will consist of a combination of cash and rollover equity in dMY. Upon the closing of the transaction, Bluhm and Trust and Carlin and Trust together will hold a controlling economic interest and a controlling voting interest in the combined company. Cash proceeds from the transaction will consist of dMY’s $230 million of cash in trust (subject to reduction for any potential redemptions by existing stockholders of dMY) and an additional $160 million PIPE investment at $10.00 per share in the common stock of dMY. Any cash proceeds from the transaction remaining on the combined company’s balance sheet are expected to be used to accelerate RSI’s growth in both domestic and international markets, support marketing efforts and provide additional working capital. Up to $125 million of cash from the $160 million PIPE will be used to redeem equity from existing RSI unitholders in accordance with the terms of the definitive agreement. The transaction will be structured such that the current unitholders of RSI will retain a portion of their unit interests in RSI and will receive an equal number of non-economic voting shares in the combined company. The combined company will also enter into a customary tax receivable arrangement with the current unit holders of RSI, which will provide for the sharing of certain tax benefits as realized by the combined company. The boards of directors of both dMY and RSI have each unanimously approved the transaction. The transaction will require the approval of dMY’s stockholders, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in 2020. Upon closing, dMY intends to change its name to Rush Street Interactive, Inc. and its NYSE trading symbol to “RSI.”

Cost of Revenue

During the three months ended September 30, 2020 and as of September 30, 2020, the Partnership under-accrued related party royalty expense in costs of revenue, and overstated the related amount due from affiliated land-based casinos, by approximately $9.0 million. See Note 8 for a further description of these arrangements. However, on December 10, 2020, the Partnership retrospectively amended its existing agreements with an affiliated land-based casino, whereby the Partnership incurs royalty expense in exchange for the right to provide certain services in defined markets. The amendment increases the amounts due from the affiliated land-based casino by $3.0 million per month for the three-month period from July 1, 2020 through September 30, 2020, the effect of which is to reduce the Partnership’s costs of revenue by such amount. Therefore, no adjustment has been made to the unaudited September 30, 2020 consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Partnership and its subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Partnership has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Partnership, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Partnership’s consolidated financial statements with another company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements—Going Concern, requires management to evaluate the Partnership’s ability to continue as a going concern one year beyond the filing date of the given financial statements. This evaluation requires management to perform two steps. First, management must evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern. Second, if management concludes that substantial doubt is raised, management is required to consider whether it has plans in place to alleviate that doubt. Disclosures in the notes to the condensed consolidated financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised.

The Partnership has funded its operations from proceeds from the sale of common and preferred units. The Partnership will require additional capital to make the investments it needs to execute its longer-term business plan if it experiences a downturn in its operations. The Partnership’s ability to successfully raise sufficient funds through the sale of debt, equity securities or merger into a special purpose acquisition corporation is subject to many risks and uncertainties and, even if it were successful, future equity issuances would result in dilution to its existing members and future debt securities may contain covenants that limit the Partnership’s operations or ability to enter into certain transactions.

Currently, the Partnership has a working capital deficit at September 30, 2020 due to the share-based liability amount. While recorded as a current liability, the likelihood of the triggering event occurring, which settles that liability in cash, is deemed not probable. As such, the Partnership’s current cash is sufficient to fund operations for at least the next 12 months; however, the Partnership may need to raise additional funding through public or private equity, a merger into a special purpose acquisition corporation or debt financings. If such funding is not available, or not available on terms acceptable to the Partnership, the Partnership’s current development plan and plans for expansion of its online gaming platform may be curtailed.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the consolidated financial statements relate to and include, but are not limited to, the valuation of preferred units, common units and share-based awards; the estimated useful lives of fixed assets and intangible assets; royalty program accrual; and accrued expenses.

Unaudited Interim Consolidated Financial Statements

The accompanying consolidated balance sheet as of September 30, 2020, and the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2020 and 2019, the consolidated statements of changes in redeemable cumulative preferred units and members’ equity (deficit) for the nine months ended September 30, 2020 and the consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019 are unaudited. These unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of the Partnership’s financial position as of September 30, 2020 and its results of operations and cash flows for the nine months ended September 30, 2020 and 2019. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the nine-month periods are also unaudited. The results of operations for the nine months ended September 30, 2020 and 2019 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. The Partnership views its operations and manages its business in one operating segment.

Cash and Cash Equivalents and Restricted Cash

The Partnership considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in highly liquid checking and instant access internet banking accounts, which are owned by the Partnership.

Certain jurisdictions require that the Partnership maintain a certain amount of cash on hand that generally represents player deposits. Restricted cash represents the amount of players’ funds on deposit in their interactive gaming and interactive sports wagering accounts as required by such regulations.

The following table reconciles cash and cash equivalents and restricted cash in the balance sheet to the total shown on the statement of cash flows:

	September 30, 2020	December 31,
		2019	2018
($ in thousands)	(unaudited)
Cash and cash equivalents	$10,866	$6,905	$1,462
Restricted cash	4,249	3,638	1,771

Total cash, cash equivalents and restricted cash	$15,115	$10,543	$3,233

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Players Receivables

Players receivables are stated at the amount the Partnership expects to collect from players generally via third-party payment processors. These arise due to timing deposits between a player’s deposit and the receipt of the payment into the Partnership’s bank account. The amounts are generally outstanding for a short period of time. On a periodic basis, the Partnership evaluates its players receivable and establishes an allowance for doubtful accounts based on a specific review of the accounts as well as historical collection experience and current economic conditions. No allowance for doubtful accounts was recorded for the periods presented in these consolidated financial statements.

Due from Affiliates

Due from affiliates represents amounts owed to the Partnership according to agreements with affiliate casino partners. In some cases, the affiliate casino maintains the player bank accounts and remit the revenue and related commission to the Partnership. At a point in time, the casino partner may owe the Partnership for activity related to the most recent month or months. On a periodic basis, the Partnership evaluates its contract receivables and establishes an allowance for doubtful accounts based on a specific review of historical collection experience and current economic conditions. No allowance for doubtful accounts was recorded for the periods presented in these consolidated financial statements. See Note 8 for disclosure on related parties.

Property and Equipment, net

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:

Computer equipment and software	3-5 years
Furniture and fixtures	4 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1 – 10 years

License Fees, Net

The Partnership incurs costs in connection with operating in certain regulated jurisdictions, including applying for licenses, compliance costs and the purchase of business licenses from strategic partners. The cost of purchasing business licenses, minimum royalty payments for strategic partners and subsequent renewals of business licenses are capitalized as an intangible asset and amortized over the estimated useful life of the asset using the straight-line method. RSI considers these minimum royalty payments to be an integral cost in connection with operating in certain jurisdictions. The minimum royalty payments are offset by the deferred royalty liability on the consolidated balance sheets. RSI’s access to operate in a particular market is often dependent upon the continued viability of that particular strategic partner in that market. The useful life is the period over which the asset is expected to contribute directly, or indirectly, to the Partnership’s cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. For amortizable intangible assets, impairment exists when the carrying amount of the intangible asset exceeds its fair value. At least annually, the remaining useful life is evaluated.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment and intangible assets, such as gaming licenses and market-access arrangements. The Partnership reviews the carrying value of long-lived assets for indicators of possible impairment whenever events and circumstances indicate that the carrying value of an asset or asset group may not be recoverable from the estimated future net undiscounted cash flows expected to result from its use and eventual disposition. In cases where estimated future net undiscounted cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset or asset group. The factors that would be considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the long-lived asset is used and the effects of obsolescence, demand, competition and other economic factors. The Partnership did not have any impairment of long-lived assets for the years ended December 31, 2019 and 2018 or the nine-month period ended September 30, 2020.

Accrued Offering Costs Associated with the Proposed Offering

Deferred offering costs consist of legal and other costs incurred through the balance sheet date that are directly related to the potential combination with dMY Technology Group, Inc. (see description of proposed offering in Note 1) and that will be charged to stockholders’ equity upon the completion of the proposed combination. If the proposed merger proves to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. At September 30, 2020, the Partnership had recorded $2.8 million in deferred offering costs on the Partnership’s consolidated balance sheets as part of prepaid expenses and other current assets.

Accrued Player Liability

The Partnership records liabilities for amounts due to players which consist of player deposits, plus bonuses converted to cash, plus winning wagers, less losing wagers, and less player withdrawals. The Partnership separately tracks the amounts due to players and per certain regulatory requirements must maintain a balance equal to or greater than these amounts due. Accrued player liabilities are generally fully reserved by the restricted cash. Accrued player liabilities are included on the Partnership’s consolidated balance sheets within accrued expenses. See Note 5 for disclosure on accrued expenses.

Gaming Taxes and Fees

The Partnership incurs certain gaming taxes and fees which are determined on a jurisdiction-by-jurisdiction basis and are generally based on gross revenues minus applicable deductions. Each jurisdiction defines “gross revenue” differently based on the deductibility of promotion expenses and certain other factors. In some instances and based upon the specific agreement, the Partnership does not incur the gaming taxes and fees as those are paid by the casino providing market access. The Partnership also pays a federal excise tax of 0.25% of United States sports wagering handle. The Partnership records a liability for gaming taxes payable as part of accrued expenses within its consolidated balance sheets. As of September 30, 2020 and December 31, 2019 and 2018, the Partnership had accrued $1.4 million, $0.9 million and $0.6 million, respectively, related to gaming taxes. Gaming taxes expense is included within costs of revenue in the Partnership’s consolidated statements of operations and comprehensive loss. The Partnership incurred expenses of $10.0 million and $6.5 million for the nine months ended September 30, 2020 and 2019, respectively. The Partnership incurred expenses of $9.3 million and $4.5 million for the annual periods ended December 31, 2019 and 2018, respectively.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Deferred Royalty

The Partnership records liabilities for guaranteed amounts due related to licensing and market access when incurred. These liabilities are recorded on a discounted basis using a discount rate that reflects the duration of the royalty agreement. The Partnership records a liability for royalty payments as part of deferred royalty, short-term or deferred royalty, long-term based on the payment timing within its consolidated balance sheets. The deferred royalty liability is accreted through interest expense in the Partnership’s consolidated statements of operations and comprehensive loss.

Due to Partners

The Partnership was advanced a fixed sum from certain partners of the Partnership. The advance has no set terms, is non-interest bearing, is unsecured and is intended to be repaid in less than one-year.

Due to Affiliates

Due to affiliates represents amounts owed by the Partnership, according to agreements, to affiliate entities for certain services rendered to the Partnership. At any point in time, the Partnership may owe the affiliates for activity related to the most recent month or months. See Note 8 for disclosure on related parties.

Concentrations of Credit Risk

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist primarily of operating cash and restricted cash. The Partnership maintains cash and restricted cash primarily across three financial institutions within separate bank accounts. Management believes the three financial institutions to be of a high credit quality, in amounts that exceed federally insured limits. The Partnership does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Leases

Effective January 1, 2020, the Partnership adopted the provisions of ASC 842, Leases (“ASC 842”) using the modified retrospective approach. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right-of-use asset and a lease liability.

Lease right-of-use (“ROU”) assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using the Partnership’s incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. The Partnership’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Partnership will exercise that option. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. The Partnership accounts for lease and non-lease components as a single lease component for all its leases. Leases with a term of 12 months or less are not recognized on the Partnership’s consolidated balance sheet.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Prior to January 1, 2020, the Partnership accounted for leases under ASC 840, Leases (“ASC 840”), and recorded rent expense associated with its operating lease on a straight-line basis over the term of the lease.

Revenue Recognition

In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASC 606 requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Partnership adopted ASC 606 effective January 1, 2019 using the full retrospective method and the cumulative effect was immaterial to the consolidated financial statements. The following five steps are applied to determine revenue recognition:

•	Step 1: Identify the contract with the customer.

•	Step 2: Identify the performance obligations in the contract.

•	Step 3: Determine the transaction price.

•	Step 4: Allocate the transaction price to the performance obligations in the contract.

•	Step 5: Recognize revenue when, or as, the company satisfies a performance obligation

The Partnership is currently engaged in the business of providing wagering services through offerings such as online casino wagering, online sports wagering, retail sports services and social gaming to individual customers.

Disaggregation of revenue for the nine months ended September 30, 2020 and 2019, and the years ended December 31, 2019 and 2018, are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
Online wagering	$175,459	$34,252	$61,268	$17,448
Retail sports services	478	639	1,053	53
Social gaming	2,515	957	1,346	725

Total revenue	$178,452	$35,848	$63,667	$18,226

The following table presents the Partnership’s revenue by geographic region for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
United States	$169,162	$33,383	$59,572	$17,910
Colombia	9,290	2,465	4,095	316

Total revenue	$178,452	$35,848	$63,667	$18,226

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

The following is a description of the components of total revenue reported in the Partnership’s consolidated statements of operations and comprehensive loss:

Online Wagering

This revenue stream includes both online casino wagering and online sports wagering. For both online wagering revenue streams, RSI establishes various methods in which players can deposit funds within a bank account controlled by RSI or an affiliated casino contracted by RSI. Through a mobile application or computer interface, the player will place a wager for which RSI has a positive theoretical margin. For all online casino and sports wagering operations, RSI controls the operations and records revenue generated from the aggregated wagers less payouts on the settled outcomes.

Online casino wagering virtual offerings typically include similar games available in land-based casinos. Online casino wagering involves a player placing a wager on a game of chance such as a virtual slot machine or a virtual table game such as blackjack. Online sports wagering involves a player placing a wager on a particular outcome of a sporting event at some fixed odds. For both online casino and online sports wagering, in the event the player wins on a settled result, RSI pays out the bet. RSI also offers other sports wagering products including in-game wagering and multi-sport parlay wagering.

The Partnership has a performance obligation to provide wagering services for online gaming. Revenue is recognized at the conclusion of each wager, wagering game hand or contest. Additionally, the Partnership’s online wagering operations provide loyalty awards to customers to entice future play or because of prior participation in gaming wagers or contests. The loyalty awards, often in the form of non-cash bonus wagers, create material rights and represent separate performance obligations that are recognized as a reduction to arrive at online wagering revenue when redeemed.

Retail Sports Services

The Partnership provides services related to retail sports services for land-based casinos in return for a commission based on revenue less certain costs. These services include the management and oversight of the retail book and cover, among other items, installation and support of the sports wagering equipment third-party vendors, risk management, advertising and promotion, negotiation of commercial agreements with sports leagues, teams, and media partners and second-line technical support.

The Partnership records the commission for providing those services as sportsbook commissions at the end of the month at which time the commission is earned. The Partnership has a single performance obligation to provide services for retail sports services and records the revenue as services are performed. Payment is generally received 15 days after the end of the respective month in which the services were performed.

Social Gaming

The Partnership provides a social gaming platform where patrons can play online games for free. While the vast majority of RSI’s social gaming players enjoy engaging with the site without paying, there are a number of players that purchase additional virtual coins through RSI’s virtual cashier with a variety of packages for sale. Deferred revenue is recorded when players purchase virtual coins. The Partnership has a single performance obligation through the combined license of the virtual coin in conjunction with the hosting services of the online social game. Revenue is recognized when the virtual coins are redeemed.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Transaction Price Considerations

Variable Consideration

Variability in the transaction price arises primarily due to market-based pricing and cash discounts. RSI offers loyalty program benefits such as free bets, wheel spins, scratch cards, and other opportunities and incentives to its customers. Revenue for online casino wagering and online sports wagering is collected prior to the wager and is fixed once the outcome is known. Prizes paid and payouts made to players are recognized when awarded to the player. The loyalty awards create material rights and represent separate performance obligations that are recognized as revenue when redeemed.

The transaction price for retail sports services is variable because it is based on how much gaming revenue is generated by the land-based casinos from the retail sports book. Because the gaming revenue is subject to how much players decide to wager each month, which is influenced by consumer sentiment and general economic conditions, the amount is highly variable and constrained until the variable amount is known at the end of each month.

Allocation of transaction price to performance obligations

Contracts with customers may include multiple transactions. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. Standalone selling prices are estimated based on observable data of the Partnership’s sales of such products and services to similar customers and in similar circumstances on a standalone basis. For online casino wagering and online sports wagering, the Partnership allocates a portion of the transaction price to certain customer incentives that create material future customer rights.

Certain costs to obtain or fulfill contracts

Under ASC 606, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Partnership, the period of benefit has been determined to be less than or equal to one year. As such, the Partnership applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.

Contract balances

Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Partnership’s customers and billings. The Partnership currently does not have contractual terms that require it to satisfy or partially satisfy its performance obligations in advance of customer billings.

Deferred revenue relates to wagered amounts on unsettled or pending outcomes. These represent payments received in advance of the satisfaction of performance under the contract. The Partnership records the revenue once the outcome of the wager is settled and fixed. The Partnership maintains various customer loyalty programs for its online casino wagering and online sports wagering, which allows players to earn frequent player rewards for playing in the Partnership’s contests. Player awards represent a material right to the customer, and awards may be redeemed for future services. Player awards earned by players, but not yet redeemed, are included within accrued expenses on the consolidated balance sheets. Within the Partnership’s social gaming operations, players can purchase virtual coins to play online social games. For virtual coins purchased but not yet used, the

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Partnership records a deferred revenue liability. When a player redeems a virtual coin, the Partnership recognizes revenue on the consolidated statements of operations and comprehensive loss.

Deferred revenue was approximately $0.4 million, $0.3 million and $0.1 million as of September 30, 2020, December 31, 2019 and 2018, respectively, relating primarily to unsettled player wagers and unredeemed virtual coins, and are recorded in other current liabilities in the consolidated balance sheets.

Certain player awards are not subject to expiration or have not been expired historically for these awards and the Partnership recognizes breakage (amounts not expected to be redeemed) to the extent there is no requirement for remitting balances to regulatory agencies. Revenue from breakage is recognized in proportion to customer redemptions. The Partnership recognized no revenue related to breakage for the periods presented.

Costs of Revenue

Costs of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) gaming taxes, (iii) platform costs and (iv) revenue share / market access arrangements. The Partnership incurs payment processing costs on player deposits and occasionally chargebacks as a result of player complaints (chargebacks have not been material to date). The costs of revenue also include the salaries and benefits for those personnel dedicated to conducting online wagering.

Advertising and Promotions Costs

Advertising and promotion costs consist primarily of marketing the product via different channels, promotional activities, and the related costs incurred to acquire new customers that include salaries and benefits for dedicated personnel and are expensed as incurred.

General Administration and Other

General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expenses, professional services related to legal, compliance and audit/consulting services, rent and other premises costs and insurance.

Share-Based Compensation

The Partnership records share-based compensation in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”), and recognizes share-based compensation expense in the period in which a unit holder is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards is recognized over the requisite service period on a straight-line basis. The Partnership accounts for forfeitures as they occur.

The Partnership classifies unit awards as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity-classified awards are valued as of the grant date based upon the underlying unit price and a number of assumptions, including volatility, performance period, risk-free interest rate and expected dividends. Liability-classified awards are valued at fair value at each reporting date. See Note 7. Share-based payment awards which contain certain repurchase provisions are classified as liabilities in accordance with ASC 718. The Partnership has elected to measure all liability-classified awards utilizing an option pricing method and recognizes the related expense within general administration and other expenses in the consolidated statements of operations and comprehensive loss.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Cumulative Redeemable Preferred Units

The Partnership accounts for its cumulative redeemable preferred units (“Preferred Units”) in accordance with ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities,” which requires classification outside of permanent equity in temporary equity for securities that are redeemable at the holder’s option for cash or other assets. The Preferred Units are not unconditionally redeemable. However, the Preferred Units are conditionally redeemable upon the occurrence of a withdrawal event (such as a Preferred Unit Holder experiencing a bankruptcy event, a communication from a gaming authority that the Preferred Unit Holder is not suitable, eligible or qualified pursuant to any gaming law with respect to a gaming license and breach of a representation and warranty) which are not solely within the control of the Partnership. The Partnership has elected not to adjust the carrying value of the Preferred Units to the liquidation preference of such Preferred Units because of the uncertainty of whether or when such a redemption event would occur. If a redemption event becomes probable, the Partnership will adjust the carrying amount of the Preferred Units to equal the redemption value on such date and at the end of each reporting period thereafter, as long as occurrence of the redemption event remains probable.

Income Taxes

The Partnership was organized as a limited partnership and subject to the provisions of Subchapter K of the Internal Revenue Code. Prior to December 2019, the Partnership was set up as a multiple-partner limited liability company and was taxed as a partnership. As such, the Partnership is not viewed as an income taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each partner reports their share of the Partnership’s income or loss on their personal tax return.

Foreign Currency

The Partnership’s reporting currency is the U.S. dollar while the functional currency of non-U.S. subsidiaries is the Colombian peso. The financial statements of non-U.S. subsidiaries are translated into United States dollars in accordance with ASC 830, Foreign Currency Matters, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income (loss).

Fair Value Measurements

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities on the reporting date.

•

Level 2—Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3—Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Partnership or holders of the instruments could realize in a current market exchange.

As of December 31, 2019 and 2018 and September 30, 2020, the recorded values of cash and cash equivalents, restricted cash, players receivables, due from affiliates, prepaid expenses and other current assets, accounts payable, accrued expenses, share-based liability, due to affiliates, due to partners, short -term deferred royalty and other current liabilities approximate fair value due to the short-term nature of these instruments. Long-term deferred royalty is recorded on a discounted basis and the carrying amount approximates the fair value of the liability.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). As noted in the Partnership’s Revenue Recognition accounting policy above, the Partnership adopted ASU 2014-09, effective January 1, 2019. The guidance in ASU 2014-09 and subsequently issued amendments outlines a comprehensive model for all entities to use in accounting for revenue arising from contracts with customers as well as required disclosures. This guidance applies to any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance supersedes existing revenue recognition guidance, including most industry-specific guidance, as well as certain related guidance on accounting for contract costs. The Partnership adopted ASC 606 on January 1, 2019 using the full retrospective method. The adoption of this guidance did not have a material impact on the Partnership’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the guidance as of the adoption date, rather than as of the earliest period presented. The Partnership adopted ASU 2016-02 on January 1, 2020, using the optional transition method by recording a right-of-use asset of approximately $1.0 million and a lease liability of $1.0 million; there was no effect on opening accumulated deficit, and the Partnership continues to account for leases in the prior period consolidated financial statements under ASC 840, Leases. In adopting the new standard, the Partnership elected to apply the practical expedients regarding the identification of leases, lease classification, indirect costs and the combination of lease and non-lease components.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax provision, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2017. The Partnership early adopted this ASU as of January 1, 2018 and elected to account for forfeitures as they occur. The Partnership included the impact of ASU 2016-09 in its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Partnership adopted ASU 2016-18 as of January 1, 2018. The adoption of this ASU did not have a material impact on the Partnership’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). The ASU sets forth a “current expected credit loss” model which requires the Partnership to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This ASU replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost, available-for-sale debt securities and applies to certain off-balance sheet credit exposures. This ASU is effective for the Partnership in calendar year 2023. The Partnership is currently assessing the impact of the adoption of this ASU on its consolidated financial statements.

3. Property and Equipment

Property and equipment, net consists of the following:

	Useful Life (Years)	September 30, 2020	December 31,
			2019	2018
($ in thousands)		(unaudited)
Software and online server	3-5	$2,599	$2,247	$1,857
Furniture	4	497	—	—
Lease improvements	4	100	—	—
Construction in progress	N/A	—	40	—

Total property and equipment		3,196	2,287	1,857
Less: accumulated depreciation		(1,888)	(1,706)	(1,605)

Property and equipment, net		$1,308	$581	$252

Depreciation expense on property and equipment was $0.2 million and $0.1 million for the nine months ended September 30, 2020 and 2019, respectively, and $0.1 million and $0.4 million for the years ended December 31, 2019 and 2018, respectively.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

4. License Fees, Net

The Partnership has the following license fees, net at September 30, 2020 (unaudited):

($ in thousands)	Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net
New Jersey online casino and sports	10	$3,267	$(1,334)	$1,933
New Jersey online sports	10	3,185	(558)	2,627
Indiana online and retail sports	1	100	(100)	—
Indiana gaming license	20	900	(56)	844
Pennsylvania online casino and sports	5	950	(253)	697
Pennsylvania retail sports	5	50	(18)	32
Colorado gaming license	10	1,463	(61)	1,402
Colorado online sports	1	131	(73)	58
Illinois online and retail sports	4	1,000	(167)	833
Colombia online casino and sports	1	595	(466)	129

License fees, net		$11,641	$(3,086)	$8,555

In addition, the Partnership paid a $1.0 million deposit in conjunction with executing a market-access agreement with a local casino in Michigan. Since operations have not commenced as of September 30, 2020, the amount is included in other current assets according to the contract terms.

The Partnership has the following license fees, net at December 31, 2019:

($ in thousands)	Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net
New Jersey online casino and sports	10	$3,267	$(1,089)	$2,178
New Jersey online sports	10	3,185	(318)	2,867
Indiana online and retail sports	1	100	(33)	67
Indiana gaming license	20	900	(23)	877
Pennsylvania online casino and sports	5	950	(111)	839
Pennsylvania retail sports	5	50	(11)	39
Colombia online casino and sports	1	402	(312)	90

License fees, net		$8,854	$(1,897)	$6,957

The Partnership has the following license fees, net at December 31, 2018:

($ in thousands)	Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net
New Jersey online casino and sports	10	$3,267	$(763)	$2,504
Pennsylvania retail sports	5	50	(1)	49
Colombia online casino and sports	1	197	(111)	86

License fees, net		$3,514	$(875)	$2,639

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

The Partnership recorded amortization of license expense of $1.1 million and $0.7 million for nine months ended September 30, 2020 and 2019, and $1.0 million and $0.5 million for the years ended December 31, 2019 and 2018, respectively.

At September 30, 2020, estimated future amortization of license fees is as follows ($ in thousands):

Three months ended December 31, 2020	$374
Year ended December 31, 2021	1,421
Year ended December 31, 2022	1,286
Year ended December 31, 2023	1,286
Year ended December 31, 2024	937
Thereafter	3,251

Total	$8,555

At December 31, 2019, estimated future amortization of license fees is as follows ($ in thousands):

Year ended December 31, 2020	$1,047
Year ended December 31, 2021	890
Year ended December 31, 2022	890
Year ended December 31, 2023	889
Year ended December 31, 2024	770
Thereafter	2,471

Total	$6,957

5. Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2020	December 31,
		2019	2018
($ in thousands)	(unaudited)
Accrued payroll	$1,922	$470	$224
Accrued professional fees	16,465	7,774	3,427
Accrued gaming costs	1,375	874	623
Accrued player liability	4,368	3,382	1,697
Accrued royalty	484	187	228
Accrued other	426	540	1,179
Pending withdrawals	113	1,437	355
Accrued offering costs	2,760	—	—

Total accrued expenses	$27,913	$14,664	$7,733

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

6. Common and Preferred Units

As of September 30, 2020, December 31, 2019 and 2018, the outstanding units were as follows:

	September 30, 2020	December 31,
		2019	2018
	(unaudited)
LLC membership interests	—	—	26,987,654
Common A-1 units	49,032,654	42,532,654	—
Common A-2 units	3,129,744	2,714,850	—
Common B-1 units	4,929,633	3,952,943	—
Preferred units	49,032,654	42,532,654	—

Rush Street Interactive LLC, was formed on March 5, 2012 as a Delaware limited liability company. The founding investors contributed $19.0 million to Rush Street Interactive LLC prior to 2018. Members contributed $8.0 in 2018 and $14.5 million in 2019 to the limited liability company. RSI was converted to a limited partnership as part of a recapitalization in December 2019. The partners contributed an additional $1.0 million in 2019 subsequent to the conversion and $6.5 million for the nine months ended September 30, 2020.

On December 19, 2019, the members of RSI LLC entered into the Agreement of Limited Partnership (the “LP Agreement”) with Rush Street Interactive GP, LLC (“RSI GP”), a Delaware limited liability company and General Partner, to form the Partnership. As part of the LP Agreement to become limited partners of the Partnership, the members contributed all of their member interests in RSI LLC in the amount of 41,487,654 interests to the Partnership. The Partnership authorized issuance of 92,255,187 units comprising of 42,532,654 Preferred Units, 42,532,654 Common A-1 Units, 2,714,850 Common A-2 Units and 4,475,029 Common B-1 Units. In exchange for the member interest in RSI LLC, the limited partners received 41,487,654 Preferred Units and 41,487,654 units of Common A-1. In addition, employees and affiliated individuals purchased 1,045,000 Preferred Units and 1,045,000 of Common A-1 units for approximately $1.0 million. In both the exchange and the employee and affiliated individuals’ transactions, the price was $1.00 per unit for a combined Preferred Unit and Common A-1 Unit. The LP Agreement also contemplates the issuance of Common B-2 Units under certain circumstances described below under Special Provisions, Common A-2 Units.

In conjunction with the LP Agreement, the Partnership also granted 2,714,850 Common A-2 Units to one of its limited partners and 4,475,029 Common B-1 Units to certain employees on December 19, 2019. Both of these issuances are profits interests and are accounted for under ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). All of the Common A-2 Units vested upon grant and 3,952,943 Common B-1 Units vested upon grant with the unvested units of 522,086 vesting over time (see Note 7). The Partnership has the ability, at its discretion, to issue additional profit interests without the consent of the Unit Holders.

In January 2020, the Partnership issued 2,000,000 Preferred Units for $0.9 million and 2,000,000 Common A-1 Units for $1.1 million to existing limited partners.

In April 2020, the Partnership issued 4,500,000 Preferred Units for $1.2 million and 4,500,000 Common A-1 Units for $3.3 million to existing limited partners.

For the nine months ended September 30, 2020, the Partnership also granted 414,894 Common A-2 Units to one of its limited partners and 683,889 Common B-1 Units to certain employees as profit interests.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

The following is a description of the Preferred Units, Common A-1 Units, Common A-2 Units and Common B-Units (collectively referred to as the “Units” and the holders of all of the Units are referred to as “Unit Holders”). The description covers the Units and, to the extent there is a difference between the classes of Units, the class of Unit will be indicated. Further, reference to the limited partners of the Partnership include only holders of the Preferred Units, Common A-1 Units and Common A-2 Units.

Rights of limited partners

Per the LP Agreement, the Partnership shall be managed under the sole, absolute and exclusive direction of RSI GP (the “General Partner”). The General Partner shall manage the general affairs and governance of the Partnership. The General Partner cannot be removed except subject to any gaming authority licensing requirements and approvals (which requires an affirmative vote of limited partners owning units representing 66 2/3% of the combined Common A-1 Units and Common A-2 Units (if issued)). The limited partners have no voting rights with respect to the Partnership.

Distributions rights

Preferred Units are entitled to a ten percent cumulative annual return on the sum of such Preferred Units outstanding, which shall compound monthly and is calculated beginning on January 1, 2017, the date of the initial capital contributions to RSI LLC. Such Preferred Unit return is in preference to any distributions to common unit holders as follows:

•

first, to the Preferred Unit Holders in proportion to their outstanding holdings until the Preferred Unit Holders have received cumulative distributions equal to a three percent (3%) per annum, cumulative return beginning on the date of Initial Capital Contributions;

•

second, to the Preferred Unit Holders and the holders of Common A-2 Units (ratably among such holders based on the number of Preferred Units and Common A-2 Units held by each such holder immediately prior to such distribution) until the Preferred Unit Holders’ per annum, cumulative return is equal to 10%;

•	third, to the Preferred Unit Holders in proportion to their outstanding holdings until their outstanding holdings are reduced to zero ($0); and

•

thereafter, to holders of Common A Units and Participating Common B Units (ratably among such holders based on the number of Common A Units and Participating Common B Units held by each such holder immediately prior to such distribution).

Profits and losses of the Partnership are allocated to the Unit Holders consistent with distributions described above pursuant to the LP Agreement at the end of the annual period pursuant to certain adjustments. Losses of the Partnership are allocated to the Common Unit Holders only.

The Preferred Units have a preferred return distribution amount measured at 10% per annum applied to the invested capital from January 1, 2017 to the issuance date of the Preferred Units. On the issuance date of the Preferred Units, the carrying amount was adjusted by approximately $8.4 million for the deemed dividend. For the nine months ended September 30, 2020 and the year ended December 31, 2019, the Partnership recognized deemed dividends related to the preferred return of $4.3 million and $8.5 million, respectively, as a component of members’ equity (deficit).

The General Partner shall determine whether, when and to what extent distributions shall be made. The General Partner shall cause the Partnership to make distributions to Unit Holders with respect to each fiscal

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

quarter based on the Unit Holders taxable income related to the Partnership referred to as minimum tax distributions.

For the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, the Partnership did not make any distributions related to minimum tax distributions.

Contingent Redemption

The Preferred Units are conditionally redeemable upon the occurrence of a withdrawal event (such as a Preferred Unit Holder experiencing a bankruptcy event, a communication from a gaming authority that the Preferred Unit Holder is not suitable, eligible or qualified pursuant to any gaming law with respect to a gaming license and breach of a representation and warranty). Such events are not solely within the control of the Partnership.

Liquidation

A Unit Holder shall not voluntarily withdraw from the Partnership without the prior written consent of the General Partner. Upon any such withdrawal, the Partnership shall pay the Unit Holder the fair market value of the Units. The General Partner determines when and if the Partnership is dissolved. The Partnership shall dissolve upon the occurrence of any of the following: (i) there are no limited partners of the Partnership, (ii) the General Partner ceases to be the general partner of the Partnership (unless replaced pursuant to the LP Agreement) and (iii) the entry of a judicial dissolution of the Partnership pursuant to the Delaware Act.

The General Partner has the right to approve a sale of the Partnership and the Unit Holders are required to consent to and raise no objections against the sale (an “Approved Sale”). If the Approved Sale is structured as a sale of Units, each Unit Holder is required to sell its Units in the Partnership on the terms and conditions approved by the General Partner. If the Approved Sale is structured as a merger, consolidation, joint venture or similar transaction, each Unit Holder shall vote in favor of such transaction and waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation. If the Approved Sale is structured as a sale or exchange of Units, each Unit Holder shall agree to sell or exchange a number of Units of each class of Units equal to the number of Units of such class that such Unit Holder owns multiplied by a fraction, the numerator of which is the number of Units of such class being sold by all other Unit Holders and the denominator of which is the number of Units of such class owned by all other Unit Holders immediately prior to the sale, on the terms and conditions approved by the General Partner.

Special Provisions

Common A-2 Units

On December 19, 2019, the Partnership granted Common A-2 Units to a significant Unit Holder, with a participation threshold of a calculated 3% preferred return to preferred capital contributed. These Common A-2 Units include an anti-dilution provision whereby if the Partnership issues Common B Units to certain Limited partners, a new class of authorized units, Common B-2 Units, will be issued to maintain the same percentage interest. This anti-dilution period will terminate at the earlier of (1) termination (for any reason) of employment or (2) the occurrence of a Withdrawal Event with respect to the Unit Holder or any of their respected Permitted Transferees. A Withdrawal Event is defined as (i) a Gaming Problem, (ii) bankruptcy, (iii) breach or misrepresentation. In the event of a Withdrawal Event, the Partnership has the ability to call the Common A-2 Units at fair market value.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Common B-1 Units

On December 19, 2019, the Partnership granted Common B-1 Units to employees of the Partnership (“Initial B-1 Partners”) with a participation threshold calculated by the total unreturned preferred unit capital plus a 10% preferred return to preferred capital contributed. The Common B-1 Units include an anti-dilution provision whereby, if during the B-1 Anti-Dilution Period the Partnership issues Common A-1 Units, which may reduce the Initial B-1 Partner’s percentage, additional Common B-1 Units will be issued to maintain the Initial B-1 Partner’s percentage interest. This B-1 Anti-Dilution Period will terminate at the earlier of (1) the Partnership has received aggregate capital contributions in excess of $50,000,000 or (2) a separation event as a result of termination for cause, or (3) the occurrence of a Withdrawal Event, or (4) immediately before the consummation of an Initial Public Offering or a Sale of the Partnership. In the event of a Withdrawal Event, the Partnership has the ability to call the Units at fair market value. To date, the Anti-Dilution Period has not been terminated.

The Partnership may, at its election, require a Common B-1 Unit Holder to sell to the Partnership all or any portion of the Common B-1 Units held upon the occurrence of a breach of non-compete restrictive covenant or obligation or disclosure or possession, without written authority, of the Partnership’s software code. The call price is equal to the fair market value of the Units.

Each Initial B-1 partner may elect to sell (referred to as the ‘Put Right”) to the original general partners up to the lesser of (x) fifty percent (50%) of the Common B-1 Units and (y) the number of Common B-1 Units held with aggregate value equal to the Unit Holder’s pro rata share of $10,000,000 (i.e., the aggregate maximum value for purposes of the First and Final Put Rights of 50% of all Common B-1 Units held by Initial B-1 Partners and their Permitted Transferees) , which amount shall be allocated based on the pro-rata share of such Common B-1 Units (the “Eligible Put Amount”). In any given calendar year following the calendar year in which the First Put Right was exercised, the Unit Holder may elect to sell to the original general partners (the “Final Put Right”) up to a number of Common B-1 Units held with a value equal to the difference between the Eligible Put Amount and the consideration received upon the closing of the First Put Right. The Put Price shall be an amount negotiated among the parties. The put right terminates upon the earliest of (a) the consummation of a Sale of the Partnership and (b) an Initial Public Offering.

The Partnership is authorized, in its sole discretion, to raise funds related to its obligations, arising from the exercise of the call right or put right of the Common B-1 units, which includes obtaining equity capital through mandatory capital contributions of the Common A Unit Holders.

7. Share-Based Compensation

On December 19, 2019, as part of the LP Agreement, the Partnership granted Common A-2 Units and Common B-1 Units to a significant Unit Holder and employees, respectively, that have been designated as profits interests.

Common A-2 Units

The Partnership issued profits interests in the form of 414,894 and 2,714,850 Common A-2 Units to a significant unitholder for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, with a participation threshold of $0. The Common A-2 Units were fully vested on the date of grant. The Common A-2 Units have been classified as equity awards, and equity-based compensation expense is based on the grant date fair value of the awards.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Common B-1 Units

In connection with the LP Agreement, the Partnership is authorized to issue profits interests in the form of incentive Common B Units. The participation threshold is established by the General Partner, subject to adjustment, on the grant date. Holders of Common B Units are entitled to share in distributions after defined distributions have been made to Preferred Unit Holders and Common A-2 Unit Holders. The Partnership has granted a total of 5,158,918 Common B-1 Units to the Initial B-1 Partners as of September 30, 2020 (see Note 6). The Common B-1 Units vest over periods through April 1, 2021. As of September 30, 2020, 4,929,633 units had vested with 229,285 units remaining unvested. Because the Put Price is a negotiated amount and not at fair value, the Common B-1 Units are liability-classified and must be revalued each period based on their current fair value with compensation costs recognized over the service period.

The summary of B-1 units’ activity is as follows:

Number of Units
Unvested balance at December 31, 2018	—
Granted	4,475,029
Vested	(3,952,943)

Unvested balance at December 31, 2019	522,086
Granted	683,889
Vested	(976,690)

Unvested balance at September 30, 2020 (unaudited)	229,285

The fair value for both the Common A-2 Units and the Common B-1 Units was determined using the Black-Scholes-Merton pricing model with the following assumptions:

	September 30, 2020	December 31, 2019
	(unaudited)
Common A-2 Unit price per unit	$21.740	$2.234
Common B-1 Unit price per unit	$21.500	$1.840

	September 30, 2020	December 31, 2019
	(unaudited)
Dividend yield	—	—
Volatility factor	45%	45%
Risk-free interest rate	0.12%	1.69%
Time to liquidity (in years)	1.3	5.0
Lack of marketability discount	19.8%	33.0%

The equity price per unit was based on an independent valuation of Rush Street Interactive, LP. The independent valuation estimated the equity value which was then allocated to each share class using the Black-Scholes pricing model. The respective share class values for Common A-2 and B-1 Units were divided by the Common A-2 Units outstanding and Common B-1 Units outstanding, respectively, at the date of grant. The expected life of management profits interest awards granted during the period presented was determined based on a permitted simplified method, which is based on the vesting period and contractual term for each tranche of awards. The risk-free rate for periods within the contractual life of the profit interest award is based on an

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

extrapolated 5-year U.S. Treasury bond rate in effect at the time of grant given the expected time to liquidity. The Partnership utilized a weighted rate for expected volatility based on a representative peer group of comparable public companies. The dividend yield was set at zero as the underlying security does not pay a dividend. The protective put method was used to estimate the discount for lack of marketability inherent to the awards due to the lack of liquidity associated with the restrictions on the Common A-2 Units and Common B-1 Units.

For the nine months ended September 30, 2020 and the year ended December 31, 2019, approximately $1.7 million and $6.1 million, respectively, was recognized as share-based compensation expense related to the Common A-2 Units.

For the nine months ended September 30, 2020 and the year ended December 31, 2019, approximately $101.6 million and $7.3 million, respectively, was recognized as share-based compensation expense related to the Common B-1 Units. The Partnership expects to recognize unrecognized compensation cost for the Common B-1 Units over a weighted-average period of 0.5 years at September 30, 2020.

8. Related Parties

The Partnership’s principal unit holders included Bluhm and Trust and Carlin and Trust. Bluhm and Trust hold approximately 78% and 78% of the Preferred Units and Common A-1 Units, respectively. Carlin and Trust hold approximately 18% and 18% of the Preferred Units and Common A-1 Units, respectively. Gregory A. Carlin is also the sole holder of the Common A-2 Units. Both Bluhm and Trust and Carlin and Trust are the owners of Rush Street Interactive GP, LLC which hold 1% in both the Partnership’s Preferred Units and Common A-1 Units.

The Partnership has also received an advance in the amount of $0.7 million from Neil A. Bluhm and Gregory A. Carlin. The amount is recorded as due to partners on the Partnership’s consolidated balance sheet as of September 30, 2020.

Neil Bluhm and Gregory Carlin maintain ownership in RSI and have control over governance and general operations. Through separate legal entities and diverse ownership, Neil G. Bluhm or Gregory A. Carlin or both also maintain ownership and control over the following entities that are considered affiliates:

Rush Street Gaming, LLC

Rush Street Gaming, LLC (“RSG”) is controlled by Neil Bluhm and Greg Carlin who are also partners of the Partnership. RSG advances the Partnership amounts periodically for payroll, benefits and other allocated costs. These amounts generally pass through RSG from other third-party service providers and processors ultimately to the Partnership with no markup. The total amount advanced from time to time increases and decreases as capital needs arise and the Partnership draws and repays such advances. These amounts are recorded in the accompanying consolidated statements of operations and comprehensive loss and allocated to costs of revenue, advertising and promotions, and general administration and other.

RSG also provides operational support to the Partnership, including oversight over operations, compliance, certain human resource functions and finance. Under the arrangement between RSG and the Partnership, the Partnership reimburses RSG for a portion of the salary, bonus, benefits and overhead cost for RSG employees that provide services to the Partnership. The portion is generally calculated on the basis of the percentage of time spent by RSG employees on the Partnership’s matters as compared to other matters unrelated to the Partnership. The reimbursement is calculated on the basis of 150% of an employee’s salary and bonus and is subject to the

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

reasonable oversight and consent of the Partnership’s general partner. These support services are recorded as general administration and other in the accompanying consolidated statements of operations and comprehensive loss and any payables to RSG are recorded as due to affiliates within the accompanying consolidated balance sheets.

RSG owns the “Rush Street” and “Rush Rewards” trademarks used by the Partnership.

LAMB Partners, LLC and LAMB Capital Advisors, LLC

LAMB Partners, LLC and LAMB Capital Advisors, LLC (collectively “LAMB”) are controlled by Neil Bluhm who is also a partner of the Partnership. From the Partnership’s inception until May 2020, the Partnership’s Chicago corporate office was located in an office space leased by LAMB. Per an arrangement with LAMB, the Partnership reimbursed a prorated amount of LAMB’s monthly rent payments based on the percentage of the total square footage used by the Partnership. These amounts are recorded as general administration and other in the accompanying consolidated statements of operations and comprehensive loss and a nominal prepaid amount was recorded as prepaid expenses in the accompanying consolidated balance sheets.

LAMB also provides operational support to the Partnership, primarily legal and financial services. Under the arrangement between LAMB and the Partnership, the Partnership reimburses LAMB for a portion of the salary, bonus, benefits and overhead cost for LAMB employees that provide services to the Partnership. The portion is generally calculated on the basis of the percentage of time spent by LAMB employees on the Partnership’s matters as compared to other matters unrelated to the Partnership. The reimbursement is calculated on the basis of 150% of an employee’s salary and bonus and is subject to the reasonable oversight and consent of the Partnership’s management team. The Partnership also reimburses LAMB, with no markup, for other direct costs incurred by LAMB attributable to the Partnership. These support services and cost reimbursement amounts are recorded in the accompanying consolidated statements of operations and comprehensive loss as general administration and other and any payables to LAMB are recorded as due to affiliates within the accompanying consolidated balance sheets.

900 North Michigan, LLC

In December 2019, the Partnership entered into a lease agreement with 900 North Michigan, LLC to rent a separate office space within the same building that the Partnership shared with LAMB. 900 North Michigan, LLC is controlled by Neil Bluhm who is also a partner of the Partnership. The Partnership vacated LAMB’s office space in May 2020 and moved into this new space, at which point the term of the lease began. The initial lease term is four years from the commencement date of the lease and rent amounts are recorded as general administration and other in the accompanying consolidated financial statements of operations and comprehensive loss and a nominal prepaid amount was recorded as prepaid expenses in the accompanying consolidated balance sheets. See additional discussion regarding lease accounting in Note 9.

JMB (JMB Insurance, JMB Financial Advisors, 900FMS, 900Work)

The Partnership utilizes a number of payroll and benefits administration service providers that are partially owned by Neil Bluhm who is also a partner of the Partnership. These service providers are 900FMS, LLC, 900Work, LLC, JMB Insurance Agency Inc. (“JMB Insurance”) and JMB Financial Advisors, LLC. Certain amounts incurred related to these service providers are for services rendered while other amounts are paid to the service providers, without markup, to pass through to the ultimate benefit providers (i.e. 401(k) plan asset custodian, life insurance provider, dental and vision insurance carrier). These support services are recorded in the

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

accompanying consolidated statements of operations and comprehensive loss as general administration and other. Expenses related to benefit amounts without markup are recorded in the accompanying consolidated statements of operations and comprehensive loss and allocated to costs of revenue, advertising and promotions, and general administration and other and any payables to JMB Insurance, if any, are recorded as due to affiliates within the accompanying consolidated balance sheets.

JMB Insurance is also the Partnership’s insurance broker and arranges for much of the Partnership’s insurance coverage. JMB Insurance is partially-owned by a partner of the Partnership. The Partnership pays JMB Insurance for both the cost of coverage and a brokerage commission. Amounts incurred are recorded in the accompanying consolidated statements of operations and comprehensive loss as general administration and other and any prepaid amounts, if any, are recorded as prepaid expenses in the accompanying consolidated balance sheets.

Rivers IP Holdings, LLC

Rivers IP Holdings, LLC (“Rivers IP”) is owned by Neil Bluhm’s children and Greg Carlin who are both partners of the Partnership. Rivers IP owns the rights to the rushstreetinteractive.com domain name and certain other related intellectual property related to the Partnership. Rivers IP allows the Partnership to use the intellectual property at no cost.

Rush Street Productions, LLC

Rush Street Productions, LLC (“RSP”) is an affiliate of the Partnership. RSP entered into an arrangement with the Partnership associated with the hosting of poker events. Expenses related to these events are recorded in the accompanying consolidated statements of operations and comprehensive loss as general administration and other and any payables to RSP, if any, are recorded as due to affiliates within the accompanying consolidated balance sheets.

Affiliated Land-Based Casinos

Neil Bluhm and Greg Carlin are owners and officers of certain land-based casinos. The Partnership has entered into a number of agreements with these affiliated land-based casinos that create strategic partnerships aimed to capture the online gaming, online sports wagering and retail sports services markets in the various states and municipalities where the land-based casinos operate. Generally, the Partnership enters into agreements whereupon the Partnership licenses the land-based casinos’ online wagering licenses or provides services related to retail on-premise sports wagering. These affiliated land-based casinos are: Sugarhouse HSP Gaming, LP d/b/a Rivers Casino Philadelphia (“Rivers Casino Philadelphia”), Holdings Acquisition Co., LP d/b/a Rivers Casino Pittsburgh (“Rivers Casino Pittsburgh”), Rivers Casino Philadelphia and Rivers Casino Pittsburgh (collectively the “PA Affiliated Casinos”), Capital Region Gaming, LLC d/b/a Rivers Casino and Resort Schenectady (“Rivers Casino Schenectady”), and Midwest Gaming and Entertainment, LLC d/b/a Rivers Casino Des Plaines (“Rivers Casino Des Plaines”) (collectively, the “Affiliated Land-Based Casinos”). The specific strategic agreements differ depending on the legal and regulatory status of online gaming and sports wagering in each of the various states. In all instances, RSI performs nearly all aspects of the online wagering operations and therefore records the revenue that results from the outcome of wagers made less wagers lost. RSI pays the Affiliated Land-Based Casinos an agreed upon amount that is generally a percentage of a monthly revenue calculation.

The Partnership entered into agreements with the Affiliated Land-Based Casinos whereby the Partnership pays a royalty to the Affiliated Land-Based Casinos for social gaming Casino4Fun™ site revenue, net of commissions and fees. In some instances, the Partnership has also entered into agreements with the Affiliated

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Land-Based Casinos whereby the Partnership pays a royalty based on revenues earned by the Partnership for real money wagering. All of these expenses are recorded as costs of revenue in the accompanying consolidated statements of operations and comprehensive income (loss) and any payables are recorded as due to affiliates within the accompanying consolidated balance sheets.

The Partnership also entered into agreements with the Affiliated Land-Based Casinos associated with on-premise sports wagering at the respective casinos whereby the Partnership receives a commission based on a percentage of revenue less certain costs as defined by the respective agreement. These commission amounts are recorded in the accompanying consolidated statements of operations and comprehensive income (loss) as retail sports services and any receivable amounts relating to the commission and other costs passed along to Affiliated Land-Based Casinos without markup are included in the accompanying consolidated balance sheets as due from affiliates.

The following balances were recorded in the balance sheet related to transactions with affiliates:

	September 30, 2020	December 31,
		2019	2018
($ in thousands)	(unaudited)
PA Affiliated Casinos	$25,649	$3,053	$617
IL Affiliated Casino	9,207	—	—
Rivers Casino Philadelphia	73	24	19
Rivers Casino Pittsburgh	40	15	34
Rivers Casino Schenectady	143	93	—
Rivers Casino Des Plaines	73	—	—

Due from affiliates	$35,185	$3,185	$670

	September 30, 2020	December 31,
		2019	2018
($ in thousands)	(unaudited)
RSG	$3,934	$2,661	$1,249
LAMB	291	197	58
Rivers Casino Philadelphia	25	4	14
Rivers Casino Pittsburgh	28	23	48
Rivers Casino Schenectady	22	16	6
Rivers Casino Des Plaines	31	7	3

Due to affiliates	$4,331	$2,908	$1,378

The following revenues and expenses were recorded in the statement of operations and comprehensive loss related to transactions with affiliates:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
Rivers Casino Philadelphia	$123	$187	$231	$19
Rivers Casino Pittsburgh	71	192	244	34
Rivers Casino Schenectady	156	175	370	—
Rivers Casino Des Plaines	73	—	—	—

Total revenue	$423	$554	$845	$53

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
RSG[1]	$2,624	$1,885	$1,812	$691
Rivers Casino Philadelphia[2]	42,267	(1,194)	2,827	22
Rivers Casino Pittsburgh[2]	42,451	(1,134)	2,924	55
Rivers Casino Schenectady	174	33	70	30
Rivers Casino Des Plaines	(3,880)	36	54	24

Total costs of revenue	$83,636	$(374)	$7,687	$822

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
RSG[1]	$1,332	$932	$874	$521

Total advertising and promotion costs	$1,332	$932	$874	$521

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
RSG[1]	$2,934	$2,332	$2,615	$2,132
LAMB	150	66	380	232
JMB Insurance	3	46	95	65
RSP	—	—	70	—

Total general administrative and other	$3,087	$2,444	$3,160	$2,429

[1]

RSI payroll and benefits are managed by RSG whereupon RSI remits amounts for all domestic payroll and benefits to RSG without mark-up. Included within the RSG cost of revenue expenses, advertising and promotional expenses and general and administration and other expenses are costs for RSI domestic payroll and benefits.

[2]

The PA Affiliated Casinos remit gaming taxes directly to the state of Pennsylvania as the license holder. Included within the PA Affiliated casino expenses above are amounts necessary to pay gaming taxes and Federal excise taxes on online gaming revenue operated by RSI.

9. Operating Leases

During 2018, the Partnership began renting its corporate office facilities under a long-term lease arrangement in New Jersey for a term of four years with two renewal options for two years each. The terms of the lease include scheduled base rent increases, and obligations to pay for a proportionate share of each property’s operating costs and escalations as defined in each lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.

The Partnership leases office space in Tartu and Colombia under one-year leases that began in November 2014 and February 2018, respectively. The Tartu lease can be extended until either party gives three-months notice of termination of the lease. The Colombia lease can be extended for additional one-year terms until notice is given prior to the end of a one-year term.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

During 2019, the Partnership entered into a lease agreement for office space in Chicago, IL. This lease commenced in May 2020, has a four-year term and provides for annual lease payments of approximately $0.1 million.

The Partnership determines the term of its leases using the original term and does not include renewals as the renewals were not probable of occurring at the inception of the leases.

The components of lease expense were as follows:

Nine Months Ended September 30, 2020
($ in thousands)	(Unaudited)
Operating leases
Operating lease cost	$185

Total lease expense	$185

The following table summarizes quantitative information about the Partnership’s operating leases:

Nine Months Ended September 30, 2020
($ in thousands)	(Unaudited)
Operating cash outflow from operating leases	$175
Right-of-use assets exchanged for operating lease liabilities	$971
Weighted-average remaining lease term (in years)	2.7
Weighted-average discount rate—operating leases	6.0%

As of September 30, 2020, future minimum payments under ASC 842 during the next five years and thereafter are as follows ($ in thousands) (unaudited):

Three months ending December 31, 2020	$78
Year ending December 31, 2021	322
Year ending December 31, 2022	337
Year ending December 31, 2023	355
Year ending December 31, 2024	233
Thereafter	111

Total	1,436
Less: present value discount	(609)

Operating lease liabilities	$827

As of December 31, 2019, future minimum payments under the non-cancelable operating leases were as follows (in thousands):

Year ending December 31, 2020	$239
Year ending December 31, 2021	249
Year ending December 31, 2022	264
Year ending December 31, 2023	239
Year ending December 31, 2024	100

Total	$1,091

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

Total rent expense for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018 were $0.3 million, $0.4 million and $0.3 million, respectively.

10. Commitments and Contingencies

Legal Matters

The Partnership is not a party to any material legal proceedings and is not aware of any pending or threatened claims except as noted below. From time to time however, the Partnership may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

A complaint in a case styled Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC, Case Number # 120CV04794 that was filed in the United States District Court for the Northern District of Illinois was served on RSI on August 18, 2020, and was amended on September 15, 2020. The amended complaint alleges that Todd Anderson was offered a 1% equity stake in RSI in 2012 that was never issued and asserts breach of contract, promissory estoppel and unjust enrichment claims to recover damages. RSI believes that the complaint is without merit and intends to defend against it, but cannot predict the outcome of the potential impact of this lawsuit and the potential result is not able to be estimated and, therefore, RSI has not recorded a loss on its consolidated financial statements.

Other Contractual Obligations

The Partnership is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Partnership is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows (in thousands) (unaudited):

Three months ending December 31, 2020	$4,292
Year ending December 31, 2021	10,911
Year ending December 31, 2022	4,744
Year ending December 31, 2023	985
Year ending December 31, 2024	10,983
Thereafter	23,001

Total	$54,916

RSI has entered into two agreements with two professional advisory firms that upon a successful transaction, as defined by the terms of each of the agreements, would owe approximately $0.6 million and $3.2 million to the two separate advisory firms.

11. Retirement Plans

In January 2016, the Partnership created a defined contribution employee savings plan under Section 401(k) of the Internal Revenue Code (the “Plan”). All domestic employees who meet minimum age and service requirements are permitted to participate in the Plan. The Plan allows participants to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the Plan. The Partnership matches employee contributions at 100% of the first 4% of eligible compensation. The Partnership contributed $0.1 million and $0.1 million during the nine months ended September 30, 2020 and 2019 and $0.1 million and $0.1 million for years ended December 31, 2019 and 2018.

RUSH STREET INTERACTIVE, LP

NOTES TO FINANCIAL STATEMENTS

12. Subsequent Events

The Partnership has completed an evaluation of all subsequent events through December 11, 2020 to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. The Partnership has concluded that no subsequent event has occurred that requires disclosure.

Rush Street Interactive, Inc.

Primary Offering of

18,175,000 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

Secondary Offering of

172,425,000 Shares of Class A Common Stock

6,675,000 Warrants to Purchase Class A Common Stock

PROSPECTUS

February     , 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A Common Stock being registered hereby.

Securities and Exchange Commission registration fee	$380,223
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*

Total	$	*

*	Estimates not presently known

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities.

In connection with dMY’s initial formation, in November 2019 the Sponsor was issued all of dMY’s outstanding equity, resulting in the Sponsor directly owning all outstanding Founder Shares. In February 2020, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, resulting in the Sponsor holding 5,750,000 Founder Shares. The number of Founder Shares outstanding was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares after the IPO excluding the private placement shares underlying the private placement units.

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 6,600,000 private placement warrants at $1.00 per private placement warrant ($6,600,000 in the aggregate). Each whole private placement warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from the IPO held in the trust account. If dMY does not complete a business combination before February 25, 2022, the proceeds from the sale of the private placement warrants will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement securities.

In connection with the Business Combination, the Company (i) issued issued and sold to the subscribers in that private placement an aggregate of 16,043,002 shares of Class A Common Stock at $10.00 per share, for an aggregate purchase price of $160,430,020; (ii) issued to the Sponsor 75,000 Working Capital Warrants in connection with the conversion of certain outstanding loans, with each Working Capital Warrant having the same terms as the Private Placement Warrants, and (iii) issued to RSI 160,000,000 shares of newly issued Class V Voting Stock, representing the same number of Retained RSI Units, which shares were immediately distributed by RSI to the Business Combination Sellers.

Item 16. Exhibits and Financial Statements.

Exhibit No.	Description

2.1*	Amended and Restated Business Combination Agreement, dated as of October 9, 2020, by and among the Company, RSI, the sellers signatory thereto, dMY Sponsor, LLC and Rush Street Interactive GP, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2020).

2.2	Amendment to Amended and Restated Business Combination Agreement, dated as of December 4, 2020, by and among the Company, RSI, the sellers signatory thereto, dMY Sponsor, LLC and Rush Street Interactive GP, LLC (incorporated by reference to Annex A-2 to the Company’s Preliminary Proxy Statement filed with the SEC on December 4, 2020).

3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

4.1	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Form S-1/A (File No. 333-236208), filed with the SEC on February 13, 2020).

4.2	Warrant Agreement, dated February 20, 2020, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed with the SEC on February 25, 2020).

4.3	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1/A (Registration No. 333-236208) filed with the SEC on February 13, 2020).

5.1**	Opinion of Kirkland & Ellis LLP.

10.1	Amended and Restated Limited Partnership Agreement of RSI, dated as of December 29, 2020, by and among the Company, Special Limited Partner, RSI GP, RSI and the Business Combination Sellers (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

10.2	Amended and Restated Limited Liability Company Agreement of RSI GP, dated as of December 29, 2020, by and between the Company and RSI GP (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

10.3	Founder Holder Forfeiture Agreement, dated as of December 29, 2020, by and among the Founder Holders, the Company and the Business Combination Seller’s Representative (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

10.4	Tax Receivable Agreement, dated as of December 29, 2020, by and among the Company, the Special Limited Partner, RSI, the Business Combination Sellers, and the Business Combination Sellers’ Representative (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

10.5	Investor Rights Agreement, dated as of December 29, 2020, by and among the Company, the Business Combination Sellers, the Founder Holders, and the Business Combination Sellers’ Representative (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

10.6	Services Agreement, dated as of December 29, 2020, by and between RSI and RSG (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

Exhibit No.	Description

10.7	Employment Agreement, dated as of December 27, 2020, by and between the Company and Gregory A. Carlin (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021).

10.8**	Offer Letter dated November 24, 2015 by and between the Company and Mattias Stetz

10.9**	Employment Letter dated January 1, 2019 by and between the Company and Richard Schwartz

10.10	Letter Agreement, dated February 20, 2020, by and among the Company, its officers, its directors and dMY Sponsor, LLC. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).

10.11	Amended Insider Letter, dated as of July 27, 2020, by and between the Company, dMY Sponsor, LLC, RSI, Rush Street Interactive GP, LLC and the other parties thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K/A filed with the SEC on July 28, 2020).

10.12	Form of Fidelity Subscription Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K/A filed with the SEC on July 28, 2020).

10.13	Form of Other Subscription Agreements (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K/A filed with the SEC on July 28, 2020).

10.14	Investment Management Trust Agreement, dated February 20, 2020, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).

10.15	Registration Rights Agreement, dated February 20, 2020, by and among the Company, dMY Sponsor, LLC and the other holders party thereto (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).

10.16	Private Placement Warrants Purchase Agreement, dated February 20, 2020, by and among the Company and dMY Sponsor, LLC (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).

10.17	Administrative Services Agreement, dated February 20, 2020, by and between the Company and dMY Sponsor, LLC (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2020).

10.18	Rush Street Interactive Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021). Preliminary Proxy Statement filed with the SEC on October 9, 2020).

21.1**	List of subsidiaries of the registrant

23.1**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of dMY Technology Group, Inc.

23.2**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Rush Street Interactive, LP

23.3**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page to the initial filing of this Registration Statement)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Exhibit No.	Description

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Taxonomy Extension Presentation Linkbase Document

*               Certain exhibits and the schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of any omitted exhibit or schedule to the SEC on a supplemental basis upon its request.

**             Filed herewith.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of February, 2021.

RUSH STREET INTERACTIVE, INC.

By:	/s/ Greg Carlin
Name: Greg Carlin
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg Carlin and Kyle L. Sauers his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Greg Carlin Greg Carlin	Chief Executive Officer and Director (Principal executive officer)	February 5, 2021

/s/ Kyle L. Sauers Kyle L. Sauers	Chief Financial Officer (Principal financial officer and principal accounting officer)	February 5, 2021

/s/ Neil Bluhm Neil Bluhm	Chairman	February 5, 2021

/s/ Leslie Bluhm Leslie Bluhm	Director	February 5, 2021

/s/ Niccolo de Masi Niccolo de Masi	Director	February 5, 2021

/s/ Judith Gold Judith Gold	Director	February 5, 2021

/s/ James Gordon James Gordon	Director	February 5, 2021

Name	Position	Date

/s/ Sheli Rosenberg Sheli Rosenberg	Director	February 5, 2021

/s/ Paul Wierbicki Paul Wierbicki	Director	February 5, 2021

/s/ Harry L. You Harry L. You	Director	February 5, 2021